    As filed with the Securities and Exchange Commission on January 22, 1998
                                                      Registration No. 333-24115

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                 POST-EFFECTIVE AMENDMENT NO. 1 TO THE FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                          6162                        87-0418807
(State or other jurisdiction of  (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)   Classification Code Number)        Identification Number)

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                              103 Springer Building
                              3411 Silverside Road
                           Wilmington, Delaware 19810
                                 (302) 478-6160
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                            ANTHONY J. SANTILLI, JR.
                  Chairman, President, Chief Executive Officer,
                      Chief Operating Officer and Director
                   American Business Financial Services, Inc.
                            Balapointe Office Center
                           111 Presidential Boulevard
                                    Suite 215
                              Bala Cynwyd, PA 19004
                                 (610) 668-2440
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                            JANE K. STORERO, ESQUIRE
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                      Philadelphia, Pennsylvania 19103-6998
                                 (215) 569-5500


        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

        If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]






































        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

               [LOGO] AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                          $125,000,000 Principal Amount
                 Adjustable Rate Subordinated Money Market Notes
      Three, Six, Eighteen and Thirty Month Subordinated Investment Notes;
  One, Two, Three, Four, Five, Seven and Ten Year Subordinated Investment Notes


         This Prospectus relates to the offer and sale of up to $125,000,000 in principal amount (the "Offering") of unsecured, subordinated investment notes (the "Investment Notes") and unsecured, adjustable rate, subordinated money market notes (the "Money Market Notes" and when referred to, together with the Investment Notes, the "Notes") of American Business Financial Services, Inc., a Delaware corporation ("ABFS" or the "Company"). The Notes will be offered on an ongoing and continuous "best-efforts" basis by ABFS. The Notes will be subordinated to all "Senior Debt" (as hereinafter defined) of the Company (including its subsidiaries). See "Prospectus Summary -- Securities Offered." As of January 9, 1998, there was $49.4 million of Senior Debt outstanding. There is no limitation on the amount of Senior Debt the Company may incur. Any indebtedness of the subsidiaries of ABFS, other than the Senior Debt, will have rights upon liquidation or dissolution of the particular subsidiary, prior to payment being made to holders of the Notes. Any indebtedness of ABFS, other than the Senior Debt, will have rights upon liquidation or dissolution of ABFS which ranks pari passu (i.e. equally) in right of payment to the Notes offered hereby. As of January 9, 1998, ABFS had an aggregate of approximately $91.4 million in principal amount of indebtedness, which ranks pari passu in right of payment with the Notes (including $39.4 million of Notes sold pursuant to this Offering). The Notes have no sinking fund. See "Description of the Notes and the Indenture -- Provisions Related to All Notes." (continued on next page)


         ABFS is not subject to state or federal statutes or regulations applicable to banks and/or savings and loan associations with regard to insurance, the maintenance of reserves, the quality or condition of its assets or other matters. THE NOTES OFFERED HEREUNDER ARE NOT CERTIFICATES OF DEPOSIT ("CDs"). THE PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES IS NOT GUARANTEED BY ANY GOVERNMENTAL OR PRIVATE INSURANCE FUND OR ANY OTHER ENTITY. THE COMPANY'S REVENUES FROM OPERATIONS, INCLUDING THE SECURITIZATION OR SALE OF LOANS FROM ITS PORTFOLIO, THE COMPANY'S WORKING CAPITAL, AND CASH GENERATED FROM ADDITIONAL DEBT FINANCING REPRESENT THE COMPANY'S SOURCES OF FUNDS FOR THE REPAYMENT OF PRINCIPAL AT MATURITY AND THE ONGOING PAYMENT OF INTEREST ON THE NOTES.

         THE NOTES ARE SPECULATIVE SECURITIES AND AN INVESTMENT HEREUNDER SHOULD BE UNDERTAKEN ONLY AFTER CAREFUL EVALUATION OF THE RISK FACTORS AND THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS. SEE "RISK FACTORS" ON PAGE 15 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ---------------------------------

========================================================================================================================

                                                     Price           Underwriting Commissions        Proceeds to
                                                 to Public (1)          and Discounts (2)        the Company (2)(3)
------------------------------------------------------------------------------------------------------------------------
Per Note....................................          100%                     -0-                      100%
------------------------------------------------------------------------------------------------------------------------

Total.......................................      $125,000,000                 -0-                  $125,000,000
=======================================================================================================================

(1) The Notes will be issued at their face principal value, without discount.

(2) ABFS does not currently have any agreements concerning the use of the services of any National Association of Securities Dealers, Inc. ("NASD") member broker-dealer as an agent to assist in the sales of the Notes and, accordingly, is not presently obligated to pay any commissions in connection with the sale of the Notes. If an agreement concerning the use of any broker-dealer is reached, ABFS may pay NASD member broker-dealers, as agents, an estimated commission ranging from .5% to 10% of the sale price of any Note sold through any such agent, depending on numerous factors. ABFS may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. ABFS may also agree to reimburse such broker-dealers for costs and expenses, up to a maximum percentage to be determined, based upon a percentage of Notes sold. See "Plan of Distribution."

(3) Before deducting other expenses incurred in connection with the Offering payable by ABFS estimated at approximately $3.1 million.
                    -----------------------------------------
                 The date of this Prospectus is _________, 1998

        The Investment Notes will be issued in minimum denominations of $1,000 and in fully registered form. Purchasers of the Investment Notes will elect a maturity when they subscribe for the Investment Notes. The Investment Notes may be extended by the Company, at its option, for an identical term unless the holder thereof requests payment within seven days after the original maturity. Interest rates paid will depend on the term of the Investment Note.

        The Money Market Notes will be issued in minimum denominations of $1,000. The Money Market Notes have no stated maturity and are redeemable in minimum amounts of $500 (or in lesser amounts to close an account) at the option of the holder upon written notice to the Company. The payment due upon redemption shall be made within 10 business days of the Company's receipt of such notice from the holder. The Money Market Notes may also be redeemed by the Company upon 30 days written notice to the holder. The interest rate paid on the Money Market Notes will be adjusted by the Company from time to time in its sole discretion, provided that such rate shall not be less than 4.0% per year.

        The Company will provide written notice to all holders of the Money Market Notes at least 14 days prior to any decrease in the interest rate to be paid thereon, which notice shall set forth the new interest rate to be paid and the effective date of such change. The Company reserves the right to increase the interest rate paid on the Money Market Notes at any time without prior notice to the holders of the Money Market Notes. Accrued interest will be paid monthly in the form of additional Money Market Notes. No interest will be paid on the Money Market Notes for any day during which the principal balance of any account is less than $1,000. The Money Market Notes are non-negotiable and will be issued in book entry form. As a result, book-entry owners of the Money Market Notes will not be entitled to physical delivery of the Money Market Notes purchased in certificated form equal in amount to their respective book-entry accounts maintained by the Company except in the limited circumstances described herein. See "Prospectus Summary -- Securities Offered."

        The Company reserves the right to reject any subscription hereunder, in whole or in part, for any reason. Subscriptions will be irrevocable upon receipt by ABFS. In the event a subscription is not accepted by the Company, the proceeds of such subscription will be promptly refunded to the subscriber without deduction of any costs and without interest. The Company expects that such subscriptions will be refunded within 48 hours after the Company has received the subscription. No minimum amount of Notes must be sold in the Offering. ABFS reserves the right to withdraw or cancel the Offering at any time. In the event of such withdrawal or cancellation, the Notes previously sold will remain outstanding until maturity and pending subscriptions will be irrevocable. See "Plan of Distribution."

        It is presently anticipated that there will be no trading market for the Notes. The Notes will not be transferable without the prior written consent of the Company. Such consent will be withheld in such circumstances as determined by the Company in its reasonable discretion, including but not limited to the Company's determination that such transfer might result in a violation of any state or federal securities or other applicable law. The Notes will be issued pursuant to an Indenture of Trust between the Company and First Trust, N.A., as trustee. For a full description of the terms and provisions of the Notes offered hereby, see "Description of the Notes and the Indenture."


        No ABFS employee, broker-dealer, salesman or other person has been authorized to give any oral information or to make any oral representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by ABFS. This Prospectus does not constitute an offer of any securities other than those to which it relates nor to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). So long as the Company is subject to the reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company will furnish to its debtholders annual reports containing audited financial statements and an opinion thereon expressed by the Company's independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.


         THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE NOTES OFFERED HEREBY UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT SETTING FORTH THE INTEREST RATES THEN BEING OFFERED ON THE NOTES.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Notes offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company, the Notes offered by this Prospectus and related matters, reference is made to such Registration Statement, including the exhibits filed as a part thereof. Each statement in this Prospectus referring to a document filed as an exhibit to such Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.


         The Registration Statement and any reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located as follows: Chicago Regional Office, Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov.


         The Company's common stock, par value $0.001 per share (the "Common Stock"), is traded on the NASDAQ National Market System under the symbol "ABFI." Reports, proxy statements and other information concerning the Company are available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto appearing elsewhere in this Prospectus. Prospective investors of the Notes offered hereby should carefully consider the factors set forth under "Risk Factors."

General


         ABFS is a financial services company operating primarily in the eastern region of the United States. The Company, through its principal direct and indirect subsidiaries, originates, sells and services loans to businesses secured by real estate and other business assets ("Business Purpose Loans"), non-conforming mortgage loans typically to credit-impaired borrowers, secured by first and second mortgages on single-family residences ("Home Equity Loans") and conforming and jumbo loans secured by first mortgages on one-to four-unit residential properties ("First Mortgage Loans"). The Company also originates small ticket leases (generally $10,000 to $150,000) and, to a lesser extent, middle market leases (generally $150,001 to $1.0 million) for the acquisition of business equipment ("Equipment Leases"). In addition, the Company has recently entered into exclusive business arrangements with several financial institutions pursuant to which the Company will purchase Home Equity Loans that do not meet the underwriting guidelines of the selling institution but meet the Company's underwriting criteria (the "Bank Alliance Program").

         The Company's customers currently consist primarily of two groups. The first category of customers includes credit-impaired borrowers who are generally unable to obtain financing from banks, savings and loan associations or other finance companies that have historically provided loans only to individuals with favorable credit characteristics. These borrowers generally have impaired or unsubstantiated credit characteristics and/or unverifiable income and respond favorably to the Company's marketing efforts. The second category of customers includes borrowers who would qualify for loans from traditional lending sources but elect to utilize the Company's products and services. The Company's experience has indicated that these borrowers are attracted to the Company's loan products as a result of its marketing efforts, the personalized service provided by the Company's staff of highly trained lending officers and the timely response to loan requests. Historically, both categories of customers have been willing to pay the Company's origination fees and interest rates which are generally higher than those charged by traditional lending sources. The Company also markets First Mortgage Loans to borrowers with favorable credit histories.

Business Purpose Loans

         The Company began operations in 1988 and initially offered Business Purpose Loans. The Company currently originates Business Purpose Loans through a retail network of salespeople in Pennsylvania, Delaware, New Jersey, New York, Virginia, Maryland, Connecticut, North Carolina and Ohio. The Company focuses its marketing efforts on small businesses who do not meet all of the credit criteria of commercial banks and small businesses that the Company's research indicates are predisposed to using the Company's products and services.

         The Business Purpose Loans originated by the Company are secured by real estate. In substantially all cases, the Company receives additional collateral in the form of, among other things, personal guarantees, pledges of securities, assignments of contract rights, life insurance and lease payments and liens on business equipment and other business assets, as available. The Company's Business Purpose Loans are generally originated with fixed rates and typically have origination fees of 5.0% to 6.0%. The weighted average interest rate received on the Business Purpose Loans originated by the Company was 15.97% and 15.91% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. Business Purpose Loans typically have significant prepayment penalties which the Company believes tend to extend the average life of such loans and make these loans more attractive products to securitize. The Business Purpose Loans securitized in the Company's last two securitizations had a weighted average loan-to-value ratio (based solely upon the real estate collateral securing the loans) of 60.0% at the time of securitization.

         The Company's strategy for expanding its business purpose lending program focuses on motivating borrowers through the investment in retail marketing and sales efforts rather than on emphasizing discounted pricing or a reduction in underwriting standards. The Company utilizes a proprietary training program involving extensive and on-going training of its loan officers. The Company originated $10.4 million and $38.7 million of Business Purpose Loans for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. See "Business -- Lending and Leasing Activities -- Business Purpose Lending."


Home Equity Loans


         ABFS entered the Home Equity Loan market in 1991. The Company originates Home Equity Loans primarily to credit-impaired borrowers through retail marketing which includes telemarketing operations, direct mail, radio and television advertisements. The Company currently originates Home Equity Loans in Pennsylvania, New Jersey, New York, Delaware, Maryland, Virginia, Georgia, North Carolina, South Carolina, Florida, Connecticut, Illinois, Ohio, Indiana and Tennessee. The Company originated $43.8 million and $91.8 million of Home Equity Loans for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. The weighted average interest rate on Home Equity Loans originated by the Company was 12.12% and 11.69% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively.

         The Company initiated the Bank Alliance Program in fiscal 1996. The Company believes that the Bank Alliance Program is a unique method of increasing the Company's production of Home Equity Loans to credit-impaired borrowers. Currently, the Company has entered into agreements with eight financial institutions which provide the Company with the opportunity to underwrite, process and purchase Home Equity Loans generated by the branch networks of such institutions which consist of approximately 1,000 branches located in Pennsylvania, Delaware, New Jersey and Maryland. The Company is also negotiating with other financial institutions regarding their participation in the program. The Company intends to expand its Bank Alliance Program with financial institutions across the United States. See "Business -- Lending and Leasing Activities -- Home Equity Lending."

First Mortgage Lending

         ABFS began offering First Mortgage Loans in October 1997 in connection with its acquisition of New Jersey Mortgage and Investment Corp. The Company originates First Mortgage Loans for sale in the secondary market with servicing released. The Company's first mortgage lending market area includes 15 states. See "Business -- Lending and Leasing Activities -- First Mortgage Lending."

Equipment Leases

         ABFS began offering Equipment Leases in December 1994 to complement its business purpose lending program. The Company originates leases on a nationwide basis with a particular emphasis on the eastern portion of the United States. The Company believes that cross-selling opportunities exist for offering lease products to Business Purpose Loan customers and offering Business Purpose Loans to lease customers. The Company originated $4.5 million and $8.0 million of Equipment Leases, respectively, during the three months ended September 30, 1997 and the year ended June 30, 1997. The weighted average interest rate received on the Equipment Leases originated by the Company was 13.47% and 15.48% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. The Company currently holds all Equipment Leases originated in its lease portfolio to generate interest income. The Company intends to attempt to securitize its Equipment Lease portfolio in the future subject to market and economic conditions. See "Business -- Lending and Leasing Activities -- Leasing Activities."

Securitization of Loans and the Subordinated Debenture Program

         The ongoing securitization of loans is a central part of the Company's current business strategy. Through September 30, 1997, the Company had securitized an aggregate of $87.4 million of Business Purpose Loans and $133.5 million of Home Equity Loans. The Company retains the servicing rights on its securitized loans. See "Business -- Securitizations."

         In addition to securitizations, the Company funds its operations with subordinated debt that the Company markets directly to individuals from the Company's principal operating office located in Pennsylvania and branch offices located in Florida and Arizona. At September 30, 1997, the Company had $70.1 million in subordinated debt outstanding with a weighted average coupon of 9.23% and a weighted average maturity of 24.2 months. Of this amount, $17.3 million represents Notes sold pursuant to this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         The Company intends to continue to utilize funds generated from the securitization of loans and the sale of subordinated debt to increase its loan and lease originations and to expand into new geographic markets, with an initial focus on the continued expansion in the southeastern region of the United States and initial entry into the midwestern region of the United States.

Asset Quality

         From the inception of the Company's business in 1988 through September 30, 1997, the Company has experienced total net loan and lease losses of approximately $450,000. The Company's losses on its total loan and lease portfolio serviced totaled $100,000, $98,000 and $129,000 respectively, for the three months ended September 30, 1997 and the years ended June 30, 1997 and 1996. The Company's loans and leases delinquent over 30 days (excluding real estate owned) represented 2.86% and 2.15% of the loan and lease portfolio serviced at September 30, 1997 and June 30, 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality."

Acquisition of New Jersey Mortgage and Investment Corp. and Subsidiaries

         Effective October 1, 1997, the Company acquired all of the outstanding stock of New Jersey Mortgage and Investment Corp. ("NJMIC"), a mortgage and leasing company based in Roseland, New Jersey, and its subsidiaries for a combination of cash and common stock. NJMIC is a full-service diversified residential lender, which directly and through its subsidiaries offers a broad range of loan and lease products, including Home Equity Loans, First Mortgage Loans, and Equipment Leases. Historically, NJMIC originated loans for sale to third parties with servicing released. The Company intends that NJMIC will continue to originate First Mortgage Loans for sale in the secondary market and the Home Equity Loans originated by NJMIC will be securitized and sold pursuant to the Company's current securitization program. Loans originated by NJMIC are secured by properties located in 15 states. Such loans are originated through its network of six branch sales offices and three satellite offices located in eight states. NJMIC's Home Equity Loan customers primarily include credit-impaired borrowers while borrowers on its First Mortgage Loans are generally borrowers with favorable credit histories.

         Through its subsidiary, NJMIC originates Equipment Leases throughout the United States. Such leases are generally sold through securitizations with servicing retained. ABFS intends to continue to securitize these leases in the future subject to economic and market conditions.

         The Company's acquisition of NJMIC and its subsidiaries expands the geographic scope of the Company's loan origination activities to include states in the midwestern part of the United States and leasing activities to include the entire United States. The Company believes that certain cross marketing opportunities exist between the two companies with respect to the products and services offered. See "Business -- Subsidiaries."

         On October 1, 1997, NJMIC had total assets of $18.5 million, total liabilities of $18.7 million, including subordinated debt of $6.9 million, and stockholders' deficit of $200,000. See "Business."

                       Summary Consolidated Financial Data

         The consolidated financial information set forth below for ABFS should be read in conjunction with the more detailed consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.



                                             Three Months Ended
                                                September 30,                     Year Ended June 30,
                                                -------------                     -------------------
                                               1997       1996      1997       1996      1995       1994       1993
                                               ----       ----      ----       ----      ----       ----       ----

Statement of Income Data:                                 (Dollars in Thousands, except per share data)
Revenues:
   Gain on sale of loans...................  $   8,521  $  4,073  $  20,043  $  8,721  $   1,350  $     110  $    119
   Interest and fees.......................      2,304     1,135      5,896     3,351      4,058      2,367     1,619
   Other...................................        381        77        544        23        143        156       306
Total revenues.............................     11,206     5,284     26,482    12,094      5,551      2,633     2,044
Total expenses.............................      6,431     3,506     17,480     8,974      4,657      2,299     1,977
Operating income (loss) before income
   taxes and cumulative effect
   of accounting change....................      4,775     1,778      9,002     3,121        894        334        67
Income (loss) before  cumulative effect
   of accounting change....................      3,152     1,156      5,940     2,319        581        137        41
Cumulative effect of accounting change
   on prior years..........................         --        --         --        --         --       (52)        --
Net income.................................      3,152     1,156      5,940     2,319        581         85        41

Per Common Share Data(1):
   Income (loss) before cumulative effect of
       accounting change...................  $     .87  $    .47  $    2.05  $   1.01  $     .27  $     .04  $    .02
   Net income .............................  $     .87  $    .47  $    2.05  $   1.01  $     .27  $     .04  $    .02
   Cash dividends declared.................       .015      .015        .06      0.03         --         --        --

                                                September 30,                          June 30,
                                                -------------                          --------
                                               1997       1996      1997       1996      1995       1994       1993
                                               ----       ----      ----       ----      ----       ----       ----
Balance Sheet Data:                                                       (In Thousands)

Cash and cash equivalents..................  $   3,932  $  8,813  $   5,014  $  5,345  $   4,734  $      83  $    151
Loan and lease receivables, net available       25,370    10,894     35,712    18,003      8,669      3,181     2,170
 for sale..................................
Other......................................      1,218       579      1,144       534        328      5,538     2,963
Total assets...............................    124,344    51,975    103,989    46,894     22,175     12,284     7,270
Subordinated debt .........................     70,125    37,876     56,486    33,620     17,800      7,171     1,327
Total liabilities..........................     90,333    46,463     73,077    42,503     20,031     10,721     5,801
Stockholders' equity.......................     34,011     5,512     30,912     4,392      2,143      1,562     1,469

----------
(1) Per share information for fiscal years 1994 and 1993 have been restated to reflect the 3 for 2 stock split effected on November 1, 1995.




                                             Three Months Ended
                                                September 30,                     Year Ended June 30,
                                                -------------                     -------------------
                                               1997       1996      1997       1996      1995       1994       1993
                                               ----       ----      ----       ----      ----       ----       ----
Other Data:                                                           (Dollars in Thousands)
Originations:
   Business Purpose Loans..................  $  10,667  $  7,421  $  38,721  $ 28,872  $  18,170  $  11,793  $  9,769
   Home Equity Loans.......................     43,771    12,663     91,819    36,479     16,963     22,231    22,017
   Equipment Leases .......................      4,512     1,970      8,004     5,967      2,220         --        --
Loans sold:
   Securitizations.........................     59,722    26,845    115,000    36,506      9,777         --        --
   Other...................................      6,509       935      3,876    19,438     31,948     30,562    29,036

Total loan and lease portfolio serviced....    214,458    79,080    176,651    59,891     17,774      8,407     5,134
Average loan/lease size:
   Business Purpose Loans..................          8        76         78        78         71         57        63
   Home Equity Loans.......................         49        43         51        47         46         51        45
   Equipment Leases........................         10        10         11        11         12         --        --
Weighted average interest rate on loan
 and leases originated:
   Business Purpose Loans ..................     15.97%    15.96%     15.91%    15.83%     16.05%     16.03%    16.24%
   Home Equity Loans........................     12.12     11.50      11.69      9.94      12.68       8.65      9.60
   Equipment Leases.........................     13.47     15.53      15.48     17.22      15.85         --        --



                                                At or For The
                                             Three Months Ended
                                                September 30,              At or For the Year Ended June 30,
                                                -------------              ---------------------------------
                                               1997       1996      1997       1996      1995       1994       1993
                                               ----       ----      ----       ----      ----       ----       ----
Financial Ratios:
Return on average assets (1)..............       11.04%     9.35%      7.87%     6.71%      3.37%      0.87%     0.65%
Return on average equity (1)..............       38.83     93.35      33.65     70.96      31.36       5.58      3.29
Total delinquencies as a percentage of total
   portfolio serviced, at end of period (2)       2.86      2.30       2.15      2.30       3.84       6.85      5.97
Allowance for credit losses to total
   portfolio serviced, at end of period...        1.04      1.00       1.00      1.18        .87        .93       .80
Real estate owned as a percentage of total
   portfolio serviced, at end of period...         .51       .61        .34      1.01       4.29       2.63      1.44
Loan and lease losses as a percentage of
   the average total portfolio serviced
   during the period......................         .05       .07        .08       .33        .66        .15       .47
Pre-tax income (loss) as a percentage of
   total revenues.........................       42.61     33.65      33.99     25.21      15.84      12.69      3.26

-------------
(1) Annualized.
(2) Total delinquencies includes loans and leases delinquent over 30 days, exclusive of real estate owned.

Securities Offered

         General. The Offering relates to $125,000,000 in principal amount of Investment Notes and Money Market Notes issued by ABFS pursuant to an Indenture of Trust between the Company and First Trust National Association, a national banking association as trustee (the "Indenture"). The Notes are subordinated to the Senior Debt (as defined herein) of the Company and are not insured, guaranteed or secured by any lien on any assets of ABFS. There are no provisions for a sinking fund.


         The Investment Notes and the Money Market Notes will be subordinated to all Senior Debt of the Company. As of January 9, 1998, there was $49.4 million of Senior Debt outstanding. There is no limitation on the amount of Senior Debt the Company may incur. Senior Debt is defined for this purpose to include any indebtedness (whether outstanding on the date hereof or hereafter created) incurred in connection with borrowings by the Company (including its subsidiaries) from a bank, trust company, insurance company, other institutional lender or other entity which lends funds in connection with its primary business activities, whether such indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. In addition, any indebtedness of the subsidiaries of ABFS, other than the Senior Debt, will have rights upon liquidation or dissolution of the particular subsidiary prior to payment being made to the holders of the Notes. Such debt totaled $10.2 million as of January 9, 1998. Any indebtedness of ABFS, other than the Senior Debt, will have rights upon liquidation or dissolution of ABFS which ranks pari passu (i.e. equally) in right of payment to the Notes offered hereby. As of January 9, 1998, the Company had $91.4 million of indebtedness which ranks pari passu in right of payment with the Notes, including $39.4 million of Notes sold pursuant to this Offering. See "Description of the Notes and the Indenture -- Provisions Related to All Notes."


         Investment Notes. The Investment Notes are offered with fixed maturities ranging from three months to ten years. Individual Investment Notes will be issued as subscriptions are accepted. The Investment Notes are offered in minimum denominations of $1,000. Purchasers thereof may choose any of the following maturities: three months, six months, one year, eighteen months, two years, thirty months, three years, four years, five years, seven years or ten years.

         The Investment Notes are non-negotiable instruments and will be issued in fully registered form. Transfers of record ownership of the Investment Notes may be made only with the prior written consent of ABFS. Such consent will be withheld in such circumstances as determined by the Company in its reasonable discretion, including but not limited to the Company's determination that such transfer might result in a violation of any state or federal securities or other applicable law. The Company may also require a signature guarantee in connection with such transfer.

         The term of the Investment Notes may, with the consent of the Company, be extended in accordance with the procedure set forth below. The Company provides notice to the holder of a Note regarding the upcoming maturity date. The holder may request repayment for a period of up to seven days after the maturity date of the Investment Note. As a courtesy, the Company provides a request for repayment form with such notice. (Use of such form by a holder is not a condition of repayment.) Requests for repayment may also be made to the Company by letter. If the holder does not request repayment and the Company does not notify the holder of its intention to repay the Investment Note, such Note will be extended for an identical term. If the Company intends to repay the Investment Note and to not permit the holder to extend the term it will notify the holder of its intention at least seven days prior to the expiration of the applicable term. Any Investment Notes which are so extended will be extended at the interest rate then being offered by the Company for newly issued Investment Notes of like term and denomination. See "Highlights of Terms of the Notes Offered" on page 13 hereof.


         Money Market Notes. The Money Market Notes are offered in minimum denominations of $1,000 and any amount in excess thereof. The Money Market Notes have no stated maturity and are redeemable in minimum amounts of $500 (or in lesser amounts to close an account) at the option of the holder upon written notice to the Company. The payment due upon redemption shall be made within 10 business days of the Company's receipt of such notice from the holder. The Money Market Notes may also be redeemed by the Company at any time upon thirty days written notice to the holder.


         The Money Market Notes are non-negotiable instruments and will be issued only in book-entry form with the Company maintaining a record of each holder's interest in the Money Market Notes through the establishment and maintenance of an account for each purchaser of a Money Market Note. Except in certain limited circumstances described herein, the Money Market Notes will not be issuable in definitive certificated form to any holder. Upon subscription, a transaction statement reflecting ownership will be issued to each purchaser upon the Company's acceptance of the purchaser's subscription. Such statement is not a negotiable instrument, and no rights of ownership in a Money Market Note may be transferred by the endorsement and delivery of such statement to a purchaser. Transfers of record ownership of the Money Market Notes may be made only with the prior written consent of ABFS. Such consent will be withheld in such circumstances as determined by the Company in its reasonable discretion, including but not limited to the Company's determination that such transfer might result in a violation of any state or federal securities or other applicable law. The Company may require a signature guarantee in connection with such transfer. Upon transfer of a Money Market Note, the Company will provide the transferee of the Money Market Note with a transaction statement which will evidence the transfer of the ownership of the account on the Company's records. The Company shall provide the Trustee with information regarding the establishment of new accounts and transfers of existing accounts on a bi-weekly basis.

         The interest rate paid on the Money Market Notes will be adjusted by the Company from time to time in its sole discretion provided that such rate shall not be less than 4.0% per year. The Company will provide written notice to all holders of the Money Market Notes at least 14 days prior to any decrease in the interest rate to be paid thereon, which notice shall set forth the new interest rate to be paid and the effective date of such change. The Company reserves the right to increase the interest rate paid on the Money Market Notes at any time without the prior notice to the holders of the Money Market Notes. Interest on the Money Market Notes will be compounded daily and credited monthly on the last day of each calendar month. In lieu of paying interest by check, accrued interest will be paid in the form of additional Money Market Notes. No interest will be paid on the Money Market Notes for any day during which the principal balance of an account is less than $1,000.


         The Company is required to provide the Trustee with quarterly reports which shall include such information as the Trustee shall reasonably request, including the outstanding balance, interest credited, withdrawals made and interest rate paid on the Money Market Note accounts during the preceding quarterly period. The Company will provide holders of the Money Market Notes with a monthly statement which will indicate, among other things, such holder's current balance (including interest credited and withdrawals made) and interest rate paid on the Money Market Notes during the preceding calendar month. Such statements will be mailed to such holders no later than the tenth business day following each month end. See "Highlights of Terms of the Notes Offered" on page 13 hereof.

Use of Proceeds

         The net proceeds resulting from the sale of the Notes will be utilized by the Company for its general corporate purposes, including financing the future growth of the Company's loan and lease portfolios, the repayment of the Company's outstanding debt and the possible unspecified acquisitions of related businesses or assets (although none are currently contemplated). No specific allocation of such proceeds has been determined as of the date of this Prospectus. See "Use of Proceeds."

                    HIGHLIGHTS OF TERMS OF THE NOTES OFFERED


                                                      Investment Notes                   Money Market Notes
--------------------------------------------------------------------------------------------------------------------
Types of Security Offered...............     Unsecured, subordinated, fixed      Unsecured, adjustable rate,
                                             term notes                          subordinated notes
--------------------------------------------------------------------------------------------------------------------
Denomination of Initial Purchase and
Additional Purchases....................     Minimum purchase: $1,000 per note   Minimum purchase: $1,000 per note
                                             or any amount in excess thereof.    or any amount in excess thereof.
--------------------------------------------------------------------------------------------------------------------
Annual Interest Rate....................     Fixed upon issuance. Purchasers     The interest rate paid will be
                                             will elect a term length and the    adjusted by the Company from time
                                             interest rate applicable to such    to time in its sole discretion
                                             note will be based upon the term    provided that such rate shall not
                                             length chosen.                      be less than 4.0% per year.
                                                                                 Holders will be notified in writing
                                                                                 at least 14 days prior to any
                                                                                 decrease in the interest rate to be
                                                                                 paid. No interest will be paid for
                                                                                 any day on which the principal
                                                                                 balance in an account is below
                                                                                 $1,000.
--------------------------------------------------------------------------------------------------------------------
Payment of Interest.....................     Interest on notes with maturities   Interest will be compounded daily
                                             of less than one year will be       and credited monthly at the end
                                             compounded daily and paid at        of each month.  No checks will be
                                             maturity.  Interest on Notes with   issued in payment of interest.
                                             maturities of one year or greater   Accrued interest will be added to
                                             will be compounded daily and, at    principal in each account in the
                                             the election of the holder, paid    form of additional notes.
                                             at maturity, monthly, quarterly,
                                             semi-annually or annually.
-------------------------------------------- -----------------------------------------------------------------------
Redemption by Holder....................     Notes with maturities of less       May be redeemed by the holder
                                             than one year are not redeemable    upon written notice to the
                                             by the holder prior to maturity.    Company with payment to be made
                                             Notes with maturities of one year   within 10 business days of the
                                             or greater may be redeemed by the   Company's receipt of such notice
                                             holder following his/her Total      from the holder.  Redemptions
                                             Permanent Disability, or by         must be at least $500, except for
                                             his/her estate after death, at      redemptions to close an account.
                                             the principal amount plus accrued
                                             interest.  Otherwise, the holder
                                             will have no right to cause
                                             redemption prior to maturity. (For
                                             joint holders, see "Description of
                                             the Notes and the Indenture --
                                             Provisions Related to Investment
                                             Notes".)
--------------------------------------------------------------------------------------------------------------------
Redemption by Company...................     Not redeemable until maturity.      Redeemable upon 30 days written
                                                                                 notice to the holder.
--------------------------------------------------------------------------------------------------------------------

Form....................................     In fully registered form and        In book-entry form and
                                             non-negotiable. Not transferable    non-negotiable.  (A monthly
                                             without the Company's prior         statement will be issued, not an
                                             written consent.                    individual promissory note.)  Not
                                                                                 transferable without the
                                                                                 Company's prior written consent.
--------------------------------------------------------------------------------------------------------------------
Maturity................................     Investment Notes are offered with   No fixed maturity.
                                             terms to maturity of three, six,
                                             eighteen and thirty months and
                                             one, two, three, four, five,
                                             seven and ten years.
--------------------------------------------------------------------------------------------------------------------
Automatic Extension.....................     If the Company does not notify      Not applicable.
                                             the holder of its intention to
                                             repay the Note at least seven
                                             days prior to maturity or if not
                                             redeemed by holder within seven
                                             days after its maturity date, the
                                             Note will be extended
                                             automatically for a period equal
                                             to the original term. Notes to be
                                             extended will be extended at a
                                             fixed rate equal to the rate then
                                             being offered on newly issued
                                             Notes of like tenor, term and
                                             denomination at their respective
                                             maturity dates.
--------------------------------------------------------------------------------------------------------------------
Periodic Statements.....................     Quarterly statements detailing      Monthly statements detailing the
                                             the current balance and interest    current balance and interest rate
                                             rate paid on each Note will be      paid on each account will be
                                             mailed to each holder no later      mailed to each holder no later
                                             than the tenth business day         than the tenth business day
                                             following the end of each           following each month end.
                                             calendar quarter.
--------------------------------------------------------------------------------------------------------------------

THE NOTES OFFERED HEREBY ARE UNSECURED OBLIGATIONS SUBORDINATED TO THE SENIOR DEBT OF THE COMPANY. THE COMPANY IS NOT SUBJECT TO STATE OR FEDERAL STATUTES OR REGULATIONS APPLICABLE TO COMMERCIAL BANKS AND/OR SAVINGS AND LOAN ASSOCIATIONS WITH REGARD TO INSURANCE, THE MAINTENANCE OF RESERVES, THE QUALITY OR CONDITION OF ITS ASSETS OR OTHER MATTERS. THE NOTES OFFERED HEREUNDER ARE NOT CERTIFICATES OF DEPOSIT. PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES IS NOT GUARANTEED BY ANY GOVERNMENTAL OR PRIVATE INSURANCE FUND OR OTHER ENTITY. THE COMPANY'S REVENUES FROM OPERATIONS, INCLUDING THE SECURITIZATION OR SALE OF LOANS FROM ITS PORTFOLIO, THE COMPANY'S WORKING CAPITAL AND CASH GENERATED FROM ADDITIONAL DEBT FINANCING REPRESENT THE COMPANY'S SOURCES OF FUNDS FOR THE REPAYMENT OF PRINCIPAL, AT MATURITY, AND THE ONGOING PAYMENT OF INTEREST ON THE NOTES.

                                  RISK FACTORS

         In addition to the financial and other information contained in this Prospectus, prospective investors should consider, among other things, the following factors in connection with the purchase of the Notes.

Absence of Insurance and Regulation

         The Notes are not insured by any governmental or private agency and they are not guaranteed by any public or private entity. Likewise, the Company is not regulated or subject to examination in the same manner as commercial banks and thrift institutions. The Company is not a commercial bank or savings/thrift institution. The Company is dependent upon proceeds from the continuing sale of Notes and its institutional lines of credit to conduct its ongoing operations. The Company's revenues from operations, including the sale or securitization of loans from its portfolio, the Company's working capital and cash generated from additional debt financing represent the sources of funds for repayment of principal at maturity and the ongoing payment of interest on the Notes. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Subordination of Debt Represented by the Notes


         The Notes will be subordinate in claim and right to all Senior Debt of the Company. As of January 9, 1998, there was $49.4 million of Senior Debt outstanding. There is no limitation on the amount of Senior Debt the Company can incur. Senior Debt is defined for this purpose to include any indebtedness (whether outstanding on the date hereof or thereafter created) incurred in connection with borrowings by the Company (including its subsidiaries) from a bank, trust company, insurance company, or from any other institutional lender, whether such indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. If the Company were to become insolvent, such Senior Debt of the Company would have a priority of right to payment in connection with the liquidation of the Company and its assets. In addition, any indebtedness of the subsidiaries of ABFS, other than the Senior Debt, will have rights upon liquidation or dissolution of the particular subsidiary prior to payment being made to the holders of the Notes. As of January 9, 1998, such debt totaled $10.2 million. There can be no assurance that any holder of the Company's Notes would be repaid upon a liquidation of the Company. See "Description of the Notes and the Indenture -- Provisions Related to All Notes."

Absence of Sinking Fund

         The Notes are unsecured obligations of the Company and no sinking fund (i.e., funds contributed on a regular basis to a separate account to repay the Notes) exists for the benefit of the holders of the Notes. See "Description of the Notes and the Indenture - General."

Limited Liquidity -- Lack of Trading Market

         The Notes offered hereby are non-negotiable and are therefore not transferable without the prior written consent of the Company. Due to the non-negotiable nature of the Notes and the lack of a market for the sale of the Notes, even if the Company permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale. See "Description of the Notes and the Indenture."

Decline in Collateral Value May Adversely Affect Loan-to-Value Ratios

         The Company's business may be adversely affected by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. As a result, there can be no assurance that the market value of the real estate underlying such loans will at any time be equal to or in excess of the outstanding principal amount of such loans. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Credit-Impaired Borrowers May Result in Increased Delinquency Rates


         The Company markets loans, in part, to borrowers who, for one reason or another, are not able, or do not wish, to obtain financing from traditional sources such as commercial banks. Loans made to such borrowers may entail a higher risk of delinquency and loss than loans made to borrowers who utilize traditional financing sources. As a result, the Company may experience higher delinquency rates and losses in the event of adverse economic conditions than those experienced by other lenders. At September 30, 1997 and June 30, 1997, total delinquent loans as a percentage of the Company's total portfolio serviced were 2.86% and 2.15%, respectively. While the Company utilizes underwriting standards and collection procedures designed to mitigate the higher credit risk associated with lending to such borrowers, no assurance can be given that such standards or procedures will offer adequate protection against this risk. In the event loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's results of operations or financial condition could be adversely affected. See "Business."

Dependence Upon Securitizations and Fluctuations in Operating Results

         In recent periods, gain on sale of loans generated by the Company's securitizations has represented a substantial majority of the Company's revenues and net income. Gain on sale of loans resulting from securitizations as a percentage of total revenues was 76.0% and 75.7% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. In addition, the Company relies primarily on securitizations to generate cash proceeds for repayment of its warehouse credit facilities and other borrowings and to enable the Company to originate additional loans. Several factors affect the Company's ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset-backed securities markets specifically and the credit quality of the portfolio of loans serviced by the Company. Any substantial reduction in the size or availability of the securitization market for the Company's loans could have a material adverse effect on the Company's results of operations and financial condition.

         The Company's revenues and net income have fluctuated in the past and are likely to fluctuate in the future principally as a result of the timing and size of its securitizations. The strategy of selling loans through securitizations requires the Company to build an inventory of loans over time, during which time the Company incurs costs and expenses. Since the Company does not recognize gains on the sale of such loans until it consummates a securitization thereof, which may not occur until a subsequent fiscal period, the Company's operating results for a given period can fluctuate significantly as a result of the timing and level of securitizations. If securitizations do not close when expected, the Company could experience a loss for the period which could have a material adverse effect on the Company's results of operations. In addition, due to the timing difference between the period when costs are incurred in connection with the origination of loans and their subsequent sale through the securitization process, the Company may operate on a negative cash flow basis, which could adversely impact the Company's results of operations and financial condition.

         The Company has made estimates of the interest only and residual strips to be received in connection with its securitizations based upon certain prepayment and default assumptions; however, its actual prepayment and default experience may vary materially from such estimates. As a result, the gain recognized by the Company upon the sale of loans may be overstated to the extent that actual prepayments or losses are greater than estimated. Higher levels of future prepayments, delinquencies and/or liquidations could result in the decreased value of interest only and residual strips which would adversely affect the Company's income in the period of adjustment. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Ability of the Company to Sustain Recent Levels of Growth and Operating Results

         During the three months ended September 30, 1997 and fiscal 1997 and 1996, the Company experienced record levels of total revenues and net income as a result of increases in loan originations and the securitization of loans. Total revenues increased $5.9 million and net income increased $2.0 million for the three months ended September 30, 1997 as compared to the three months ended September 30, 1996. Total revenues increased approximately $14.4 million, or 119.0%, between fiscal 1996 and 1997 while net income increased approximately $3.6 million, or 156.5%. Total revenues increased approximately $6.8 million, or 121.4%, between fiscal 1995 and 1996 while net income increased approximately $1.7 million, or 292.6%. The Company's ability to sustain the level of growth in total revenues and net income experienced during the three months ended September 30, 1997 and fiscal 1996 and 1997 is dependent upon a variety of factors outside the control of the Company, including interest rates, conditions in the asset-backed securities markets, economic conditions in the Company's primary market area, competition and regulatory restrictions. As a result, the rate of growth experienced in the three months ended September 30, 1997 and fiscal 1997 and 1996 may not be sustained in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Ability of the Company to Implement its Growth Strategy

         The Company's growth strategy is dependent upon its ability to increase its loan volume through geographic expansion while maintaining its customary origination fees, interest rate spreads and underwriting criteria with respect to such increased loan volume. Implementation of this strategy will depend in large part on the Company's ability to: (i) expand its offices in markets with a sufficient concentration of borrowers meeting the Company's underwriting criteria; (ii) obtain adequate financing on favorable terms to fund its growth strategy; (iii) profitably securitize its loans in the secondary market on a regular basis; (iv) hire, train and retain skilled employees; (v) successfully implement its marketing campaigns; and (vi) continue to expand in the face of increasing competition from other lenders. The Company's failure with respect to any or all of these factors could impair its ability to successfully implement its growth strategy which could have a material adverse effect on the Company's results of operations and financial condition. See "Business."

Increased Competition Could Adversely Affect Results of Operations


         The various segments of the Company's lending businesses are highly competitive. Certain lenders against which the Company competes have substantially greater resources, greater experience and lower cost of funds, as well as a more established market presence than the Company. To the extent the Company's competitors increase their marketing efforts to include the Company's market niche of borrowers, the Company may be forced to reduce the rates and fees it currently charges for such loans in order to maintain and expand its market share. Any reduction in such rates or fees could have an adverse impact on the Company's results of operations. In addition, even after the Company has made a loan to a borrower, the borrower may refinance the loan with another lender at more favorable rates and terms. Furthermore, the profitability of the Company and other similar lenders may attract additional competitors into this market, with the possible effect of reducing the Company's ability to charge its customary origination fees and interest rates. In addition, as the Company expands into new geographic markets, it will face competition from lenders with established positions in these areas. There can be no assurance that the Company will be able to continue to compete successfully in the markets it serves or expand into new geographic markets. Such an event could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Competition."

Dependence Upon Debt Financing

         For its ongoing operations, the Company is dependent upon borrowings such as that represented by the Company's unsecured subordinated debt and the Company's warehouse credit facilities and lines of credit as well as funds received from the securitization of loans. The Company had $70.1 million of subordinated debt outstanding at September 30, 1997 and had lines of credit and credit facilities of $150.0 million, none of which was being utilized on such date. At September 30, 1997, subordinated debt scheduled to mature during the twelve months ended September 30, 1998 totaled $39.2 million. Any failure to renew or obtain adequate funding under a warehouse credit facility, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's results of operations and financial condition. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans rather than securitizing them, thereby having a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Changes in Interest Rates May Adversely Affect Profitability

         The profitability of the Company is likely to be adversely affected during any period of rapid changes in interest rates. Any future rise in interest rates may adversely affect demand for the Company's products. In addition, such increase in rates may increase the Company's cost of funds and could adversely affect the spread between the rate of interest received on loans and rates payable under the Company's outstanding credit facilities or the pass-through rate for interests issued in connection with loans securitized. In addition, any future decrease in interest rates will reduce the amounts which the Company may earn on its newly originated loans and leases. A significant decline in interest rates could also decrease the size of the loan portfolio serviced by the Company by increasing the level of loan prepayments.

         In an attempt to mitigate the effect of changes in interest rates on its fixed-rate mortgage loan portfolio prior to securitization, the Company implemented a hedging strategy in August 1995. An effective hedging strategy is complex and no hedging strategy can completely insulate the Company from interest rate risks. The nature and timing of hedging transactions may impact the effectiveness of hedging strategies. Poorly designed strategies or improperly executed transactions may increase rather than mitigate risk. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases or in periods of rising and fluctuating interest rates. As a result, the Company may be prevented from effectively hedging its interest rate risks without reducing income in current periods.


         The Company also experiences interest rate risk to the extent that a portion of its liabilities are comprised of subordinated debt with scheduled maturities of one to ten years. At September 30, 1997, the Company had $30.9 million of subordinated debt with scheduled maturities greater than one year. To the extent that interest rates decrease in the future, the rates paid on such liabilities could exceed the rates received on the Company's newly originated loans resulting in a decrease in the Company's spread. Consequently, fluctuations in interest rates may adversely affect the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Interest Rate Risk Management."

Geographic Concentration of Loans

         The Company currently originates loans in a circumscribed geographic area which primarily includes the states located in the eastern region of the United States. This practice may subject the Company to the risk that a downturn in the economy in such region of the country would more greatly affect the Company than if its lending business were more geographically diversified. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Contingent Risks

         Although the Company sells substantially all loans which it originates on a nonrecourse basis through securitizations, the Company retains risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers.

         In addition, documents governing the Company's securitizations require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a securitization trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances will be ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from the succeeding month's collections.

         In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions by employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. Although there are no currently asserted material claims or legal actions asserted against the Company, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Legal Proceedings."


Risks Associated with Leasing Activities

         The Company began offering Equipment Leases in December 1994. There are risks inherent in the Company's leasing activities which differ in certain respects from those which exist in the Company's lending activities. While the Equipment Leases made by the Company are secured by a lien on the equipment leased, such equipment is subject to the risk of damage, destruction or technological obsolescence prior to the termination of the lease. In the case of the Company's fair market value leases, lessees may choose not to exercise their option to purchase the equipment for its fair market value at the termination of the lease, with the result that the Company may be required to sell such equipment to third party buyers at a discount or otherwise dispose of such equipment. See "Business -- Lending and Leasing Activities."


Regulatory Restrictions and Licensing Requirements


         The Company's home equity lending business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on all or part of its home equity lending activities. The Company's home equity lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity

Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act and the Federal Fair Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to examinations by state regulatory authorities with respect to originating, processing, underwriting, selling and servicing Home Equity Loans and First Mortgage Loans. These rules and regulations, among other things, impose licensing obligations on the Company, prohibit discrimination, regulate collection, foreclosure and claims handling, payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, and fees. Failure to comply with these requirements can lead to, among other remedies, termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.


         The previously described laws and regulations are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which the Company is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to the Company's compliance with the applicable laws and regulations.

         Although the Company believes that it has implemented systems and procedures to facilitate compliance with the foregoing requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. See "Business -- Regulation."

Dependence on Key Personnel

         The success of the Company's operations depend, to a large extent, upon the management, lending, credit analysis and business skills of the senior level management of the Company. If members of senior level management were for some reason unable to perform their duties or were, for any reason, to leave the Company, there can be no assurance that the Company would be able to find capable replacements. The Company has entered into employment agreements with its Chairman, President and Chief Executive Officer, Anthony J. Santilli, Jr., its Executive Vice President, Beverly Santilli, and its Senior Vice President and General Counsel, Jeffrey M. Ruben. The Company also holds "key-man" insurance for Anthony J. Santilli, Jr. and Beverly Santilli. See "Management."

Environmental Concerns

         In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans which are in default. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. The liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is owned or operated by such person. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

         The ability of the Company to foreclose on the real estate collateralizing its loans, if at any time such a foreclosure would be otherwise appropriate, may be limited by the above-referenced environmental laws. While the Company would not make a loan collateralized by real property as to which it had knowledge of an environmental risk or problem, it is possible that such a risk or problem could become known after the subject loan has been made. See "Business -- Loan and Lease Servicing."

Management Discretion Over Substantial Amount of the Proceeds of the Offering and Possible Use for Future Unspecified Acquisitions


         The net proceeds from the sale of the Notes will be utilized for general corporate purposes, including financing the future growth of the Company's loan and lease portfolios, the repayment of the Company's outstanding debt and the possible unspecified acquisitions of related businesses or assets (although none are currently contemplated). No specific allocation of such proceeds has been determined as of the date of this Prospectus. Management will have broad discretion in allocating the proceeds of the Offering. See "Use of Proceeds."

Forward Looking Statements

         When used in this Prospectus, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intends to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including but not limited to absence of insurance of the Notes, subordination of debt represented by the Notes, absence of a sinking fund for the repayment of the Notes, credit risk related to ABFS's borrowers, market conditions and real estate values in ABFS's primary lending area, lack of a public market for the Notes, competition, factors affecting the Company's ability to implement its growth strategy, ABFS's dependence on debt financing to fund its operations, dependence on securitizations and fluctuations in operating results, the Company's ability to sustain levels of growth, geographic concentration of the Company's loans, risks associated with leasing activities, contingent risks, state and federal regulation and licensing requirements applicable to ABFS's lending activities and environmental concerns that could cause the Company's actual results to differ materially from historical earnings and those presently anticipated or projected. Such factors, which are discussed in "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to consolidated financial statements, could affect ABFS's financial performance and could cause ABFS's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in this Prospectus. As a result, potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   THE COMPANY


         The Company is a financial services company operating primarily throughout the eastern region of the United States. ABFS, through its principal direct and indirect subsidiaries, American Business Credit, Inc. ("ABC"), HomeAmerican Credit, Inc. (d/b/a Upland Mortgage and referred to herein as "HAC" or "Upland"), American Business Leasing, Inc. ("ABL"), New Jersey Mortgage and Investment Corp. ("NJMIC") and Federal Leasing Corp. ("Federal"), originates, services and sells Business Purpose Loans, Home Equity Loans, First Mortgage Loans and Equipment Leases. The Company also underwrites, processes and purchases Home Equity Loans through the Bank Alliance Program and originates a limited number of secured and unsecured consumer loans. See "Business."

         ABFS was incorporated in Delaware in 1985 and began operations as a finance company in 1988, initially offering Business Purpose Loans to customers whose borrowing needs the Company believed were not being adequately serviced by commercial banks. Since its inception, ABFS has significantly expanded its product line and geographic scope and currently offers its loan products in fifteen states and its lease products throughout the United States.

         The Company's principal executive office is located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810. The telephone number at such address is (302) 478-6160. The Company's principal operating office and the executive offices of its subsidiaries, other than NJMIC and Federal, are located at Balapointe Office Centre, 111 Presidential Boulevard, Suite 215, Bala Cynwyd, PA 19004. The telephone number at such address is (610) 668-2440. See "Business."

                                 USE OF PROCEEDS

         The net proceeds resulting from the sale of the Notes (estimated to be approximately $121.9 million net of estimated offering expenses if all of the Notes offered hereby are sold) will be utilized by the Company for its general corporate purposes. General corporate purposes may include: (i) financing the future growth of the Company's loan and lease portfolios; (ii) the repayment of warehouse credit facilities, lines of credit and the Company's maturing debt; and (iii) possible future acquisitions of related businesses or assets. The precise amounts and timing of the application of such proceeds depends upon many factors, including, but not limited to, the amount of any such proceeds, actual funding requirements and the availability of other sources of funding. Until such time as the proceeds are utilized, they will be invested in short and long-term investments, including but not limited to treasury bills, commercial paper, certificates of deposit, securities issued by U.S. government agencies, money market funds and repurchase agreements, depending on the Company's cash flow requirements. The Company's investment policies permit significant flexibility as to the types of such investments that may be made by the Company. The Company may also maintain daily unsettled balances with certain broker-dealers. While the Company may from time to time consider potential acquisitions, the Company as of the date of this Prospectus had no commitments or agreements with respect to any material acquisitions.

                   DESCRIPTION OF THE NOTES AND THE INDENTURE

General

         The Notes will be issued pursuant to the Indenture between the Company and First Trust National Association, a national banking association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), in effect on the date the Indenture is qualified thereunder. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following includes a summary of certain provisions of the Indenture, a copy of which is available from the Company. This summary does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.

         The Notes will be subordinated in right of payment to the prior payment in full of all Senior Debt (as herein defined) of the Company, whether outstanding on the date of the Indenture or thereafter incurred. There is no limit on the amount of Senior Debt the Company may incur. See "-- Provisions Related to All Notes."

         The Notes are not secured by any collateral or lien. There are no provisions for a sinking fund applicable to such debt. See "Risk Factors - Absence of Sinking Fund."

         The Investment Notes are offered by the Company at maturities ranging from three months to ten years. The term of each Investment Note will be chosen by the purchaser of such note upon subscription.

         The Money Market Notes have no stated maturity and are redeemable at any time in minimum amounts of $500 (except to close an account) at the option of the holder upon not less than ten business days written notice to the Company.

Provisions Relating to Investment Notes


         Form and Denominations. The Investment Notes will be issued in fully registered form. The Investment Notes are not negotiable instruments, and no rights of record ownership therein can be transferred without the prior written consent of the Company. Ownership of an Investment Note may be transferred on the Company register only by written notice to the Company signed by the owner(s) or such owner's duly authorized representative on a form to be supplied by the Company and with the prior written consent of the Company (which consent shall not be unreasonably withheld). The Company may also, in its discretion, require an opinion from such noteholder's counsel that the proposed transfer will not violate any applicable securities laws and/or a signature guarantee in connection with such transfer. See "Prospectus Summary -- Securities Offered." An Investment Note may be purchased in the minimum amount of $1,000 or any amount in excess thereof. Separate purchases may not be accumulated to satisfy the minimum denomination requirement. See "Prospectus Summary -- Securities Offered."

         Interest. The interest rates payable on the Investment Notes offered hereby will be established by the Company from time to time based on market conditions and the Company's financial requirements. The Company constantly re-evaluates its interest rates based on such analysis. Once determined, the rate of interest payable on an Investment Note will remain fixed for the original term of the Investment Note. The interest rate payable on an Investment Note will be determined based upon the maturity date and term established for such Investment Note upon subscription.

         Interest on Investment Notes will be computed on the basis of an actual calendar year and will compound daily. Interest on Investment Notes with terms of less than twelve months will be paid at maturity. Purchasers of Investment Notes with terms of one year or greater may elect to have interest paid monthly, quarterly, semiannually, annually or at maturity. This election may be changed one time by the holder during the term of these longer term notes. Requests to change such election are required to be made to the Company in writing. No specific form of change of election is required to be submitted to the Company. Any interest not otherwise paid on an interest payment date will be paid at maturity.

         The Company reserves the right to vary from time to time, in its discretion, the interest rates it offers on the Investment Notes based on numerous factors other than length of term to maturity. Such factors may include, but are not limited to: the desire to attract new investors; Investment Notes in excess of certain principal amounts; Investment Notes purchased for IRA and/or Keough accounts; rollover investments; and Investment Notes beneficially owned by persons residing in particular geographic localities. As of the date of this Prospectus, the Company is not offering varying interest rates to investors on the Investment Notes of identical maturity. However, the Company may make a decision to vary interest rates in the future based on its fund raising objectives including, but not limited to, the attraction of new investors in particular regions, the encouragement of the rollover of Investment Notes by current holders, circumstances in the financial markets and the economy, additional costs which may be incurred by the Company in selling Investment Notes in a particular jurisdiction which may at the time be relevant to the Company's operations and other factors.

         Interest Accrual Date. Interest on the Investment Notes will accrue from the date of purchase, which is deemed to be, for accepted subscriptions, the date the Company receives funds, if received prior to 3:00 p.m. on a business day, or the next business day if the Company receives such funds on a non-business day or after 3:00 p.m. on a business day. For this purpose, the Company's business days will be deemed to be Monday through Friday, except for Delaware legal holidays.

         Interest Withholding. With respect to those investors who do not provide the Company with a fully executed Form W-8 or Form W-9, the Company will withhold 31% of any interest paid. Otherwise, no interest will be withheld, except on the Investment Notes held by foreign business entities. It is the Company's policy that no sale will be made to anyone refusing to provide a fully executed Form W-8 or Form W-9.

         Automatic Extension. At least seven days prior to an Investment Note's stated maturity date, the Company will notify the registered holder in writing of such maturity date and of its intention to repay, or if the Company does not intend to repay, reminding the holder of the automatic extension. If at such time, the Company does not notify the holder of its intention to repay, subject to the holder's demand for repayment, the term of such note will be automatically extended. If, within seven days after an Investment Note's maturity date, the holder thereof has not demanded repayment of such note, and the Company has not notified the holder of its intention to repay such note, such note shall be extended for a term identical to the term of the original Investment Note. The Investment Notes will continue to renew as described herein absent some action permitted under the Indenture and the Investment Notes by either the holder or the Company. Interest shall continue to accrue from the first day of such renewed term. Such note, as renewed, will continue in all its provisions, including provisions relating to payment, except that the interest rate payable during any renewed term shall be the interest rate which is then being offered by the Company on similar Investment Notes being offered as of the renewal date. If similar Investment Notes are not then being offered, the interest rate upon renewal will be the rate specified by the Company on or before the maturity date, or the note's current rate if no such rate is specified. If the Company gives notice to a noteholder of the Company's intention to repay an Investment Note at maturity, no interest will accrue after the date of maturity. Otherwise, if a noteholder requests repayment within seven days after its maturity date, the Company will pay interest during the period after its maturity date and prior to repayment at the lower of (i) the lowest interest rate then being paid on debt securities being offered by the Company to the general public or (ii) the rate being paid on such note immediately prior to its maturity. As a courtesy, the Company provides a request for repayment form with such notice. Use of such form by a holder is not a condition of repayment. Requests for repayment may also be made to the Company by letter.

         Place and Method of Payment. Principal and interest on the Investment Notes will be payable at the principal executive office of the Company, as it may be established from time to time, or at such other place as the Company may designate for that purpose; provided, however, that payments may be made at the option of the Company by check or draft mailed to the person entitled thereto at his/her address appearing in the register which the Company maintains for that purpose.

         Redemption by the Company. The Company will have no right to prepay an Investment Note. The holder has no right to require the Company to prepay any such note prior to its maturity date as originally stated or as it may be extended, except as indicated below.

         Redemption by the Holder upon Death or Total Permanent Disability. Except for Investment Notes with maturities of less than 12 months, an Investment Note may be redeemed at the election of the holder following his/her Total Permanent Disability, as established to the satisfaction of the Company, or by his/her estate following his/her death. The redemption price, in the event of such a death or disability, will be the principal amount of the Investment Note, plus interest accrued and not previously paid, to the date of redemption. If spouses are joint record owners of an Investment Note, the election to redeem will apply when either record owner dies or becomes subject to a Total Permanent Disability. In other cases of Investment Notes jointly held, the election will not apply.

         The Company may modify the foregoing policy on redemption after death or disability. However, no such modification will affect the right of redemption applicable to any then outstanding Investment Note. Should the Company modify such policy at a future date, written notice of such modification will be sent to all owners of those outstanding Investment Notes which were purchased while the policy was in effect (but such notice will not affect the right to redeem such outstanding Investment Notes after the owner's death or disability.)

         For the purpose of determining the right of a holder to demand early repayment of an Investment Note, Total Permanent Disability shall mean a determination by a physician chosen by the Company that the holder, who was gainfully employed on a full time basis at the time of purchase, is unable to work on a full time basis, defined as working at least forty hours per week, during the succeeding twenty-four months.

Provisions Relating to Money Market Notes

         Form and Denominations. The Money Market Notes are not negotiable instruments and will be issued only in book-entry form. See "--Book Entry System." Upon subscription, a transaction statement reflecting the ownership of a Money Market Note will be issued to each purchaser upon the Company's acceptance of the subscription. Such statement is not a negotiable instrument, and no rights of record ownership therein can be transferred without the prior written consent of the Company. Each holder of a Money Market Note will receive a monthly statement indicating any transactions in the holder's account, as well as interest credited. Ownership of a Money Market Note may be transferred on the Company's register only by written notice to the Company signed by the owner(s) or such owner's duly authorized representative on a form to be supplied by the Company and with the prior written consent by the Company (which consent shall not be unreasonably withheld). The Company may also, in its discretion, require an opinion from such noteholder's counsel that the proposed transfer will not violate any applicable securities laws and/or a signature guarantee in connection with such transfer. Upon transfer of a Money Market Note, the Company will provide the new owner of the Money Market Note with a transaction statement which will evidence the transfer of the account on the Company's records.

         Money Market Notes have no stated maturity and may be purchased in the minimum amount of $1,000 or any amount in excess thereof. Separate purchases may not be accumulated to satisfy the minimum denomination requirement.

         Book-Entry System. Upon acceptance of a purchaser's order, the Company will credit its book-entry registration and transfer system to the account of the purchaser of the Money Market Note, the principal amount of such Money Market Note owned of record by such purchaser. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such legal requirements may impair the ability to transfer the record ownership of the Money Market Notes.

         The record owners of the Money Market Notes issued in a book-entry interest form will not receive or be entitled to receive physical delivery of the Money Market Notes owned. The registered owners of the accounts established by the Company in connection with the purchase or transfer of Money Market Notes shall be deemed to be the owners of the Money Market Notes under the Indenture. Such person holding a book-entry interest in the Money Market Notes must rely upon the procedures established by the Trustee to exercise any rights of a holder of the Money Market Notes under the Indenture. The Company shall provide the Trustee with information regarding the establishment of new accounts and the transfer of existing accounts on a bi-weekly basis.

         The information regarding the total amount of any principal and/or interest (which shall be paid in the form of additional Money Market Notes) due to book-entry owners with regard to the Money Market Notes on any interest payment date or upon redemption will be made available by the Company to the Trustee upon the Trustee's request. On each interest payment date, the Company will credit each account on the applicable interest payment date based upon the applicable interest rate due on such note and the amount of Money Market Notes held of record in the account. The Company shall have the responsibility for determining the interest payments to be made to the book-entry accounts and for maintaining, supervising and reviewing any records relating to book-entry beneficial interests in the Money Market Notes.

         Book-entry interests in the accounts evidencing ownership of the Money Market Notes are exchangeable for Money Market Notes in denominations of $1,000 and any amount in excess thereof and fully registered in such names as the Company directs if: (i) the Company at its option advises the Trustee in writing of its election to terminate the book-entry system, or (ii) after the occurrence of an Event of Default, holders of the Money Market Notes aggregating more than 50% of the aggregate outstanding amount of the Money Market Notes advise the Trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of Money Market Notes and the Trustee notifies all holders of the Money Market Notes, of the occurrence of any such event and the availability of definitive notes to holders of the Money Market Notes requesting such notes. Subject to the foregoing, the book-entry interests in the Money Market Notes shall not otherwise be exchangeable for fully registered Money Market Notes.

         Reports to Trustee. The Company shall provide the Trustee with quarterly reports which shall contain such information as the Trustee shall reasonably request including information regarding the outstanding balance, interest credited, withdrawals made and interest rate paid on each Money Market Note account maintained by the Company during the preceding quarterly period.

         Monthly Statements. The Company shall provide holders of the Money Market Notes with monthly statements which will indicate, among other things, the current account balance (including interest credited and withdrawals made, if any) and the interest rate paid on the Money Market Notes as of the month end preceding the issuance of the statement. Such statements will be mailed not later than the tenth business day following each month end. The Company shall provide additional statements as the holders of the Money Market Notes may reasonably request from time to time. Holders requesting such additional statements may be required to pay all charges incurred by the Company in providing such additional statements.

         Interest. The interest rates payable on the Money Market Notes offered hereby will be adjusted by the Company from time to time in its sole discretion provided that such rate shall not be less than 4.0% per year. The Company will provide written notice to all holders of the Money Market Notes at least 14 days prior to any decrease in the interest rate to be paid thereon, which notice shall set forth the new interest rate to be paid and the effective date of such change. The Company reserves the right to increase the interest rate paid on the Money Market Notes at any time without prior notice to the holders of the Money Market Notes. Investors may inquire about the interest rate then being paid on the outstanding Money Market Notes by calling the Company at (610) 668-2440.

         Interest on each account with a balance of at least $1,000 accrues daily and is credited monthly on the last day of each calendar month. Interest accrued during each monthly period will not be paid by check but will be added to the noteholder's principal balance of the account in the form of additional Money Market Notes. Interest will continue to accrue on the principal balance of each Money Market Note through the date of redemption. If a holder redeems the Money Market Note in full, the principal balance of the account (including accrued interest) will be paid by check as soon as practicable. No interest shall be paid for any day the principal amount in any account is less than $1,000.

         Subject to the limitations set forth herein, the Company may vary, in its discretion, the interest rates it offers on the Money Market Notes based on numerous factors. Such factors may include, but are not limited to: the desire to attract new investors; Money Market Notes in excess of certain principal amounts; Money Market Notes purchased for IRA and/or Keough accounts; rollover investments; and Money Market Notes beneficially owned by persons residing in particular geographic localities. As of the date hereof, the Company is not offering Money Market Notes at varying rates to different investors. However, the Company may make a decision to vary interest rates in the future based on its fund raising objectives including, but not limited to, the attraction of new investors in particular regions, circumstances in the financial markets and the economy, any additional costs which may be incurred by the Company in selling Money Market Notes in a particular jurisdiction which may at the time be relevant to the Company's operations and other factors.

         Interest Accrual Date. Interest on the Money Market Notes will accrue from the date of purchase, which is deemed to be, for accepted subscriptions, the date the Company receives funds, if received prior to 3:00 p.m. on a business day, or the next business day if the Company receives such funds on a non-business day or after 3:00 p.m. on a business day. For this purpose, the Company's business days will be deemed to be Monday through Friday, except for Delaware legal holidays.

         Interest Withholding. With respect to those investors who do not provide the Company with a fully executed Form W-8 or Form W-9, the Company will withhold 31% of any interest paid. Otherwise, no interest will be withheld, except on Money Market Notes held by foreign business entities. It is the Company's policy that no sale will be made to anyone refusing to provide a fully executed Form W-8 or Form W-9.

         Redemption by the Holder of Money Market Note. The holder of each Money Market Note may redeem the Money Market Note at any time in minimum amounts of $500 (or any amount to close an account) upon not less than 10 business days written notice to the Company.

         To the extent a holder of the Money Market Notes redeems the Money Market Notes and purchases new ones, the redemptions are treated as being made on a first-in, first-out basis.

         Redemption by the Company. The Company will have the right to redeem a Money Market Note at any time upon thirty days written notice to the holder thereof.

         Place and Method of Payment upon Redemption. Payments upon the redemption of the Money Market Notes will be payable at the principal executive office of the Company, as it may be established from time to time, or at such other place as the Company may designate for that purpose; provided however, that payments may be made at the option of the Company by check or draft mailed to the person entitled thereto at his/her address appearing in the register which the Company maintains for that purpose.

Provisions Related to All Notes


         Subordination. The indebtedness evidenced by the Notes, and any interest thereon, are subordinated to all Senior Debt of the Company. The term Senior Debt is defined for this purpose to include any indebtedness (whether outstanding on the date hereof or thereafter created) incurred by the Company in connection with borrowings by the Company (including its subsidiaries) from a bank, trust company, insurance company, or from any other institutional lender, whether such indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. As of January 9, 1998, there was $49.4 million of Senior Debt outstanding. There is no limitation under the Indenture on the amount of Senior Debt the Company can incur. The Notes are not guaranteed by any subsidiaries of ABFS. Accordingly, in the event of a liquidation or dissolution of a subsidiary of ABFS, the law requires that creditors of that subsidiary be paid, or provision for such payment be made, from the assets of that subsidiary prior to distributing any remaining assets to ABFS as a shareholder of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, creditors of such subsidiary will receive payment of their claims prior to any payment to the holders of the Notes. As of January 9, 1998, there was $10.2 million of such debt outstanding. Any indebtedness of ABFS, other than that described as Senior Debt and the debt of the subsidiaries, will have rights upon liquidation or dissolution of ABFS which ranks pari passu (i.e. equally) in right of payment to the Notes offered hereby. As of January 9, 1998, the Company had $91.4 million of debt outstanding which ranks pari passu in right of payment to the Notes offered, including $39.4 million of Notes sold pursuant to this Offering.

         For a discussion of the Company's status as a holding company and the lack of insurance or guarantees in support of the Notes, see "Risk Factors - Absence of Insurance and Regulation."

         In the event of any liquidation, dissolution or any other winding up of the Company, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the Federal Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any Event of Default (as described below), no payment may be made on the Notes until all Senior Debt has been paid. In any such event, holders of Senior Debt may also submit claims on behalf of holders of the Notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the Notes. If any distribution is nonetheless made to holders of the Notes, the money or property distributed to them must be paid over to the holders of the Senior Debt to the extent necessary to pay Senior Debt in full. See "Risk Factors - Subordination of Debt Represented by the Notes."


         Events of Default. The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment of interest when due on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment of principal when due on the Notes (whether or not prohibited by the subordination provisions of the Indenture) and continuation thereof for 30 days; (iii) failure by the Company to observe or perform any covenant, condition or agreement with respect to the liquidation, consolidation or merger or other disposition of substantially all of the assets of the Company (after notice and provided such default is not cured within 60 days after receipt of notice); (iv) failure by the Company for 60 days after notice to comply with certain other agreements in the Indenture or the Notes; and (v) certain events of bankruptcy or insolvency with respect to the Company.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least a majority in principal amount of the then outstanding Notes may declare the unpaid principal of and any accrued interest on the Notes to be due and payable immediately; provided, however, that so long as any Senior Debt is outstanding, such declaration shall not become effective until the earlier of
(x) the day which is five Business Days after the receipt by representatives of Senior Debt of such written notice of acceleration or (y) the date of acceleration of any Senior Debt. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

         Amendment, Supplement and Waiver. Except as provided herein, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes.

         Without the consent of each holder of the Investment Notes affected, an amendment or waiver may not (with respect to any Investment Notes held by a nonconsenting holder of Investment Notes) (i) reduce the principal amount of the Investment Note whose holder must consent to an amendment, supplement or waiver,
(ii) reduce the principal of or change the fixed maturity of any note or alter the redemption provisions thereof or the price at which the Company shall offer to repurchase the Investment Note, (iii) reduce the rate of or change the time for payment of interest, including default interest, on any Investment Note,
(iv) waive a Default or Event of Default in the payment of principal or premium, if any, or interest on or redemption payment with respect to the

Investment Notes (except a rescission of acceleration of the Investment Notes by the holders of at least a majority in aggregate principal amount of the Investment Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Investment Note payable in money other than that stated in the Investment Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Investment Notes to receive payments of principal of or interest on the Investment Notes, (vii) make any change to the subordination provisions of the Indenture that adversely affects holders of Investment Notes, (viii) modify or eliminate holders' redemption rights (provided that no modification or elimination is permitted as to any securities issued with such right), or (ix) make any change in the foregoing amendment and waiver provisions.

         Without the consent of each holder of the Money Market Notes affected, an amendment or waiver may not (with respect to any Money Market Notes held by a nonconsenting holder of Money Market Notes) (i) reduce the principal amount of Money Market Notes whose holders must consent to an amendment, supplement or waiver (other than as a result of withdrawals made by the holder thereof), (ii) reduce the principal of any Money Market Note (other than as a result of withdrawals made by the holder thereof) or alter the redemption provisions thereof or the price at which the Company shall offer to repurchase the Money Market Note, (iii) reduce the rate of interest on the Money Market Notes, other than the rate adjustments provided for pursuant to the terms of the Money Market Notes or change the time for payment of interest, including default interest, on any Money Market Note, (iv) waive a Default or Event of Default in the payment of principal or premium, if any, or interest on or redemption payment with respect to the Money Market Notes (except a rescission of acceleration of the Money Market Notes by the holders of at least a majority in aggregate principal amount of the Money Market Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Money Market Note payable in money other than that stated in the Money Market Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Money Market Notes to receive payments of principal of or interest on the Money Market Notes, (vii) make any change to the subordination provisions of the Indenture that adversely affects holders of Money Market Notes, (viii) modify or eliminate redemption right of holders of the Money Market Notes, or (ix) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company and/or the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency; to provide for assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation to provide for additional certificates or certificated securities; to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, including an increase in the aggregate dollar amount of Notes which may be outstanding under the Indenture; to modify the Company's policy to permit redemptions of the Investment Notes upon the death or Total Permanent Disability of any holder of the Investment Notes (but such modification shall not adversely affect any then outstanding security); or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

         Periodic Statements. The Company intends to provide the holders of the Notes with periodic statements which will detail the current balance and interest rate paid on the Notes. Such statements will be mailed to the holders of the Money Market Notes on a monthly basis no later than the tenth business day following each month end and to the holders of the Investment Notes on a quarterly basis no later than the tenth business day following the end of each calendar quarter.

         The Trustee. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

         No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

         Service Charges. The Company reserves the right to assess service charges for replacing any lost or stolen Investment Note (for which an affidavit from the holder will be required), changing the registration of any Note when such change is occasioned by a change in name of the holder, or a transfer (whether by operation of law or otherwise) of any Note by the holder to another person.

         Additional Securities. The Company may offer from time to time additional classes of securities with terms and conditions different from the Notes offered hereby. The Company will amend this Prospectus if and when it decides to offer to the public any additional class of security hereunder.

         Variations by State. The Company reserves the right to offer different securities and to vary the terms and conditions of the offer (including, but not limited to, additional interest payments and service charges for all Notes) depending upon the state where the purchaser resides.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The consolidated financial information set forth below for ABFS should be read in conjunction with the more detailed consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.



                                             Three Months Ended
                                                September 30,                     Year Ended June 30,
                                                -------------                     -------------------
                                               1997       1996      1997       1996      1995       1994       1993
                                               ----       ----      ----       ----      ----       ----       ----

Statement of Income Data:                                 (Dollars in Thousands, except per share data)
Revenues:
   Gain on sale of loans...................  $   8,521  $  4,073  $  20,043  $  8,721  $   1,350  $     110  $    119
   Interest and fees.......................      2,304     1,135      5,896     3,351      4,058      2,367     1,619
   Other...................................        381        77        544        23        143        156       306
Total revenues.............................     11,206     5,284     26,482    12,094      5,551      2,633     2,044
Total expenses...........................        6,431     3,506     17,480     8,974      4,657      2,299     1,977
Operating income (loss) before income
   taxes and cumulative effect
   of accounting change....................      4,775     1,778      9,002     3,121        894        334        67
Income (loss) before  cumulative effect
   of accounting change....................      3,152     1,156      5,940     2,319        581        137        41
Cumulative effect of accounting change
   on prior years..........................         --        --         --        --         --       (52)        --
Net income.................................      3,152     1,156      5,940     2,319        581         85        41

Per Common Share Data(1):
   Income (loss) before cumulative effect of
       accounting change...................  $     .87  $    .47  $    2.05  $   1.01  $     .27  $     .04  $    .02
   Net income .............................  $     .87  $    .47  $    2.05  $   1.01  $     .27  $     .04  $    .02
   Cash dividends declared.................       .015      .015        .06      0.03         --         --        --

                                                September 30,                          June 30,
                                                -------------                          --------
                                               1997       1996      1997       1996      1995       1994       1993
                                               ----       ----      ----       ----      ----       ----       ----
Balance Sheet Data:                                                       (In Thousands)

Cash and cash equivalents..................  $   3,932  $  8,813  $   5,014  $  5,345  $   4,734  $      83  $    151
Loan and lease receivables, net available
 for sale..................................     25,370    10,894     35,712    18,003      8,669      3,181     2,170
Other......................................      1,218       579      1,144       534        328      5,538     2,963
Total assets...............................    124,344    51,975    103,989    46,894     22,175     12,284     7,270
Subordinated debt .........................     70,125    37,876     56,486    33,620     17,800      7,171     1,327
Total liabilities..........................     90,333    46,463     73,077    42,503     20,031     10,721     5,801
Stockholders' equity.......................     34,011     5,512     30,912     4,392      2,143      1,562     1,469

----------
(1) Per share information for fiscal years 1994 and 1993 have been restated to reflect the 3 for 2 stock split effected on November 1, 1995.




                                             Three Months Ended
                                                September 30,                     Year Ended June 30,
                                                -------------                     -------------------
                                               1997       1996      1997       1996      1995       1994       1993
                                               ----       ----      ----       ----      ----       ----       ----
Other Data:                                                           (Dollars in Thousands)
Originations:
   Business Purpose Loans..................  $  10,667  $  7,421  $  38,721  $ 28,872  $  18,170  $  11,793  $  9,769
   Home Equity Loans.......................     43,771    12,663     91,819    36,479     16,963     22,231    22,017
   Equipment Leases .......................      4,512     1,970      8,004     5,967      2,220         --        --
Loans sold:
   Securitizations.........................     59,722    26,845    115,000    36,506      9,777         --        --
   Other...................................      6,509       935      3,876    19,438     31,948     30,562    29,036

Total loan and lease portfolio serviced....    214,458    79,080    176,651    59,891     17,774      8,407     5,134
Average loan/lease size:
   Business Purpose Loans..................          8        76         78        78         71         57        63
   Home Equity Loans.......................         49        43         51        47         46         51        45
   Equipment Leases........................         10        10         11        11         12         --        --
Weighted average interest rate on loan
 and leases originated:
   Business Purpose Loans ................       15.97%    15.96%     15.91%    15.83%     16.05%     16.03%    16.24%
   Home Equity Loans.......................      12.12     11.50      11.69      9.94      12.68       8.65      9.60
    Equipment Leases........................     13.47                15.48     17.22      15.85         --        --
                                                           15.53


                                                At or For The
                                             Three Months Ended
                                                September 30,              At or For the Year Ended June 30,
                                                -------------              ---------------------------------
                                               1997       1996      1997       1996      1995       1994       1993
                                               ----       ----      ----       ----      ----       ----       ----
Financial Ratios:
Return on average assets (1)..............       11.04%     9.35%      7.87%     6.71%      3.37%      0.87%     0.65%
Return on average equity (1)..............       38.83     93.35      33.65     70.96      31.36       5.58      3.29
Total delinquencies as a percentage of total
   portfolio serviced, at end of period (2)       2.86      2.30       2.15      2.30       3.84       6.85      5.97
Allowance for credit losses to total
   portfolio serviced, at end of period...        1.04      1.00       1.00      1.18        .87        .93       .80
Real estate owned as a percentage of total
   portfolio serviced, at end of period...         .51       .61        .34      1.01       4.29       2.63      1.44
Loan and lease losses as a percentage of
   the average total portfolio serviced
   during the period......................         .05       .07        .08       .33        .66        .15       .47
Pre-tax income (loss) as a percentage of
   total revenues.........................       42.61     33.65      33.99     25.21      15.84      12.69      3.26

-------------
(1) Annualized.
(2) Total delinquencies includes loans and leases delinquent over 30 days, exclusive of real estate owned.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following financial review and analysis is intended to assist prospective investors in understanding and evaluating the financial condition and results of operations of the Company, for the years ended June 30, 1997 and 1996 and the three months ended September 30, 1997 and September 30, 1996. This information should be read in conjunction with the Company's Consolidated Financial Statements and the accompanying notes thereto, "Selected Consolidated Financial Data" and other detailed information regarding the Company appearing elsewhere in this Prospectus. All operations of the Company are conducted through ABC and its subsidiaries.

Overview

         The Company is a financial services company operating primarily in the eastern region of the United States. ABFS, through its direct and indirect subsidiaries, originates, sells and services Business Purpose Loans, Home Equity Loans, First Mortgage Loans and Equipment Leases. The Company also underwrites, processes and purchases Home Equity Loans through the Bank Alliance Program and originates a limited number of secured and unsecured consumer loans. The Company's customers include credit-impaired borrowers and other borrowers who would qualify for loans from traditional sources but who the Company believes are attracted to the Company's loan and lease products due to the Company's personalized service and timely response to loan applications. Since its inception, the Company has significantly expanded its product line and geographic scope and currently offers its loan products in fifteen states and its lease products throughout the United States. See "Business."

         Effective October 1, 1997, the Company acquired all of the outstanding stock of NJMIC, a mortgage and leasing company located in Roseland, New Jersey, for a combination of cash and ABFS Common Stock. The operations of NJMIC and its subsidiaries will be incorporated with those of ABFS and its subsidiaries for periods commencing subsequent to September 30, 1997. See "-- Liquidity and Capital Resources."

         The ongoing securitization of loans is a central part of the Company's current business strategy. Prior to 1995, the Company sold substantially all of the loans it originated in the secondary market with servicing released. Since such time, the Company has sold loans through securitizations in order to fund growing loan and lease originations. The Company has completed six securitizations aggregating $87.4 million in Business Purposes Loans and $133.5 million in Home Equity Loans. Such securitizations generated gain on the sale of loans of $8.5 million, $20.0 million, $8.7 million and $1.3 million, respectively, for the three months ended September 30, 1997 and for fiscal years ended June 30, 1997, 1996 and 1995. See Risk Factors -- Dependence Upon Securitizations and Fluctuations in Operating Results" and "-- Results of Operations."

         The Company also relies upon funds generated by the sale of subordinated debt and other borrowings to fund its operations. At September 30, 1997, the Company had $70.1 million of subordinated debt outstanding and credit facilities and lines of credit totaling $150.0 million, none of which was drawn upon on such date. The Company expects to continue to rely on such borrowings to fund loans prior to securitization. See "Risk Factors -- Dependence Upon Debt Financing" and "-- Liquidity and Capital Resources."


Accounting Considerations Related to the Securitizations

         As a fundamental part of its current business strategy, the Company sells substantially all of the loans it originates in securitizations to trusts in exchange for certificates representing the senior interest in the securitized loans held by the trust and the excess spread and, if applicable, a subordinated interest in the securitized loans held by the trust. The senior certificates are subsequently sold to investors for cash.


         As a result of securitizations, the Company's net income is increasingly dependent upon realizing gains on the sale of loans due to the interest only and residual strip associated with such loans at the time of sale. The interest only and residual strip is calculated as the difference between (a) principal and interest paid by borrowers, and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the senior certificates and
(ii) servicing, trustee and insurance fees and other costs. The Company's right to receive this interest only and residual strip begins after a pre-determined over-collateralization amount or reserve is established. Such over-collateralization amount is specific to each securitization and is used as a means of credit enhancement.

         When loans are sold in securitizations, the Company recognizes both revenue and an associated receivable equal to the present value of the interest only and residual strip expected to be realized over the anticipated average life of the loans sold less future estimated credit losses relating to the loans sold, net of origination costs and hedging results. These interest only and residual strips are computed using prepayment, loss and discount rate assumptions that the Company believes are reasonable. The Company periodically reviews these assumptions in relation to actual experience and, if necessary, adjusts the receivable.

         The Company carries the interest only and residual strips on the pool of securitized loans at fair value. As such, the carrying value of the interest only and residual strips is impacted by changes in prepayment and loss experience of the underlying loans. The Company determines the fair value of the interest only and residual strips utilizing prepayment and credit loss assumptions appropriate for each particular securitization. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Company's estimate of fair value is subjective. The prepayment assumptions used by the Company with respect to its Business Purpose Loans are based upon the Company's historical experience due to the lack of any industry wide historical prepayment rates for such loans. The prepayment assumptions with respect to the Company's Home Equity Loans are based on historical experience in the industry.

         Although the Company believes it has made reasonable estimates of prepayment rates and default assumptions, the actual prepayment and default experience may materially vary from its estimates. The gain recognized by the Company upon the sale of loans will have been overstated if prepayments or losses are greater than estimated. To the extent that prepayments, delinquencies and/or liquidations differ from the Company's estimates, adjustments of the Company's gain on sale of loans during the period of adjustment may be required. Higher levels of future prepayments, delinquencies and/or liquidations could result in decreased interest only and residual strips which would adversely affect the Company's income in the period of adjustment.

         When loans are sold through a securitization, the Company retains the servicing on the loans sold which is recognized as a separate asset for accounting purposes. To determine the fair value of the mortgage servicing rights, the Company projects net cash flows expected to be received from servicing related income over the life of the loans. Such projections assume certain servicing costs, prepayment rates and credit losses. These assumptions are similar to those used by the Company to value the interest only and residual strips.

         There can be no assurance that the Company's estimates and assumptions used to determine the fair value of mortgage servicing rights will remain appropriate for the life of each securitization. To the extent that prepayments, delinquencies and/or liquidations differ from the Company's estimates, adjustments of the Company's mortgage servicing rights during the period of adjustment may be required. Mortgage servicing rights are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125. See Note 1 of the Notes to Consolidated Financial Statements, "Risk Factors - Dependence Upon Securitizations and Fluctuations in Operating Results" and "Business - Securitizations."

Balance Sheet Information


         September 30, 1997 compared to June 30, 1997. Total assets increased $20.4 million, or 19.5%, to $124.3 million at September 30, 1997 from $104.0 million at June 30, 1997 due primarily to increases in other receivables and other assets partially offset by a decrease in loans and leases available for sale. Other receivables, consisting primarily of interest only and residual strips created in connection with the Company's securitizations, increased $14.2 million, or 37.9%, to $51.7 million at September 30, 1997 from $37.5 million at June 30, 1997 as the Company funded $60.0 million of loans as part of a $100.0 million securitization during the period ended September 30, 1997. Other assets increased $14.3 million, or 77.7%, to $32.7 million at September 30, 1997 from $18.4 million at June 30, 1997 due primarily to a $12.0 million increase in investments held for sale and a $2.1 million increase in mortgage servicing rights obtained in connection with the Company's loan securitization. Loans and leases available for sale decreased $10.3 million, or 28.9%, from $35.7 million at June 30, 1997 to $25.4 million at September 30, 1997 due to a decrease in loans available for sale used to fund $60.0 million of a $100.0 million securitization. The Company anticipates funding the remaining $40.0 million of loans during the second quarter of fiscal 1998.

         Total liabilities increased $17.2 million, or 23.5%, to $90.3 million at September 30, 1997 from $73.1 million at June 30, 1997 due primarily to an increase in outstanding debt and to a lesser extent, increases in accounts payable and accrued expenses and deferred income taxes. The increase in debt of $13.6 million was due to net sales of subordinated debt. At September 30, 1997, the Company had $70.1 million of subordinated debt outstanding. The Company's ratio of total debt to equity at September 30, 1997 was 2.1:1 compared to 1.8:1 at June 30, 1997. Accounts payable and accrued expenses increased $1.7 million, or 27.9%, to $7.8 million at September 30, 1997 from

$6.1 million at June 30, 1997 due to growth in the Company's lending and leasing activities resulting in longer accruals for interest expense and other operating expenses. Deferred income taxes increased $1.7 million, or 37.0%, to $6.3 million at September 30, 1997 from $4.6 million at June 30, 1997 due to tax accruals on the Company's income for the three months ended September 30, 1997.

         Stockholders' equity increased $3.1 million to $34.0 million at September 30, 1997 from $30.9 million at June 30, 1997 due to net income for the three months ended September 30, 1997 of $3.2 million partially offset by dividends paid.

         June 30, 1997 compared to June 30, 1996. Total assets increased $57.1 million, or 121.7%, to $104.0 million at June 30, 1997 from $46.9 million at June 30, 1996 due primarily to increases in loan and lease receivables available for sale, other receivables and other assets. The increase in loan and lease receivables available for sale of $17.7 million, or 98.3%, to $35.7 million at June 30, 1997 from $18.0 million at June 30, 1996 was due to the Company's strategy of building an inventory of loans for ultimate sale in securitizations. Other receivables consist primarily of the interest only and residual strips created in connection with the Company's securitizations. The interest only and residual strips increased $25.5 million, or 190.3%, to $38.9 million at June 30, 1997, from $13.4 million at June 30, 1996. Other assets increased $11.9 million, or 183.1%, to $18.4 million at June 30, 1997 from $6.5 million at June 30, 1996 due primarily to an increase in mortgage servicing rights obtained in connection with the Company's loan securitizations.

         Total liabilities increased $30.6 million, or 72.0%, to $73.1 million at June 30, 1997 from $42.5 million at June 30, 1996 due primarily to a net increase in outstanding debt and to a lesser extent, increases in other liabilities. The net increase in debt of $20.5 million was due to net sales of subordinated debt of $22.8 million during the year ended June 30, 1997 and a decrease in institutional debt of $2.3 million as the Company repaid its institutional debt with proceeds from its securitizations. At June 30, 1997, the Company had $56.5 million of subordinated debt outstanding. The Company's ratio of total debt to equity at June 30, 1997 was 1.8:1 compared to 8.2:1 at June 30, 1996. This decrease was due to additional equity raised during a public offering in February 1997. Accounts payable and accrued expenses increased $3.0 million, or 96.8%, to $6.1 million at June 30, 1997 from $3.1 million at June 30, 1996 due to growth in the Company's lending and leasing activities resulting in larger accruals for interest expense and other operating expenses. Deferred income taxes increased $3.1 million, or 206.7%, to $4.6 million at June 30, 1997 from $1.5 million at June 30, 1996 due to tax accruals on the Company's income for the year ended June 30, 1997.

         Stockholders' equity increased $26.5 million to $30.9 million at June 30, 1997 from $4.4 million at June 30, 1996 due to a public offering of the Company's Common Stock and an increase in net income which was slightly offset by dividends paid. On February 14, 1997 the Company raised, net of expenses, $20.7 million of equity through the sale of 1,150,000 shares of its Common Stock in an underwritten public offering. Net income increased by $3.6 million, or 156.5%, to $5.9 million for the year ended June 30, 1997 from $2.3 million for the year ended June 30, 1996.

Results of Operations

         During the three months ended September 30, 1997 and fiscal 1997 and 1996, the Company experienced record levels of total revenues and net income as a result of increases in originations and securitizations. Total revenues increased $5.9 million, and net income increased $2.0 million for the three months ended September 30, 1997 as compared to the three months ended September 30, 1996. Total revenues increased $14.4 million, or 119.0%, between fiscal 1997 and 1996 while net income increased $3.6 million, or 156.5%, during the same fiscal period. Total revenues increased $6.8 million, or 121.4%, between fiscal 1995 and 1996 while net income increased $1.7 million, or 292.6%, during the same fiscal period. The Company's ability to sustain the level of growth in total revenues and net income experienced during these periods is dependent upon a variety of factors outside the control of the Company, including interest rates, conditions in the asset-backed securities markets, economic conditions in the Company's primary market area, competition and regulatory restrictions. As a result, the rate of growth experienced during the three months ended September 30, 1997 and fiscal 1997 and 1996 may not be sustained in the future. See "Risk Factors -- Ability of the Company to Sustain Recent Levels of Growth and Operating Results."

         Since the Company's securitization strategy requires the Company to build an inventory of loans over time, the Company may experience fluctuations in operating results as a consequence of incurring costs and expenses in a fiscal period prior to the fiscal period in which the securitization is consummated. As such, the results of operations for a given period may not be indicative of results for subsequent comparable periods. See "Risk Factors --Dependence Upon Securitizations and Fluctuations in Operating Results."

Three Months Ended September 30, 1997 Compared with the Three Months Ended September 30, 1996

         Total Revenues. Total revenues increased $5.9 million, or 111.3%, to $11.2 million for the three months ended September 30, 1997 from $5.3 million for the three months ended September 30, 1996. The increase in total revenue was primarily the result of gains on sale of loans through securitization.

         Gain on Sale of Loans. Gain on sale of loans increased $4.4 million, or 107.3%, to $8.5 million for the three months ended September 30, 1997 from $4.1 million for the three months ended September 30, 1996. The increase was the result of sales of $12.0 million of loans secured by real estate and other business assets ("Business Purpose Loans") and $48.0 million of loans secured by real estate on single family residences ("Home Equity Loans") through a securitization in September 1997, as compared to the sale of $9.9 million of Business Purpose Loans and $17.0 million of Home Equity Loans through a securitization in September 1996. During the three months ended September 30, 1997, the Company recognized a gain of $8.5 million (representing the fair value of the interest only and residual strips of $11.1 million less $2.6 million of costs associated with the transaction) on the Company's initial funding of $60.0 million of loans sold pursuant to a $100.0 million securitization. The remaining $40.0 million of loans was in the form of a pre-funded account which the Company anticipates funding in the second quarter of fiscal 1998.

         Interest and Fee Income. Interest and fee income consists of interest income, fee income and amortization of origination costs. Interest and fee income increased $1.2 million, or 109.1%, to $2.3 million for the three months ended September 30, 1997 from $1.1 million for the three months ended September 30, 1996. The increase in interest and fee income was the result of an increase in the amount of loans and leases originated and retained in the Company's portfolio prior to securitization.

         Interest income consists primarily of interest income the Company earns on loans and leases held in its portfolio. Interest income increased $800,000, or 88.9%, to $1.7 million for the months ended September 30, 1997 from $900,000 for the three months ended September 30, 1996. The increases were attributable to increased originations of Business Purpose Loans, Home Equity Loans and small ticket leases for the acquisition of business equipment ("Equipment Leases").

         During the three months ended September 30, 1997, the Company originated approximately $43.8 million of Home Equity Loans, $10.4 million of Business Purpose Loans and $4.5 million of Equipment Leases. During the three months ended September 30, 1996, the Company originated $12.7 million of Home Equity Loans, $7.4 million of Business Purpose Loans and $1.9 million of Equipment Leases.

         Fee income, includes primarily premium and points earned when loans are closed, funded and immediately sold to unrelated third party purchasers and ancillary fees collected on loan originations. Fee income increased $307,000 to $587,000 for the three months ended September 30, 1997 from $280,000 for the three months ended September 30, 1996. The increase in fee income was due to an increase in ancillary fees collected in connection with increased originations partially offset by a reduction in fees earned on the sale of loans to third parties.

         The third component of interest and fee income is amortization of origination costs. During the three months ended September 30, 1997, amortization of origination costs increased to $168,000 compared to $86,000 recognized during the comparable period of fiscal 1997. The increase was attributable to an increase in the amortization of lease origination costs resulting from an increase in the Company's Equipment Lease portfolio.

         Total Expenses. Total expenses increased $2.9 million, or 82.9%, to $6.4 million for the three months ended September 30, 1997 from $3.5 million for the three months ended September 30, 1996. As described in more detail below, this increase was a result of increased interest attributable to the Company's continued sale of subordinated debt and increases in payroll, sales and marketing and general and administrative expenses related to increase loan and lease originations.

         Interest Expense. Interest expense increased $818,000, or 81.8%, to $1.9 million for the three months ended September 30, 1997 from $1.0 million for the three months ended September 30, 1996. The increase was primarily attributable to an increase in the amount of the Company's subordinated debt outstanding during that period, the proceeds of which were used to fund the Company's loan and lease growth. Average subordinated debt outstanding was $62.7 million during the three months ended September 30, 1997 compared to $35.8 million during the three months ended September 30, 1996. Average interest rates paid on the subordinated debt increased to 9.29% from 8.99%. As a result of the higher rates offered during the first quarter of fiscal 1998 in order to attract additional funds. Interest expense on lines of credit utilized by the Company for the three months ended September 30, 1997 was $393,000, compared to $139,000 for the three months ended September 30, 1996. The increase was due to the higher utilization of warehouse lines of credit to fund Home Equity Loans and Business Purpose Loans.

         Provision for Credit Losses. The Company maintains an allowance for credit losses based upon management's estimate of the expected collectibility of loans and leases outstanding. The allowance is determined based upon management's estimate of potential losses in the managed portfolio in light of economic conditions, the credit history of the borrowers, and the nature and characteristics of the underlying collateral as well as the Company's historical loss experience. Although the Company's historical loss experience has been minimal, the increase in the allowance reflects the increase in originations. Although the Company maintains its allowance for credit losses at the level it considers adequate to provide for potential losses, there can be no assurances that actual losses will not exceed the estimated amounts or that additional provisions will not be required. The allowance is increased through a provision for credit losses. The Company had an allowance for credit losses of $2.2 million at September 30, 1997 as compared to $1.8 million at June 30, 1997. The provision for credit losses was $31,000 for the three months ended September 30, 1997 as compared to no provision for the three months ended September 30, 1996. The ratio of the allowance for credit losses to net loan and lease receivables serviced was 1.03% at September 30, 1997 and 1.00% at June 30, 1997. Total delinquencies were $6.1 million at September 30, 1997 as compared to $3.8 million at June 30, 1997. The Company's delinquency rate as a percentage of the total portfolio serviced was 2.86% at September 30, 1997 as compared to 2.15% at June 30, 1997.

         Payroll and Related Costs. Payroll and related costs increased $652,000, or 327.6%, to $851,000 for the three months ended September 30, 1997 from $199,000 for the three months ended September 30, 1996. The increase was due to an increase in the number of administrative employees as a result of the Company's growth in loan and lease originations as well as an increase in loans and leases serviced. Management anticipates that these expenses will continue to increase in the future as the Company's geographic expansion continues.

         Sales and Marketing Expenses. Sales and marketing expenses increased $900,000, or 64.3%, to $2.3 million for the three months ended September 30, 1997 from $1.4 million for the three months ended September 30, 1996. The increases were attributable to increases in advertising costs as a result of increased newspaper, direct mail and radio advertising related to the Company's sales of subordinated debt and loan products. Subject to market conditions, the Company plans to continue to expand its service area throughout the eastern United States. As a result, it is anticipated that sales and marketing expenses will continue to increase in the future.

         General and Administrative Expenses. General and administrative expenses increased $503,000, or 56.1%, to $1.4 million for the three months ended September 30, 1997 from $897,000 for the three months ended September 30, 1996. This increase was primarily attributable to increases in rent, telephone, office expense, professional fees and other expenses incurred as a result of previously discussed increases in loan and lease originations and loan servicing experienced during the three months ended September 30, 1997.

         Income Taxes. Income taxes increased $1.0 million to $1.6 million for the three months ended September 30, 1997 from $622,000 for the three months ended September 30, 1996. The increases were due to increases in income before taxes.

         Net Income. Net income increased $2.0 million to $3.2 million for the three months ended September 30, 1997 from $1.2 million for the three months ended September 30, 1996. Earnings per share increased to $0.87 on weighted average common shares outstanding of 3,642,972 for the three months ended September 30, 1997 compared to $.47 per share on weighted average common shares outstanding of 2,448,031 for the three months ended September 30, 1996.


Year Ended June 30, 1997 Compared to Year Ended June 30, 1996


         Total Revenues. Total revenues increased $14.4 million, or 119.0%, to $26.5 million for the year ended June 30, 1997 from $12.1 million for the year ended June 30, 1996. The increase in total revenues was primarily the result of gains on sales of loans through securitizations.

         Gain on Sale of Loans. Gain on sale of loans increased $11.3 million, or 129.9%, to $20.0 million for the year ended June 30, 1997 from $8.7 million for the year ended June 30, 1996. The increase was primarily the result of sales of $38.1 million of Business Purpose Loans and $76.9 million of Home Equity Loans through securitizations in September 1996 and March 1997 compared to the sale of $27.5 million of Business Purpose Loans and $9.0 million of Home Equity Loan through securitizations in October 1995 and May 1996. The Company recognized net gains of $20.0 million (representing the fair value of the interest only and residual strips of $21.5 million less $2.7 million of costs associated with these transactions) on the Company's participation in the $115.0 million of loans sold through securitizations during the year ended June 30, 1997. The Company recognized $1.2 million of gain on sale of loans through mortgage servicing rights received in connection with prior securitizations. Given the unseasoned nature of the loans securitized, the Company lacked sufficient experience to estimate and record the value of late and other ancillary fees.

         Interest and Fee Income. Interest and fee income consists of interest income, fee income and amortization of origination costs. Interest and fee income increased $2.5 million, or 73.5%, to $5.9 million for the year ended June 30, 1997 from $3.4 million for the year ended June 30, 1996 due to an increase in interest income as a result of an increased amount of loans retained in portfolio prior to securitization.

         Interest income consists primarily of interest income the Company earns on the loans and leases held in its portfolio. Interest income increased $2.5 million, or 113.6%, to $4.7 million for the year ended June 30, 1997 as compared to $2.2 million for the year ended June 30, 1996. The increase was attributable to increased originations of Business Purpose Loans, Home Equity Loans and Equipment Leases described below, as well as management's decision to retain such loans and leases in portfolio in contemplation of future securitizations.

         During the year ended June 30, 1997, the Company originated approximately $91.8 million of Home Equity Loans, $38.7 million of Business Purpose Loans and $8.0 million of Equipment Leases. During the year ended June 30, 1996, the Company originated $36.5 million of Home

Equity Loans, $28.9 million of Business Purpose Loans and $6.0 million of Equipment Leases. Approximately $15.3 million of Home Equity Loans originated during fiscal 1996 were sold to third parties (with servicing released). Beginning in October 1995, as part of the Company's securitization strategy, the Company placed Home Equity Loans into its held for sale portfolio until ultimate sale as part of a securitization. Prior to the implementation of the securitization strategy, the Company originated and immediately sold such loans. As a result of the Company's securitization strategy, the Company holds a greater amount of Home Equity Loans in its portfolio thereby generating an increase in interest income and a decrease in fee income, as described below.

         Fee income includes premium and points earned when loans are closed or funded and immediately sold to unrelated third party purchasers as well as other ancillary fees collected in connection with loan and lease originations. Fee income increased $100,000, or 6.7%, from $1.5 million for the year ended June 30, 1996 to $1.6 million for the year ended June 30, 1997. The increase in fee income was due to an increase in ancillary fees collected in connection with increased originations partially offset by a reduction in fees earned upon the sale of loans to third parties.

         The third component of interest and fee income is amortization of origination costs. During the year ended June 30, 1997, amortization of origination costs was $418,000 compared to $305,000 recognized during the year ended June 30, 1996. The increase was attributable to an increase in the amortization of lease origination costs resulting from an increase in the Equipment Lease portfolio.

         Total Expenses. Total expenses increased $8.5 million, or 94.4%, to $17.5 million for the year ended June 30, 1997 from $9.0 million for the year ended June 30, 1996. This increase was related to the increase in loan and lease originations for the year ended June 30, 1997 as well as the costs associated with a larger portfolio of loans and leases serviced and the opening of several new office locations.

         Interest Expense. Interest expense increased $2.5 million, or 92.6%, to $5.2 million for the year ended June 30, 1997 from $2.7 million for the year ended June 30, 1996. The increase was primarily attributable to an increase in the amount of the Company's subordinated debt outstanding. Average subordinated debt outstanding was $44.4 million during the year ended June 30, 1997 compared to $25.0 million during the year ended June 30, 1996. Average interest rates paid on the subordinated debt increased to 9.29% for the year ended June 30, 1997 from 9.02% for the year ended June 30, 1996 due to an increase in the volume of debt with maturities of greater than one year which bear higher interest rates than shorter term debt. Interest expense on lines of credit utilized by the Company for the year ended June 30, 1997 was $461,000 compared to $120,000 for the year ended June 30, 1996. The increase was due to the Company's utilization of its warehouse lines of credit to fund Home Equity Loans and Business Purpose Loans.

         Provision for Credit Losses. The provision for credit losses increased by $473,000, or 71.4%, to $1.2 million (includes a $100,000 provision related to the Company's loan and lease portfolio and a $1.1 million provision related to the Company's securitizations) for the year ended June 30, 1997 from $681,000 (includes a $397,000 provision related to the Company's loan and lease portfolio and a $284,000 provision related to the Company's securitizations) for the year ended June 30, 1996. See Note 3 of the Notes to Consolidated Financial Statements. The ratio of the allowance for credit losses to total net loan and lease receivables serviced was 1.00% at June 30,

1997 and 1.18% at June 30, 1996. From the inception of the Company's business in 1988 through June 30, 1997, the Company has experienced a total of approximately $351,000 in net loan and lease losses. The Company's delinquency rate as a percentage of the total portfolio serviced was 2.15% at June 30, 1997 and 2.30% at June 30, 1996.

         Payroll and Related Costs. Payroll and related costs increased $400,000, or 33.3%, to $1.6 million for the year ended June 30, 1997 from $1.2 for the year ended June 30, 1996. The increase was due to an increase in the number of employees as a result of the Company's growth in loan and lease originations and an increase in loans and leases serviced. Management anticipates that these expenses will continue to increase in the future as the Company's expansion and increasing originations continue.

         Sales and Marketing Expenses. Sales and marketing expenses increased $4.3 million, or 159.3%, to $7.0 million for the year ended June 30, 1997 from $2.7 million for the year ended June 30, 1996. The Company increased its advertising costs for newspaper, direct mail and radio campaigns related to the its business purpose and home equity loan products. In addition, the Company initiated a television advertising program for the sale of its home loan equity products. Subject to market conditions, the Company plans to continue to expand its service area throughout the eastern United States. As a result, it is anticipated that sales and marketing expenses will continue to increase in the future.

         General and Administrative Expenses. General and administrative expenses increased $1.6 million, or 80.0%, to $3.6 million for the year ended June 30, 1997 from $2.0 million for the year ended June 30, 1996. This increase was primarily attributable to increases in rent, telephone, office expense, professional fees and other expenses incurred as a result of previously discussed increases in loan and lease originations and servicing experienced during the year ended June 30, 1997.

         Income Taxes. Income taxes increased $2.3 million, or 287.5%, to $3.1 million for the year ended June 30, 1997 from $802,000 for the year ended June 30, 1996 due to an increase in income before taxes and an increase in the effective tax rate from 25.7% for the year ended June 30, 1996 to 34.0% for the year ended June 30, 1997.

         Net Income. Net income increased $3.6 million, or 156.5%, to $5.9 million for the year ended June 30, 1997 as compared to $2.3 million for the year ended June 30, 1996. Earnings per share increased to $2.05 on weighted average common shares outstanding of 2,903,754 million for the year ending June 30, 1997 compared to $1.01 on weighted average common shares outstanding of 2,296,913 for the year ended June 30, 1996. The increase in weighted average common shares outstanding resulted primarily from the public offering of 1,150,000 shares of the Company's Common Stock.

Asset Quality

         The following table provides data concerning delinquency experience, real estate owned ("REO") and loss experience for the Company's loan and lease portfolio serviced. There were no home equity or other loans included in REO during the periods presented.

                                        September 30,                          June 30,
                                      ------------------ ------------------------------------------------------
                                            1997               1997               1996               1995
                                      -----------------  -----------------  ----------------   ----------------
        Delinquency by Type           Amount      %       Amount     %       Amount      %      Amount      %
------------------------------------  -------   ------   --------   ------   ------    -----    ------   ------
Business Purpose Loans
Total portfolio serviced............ $ 76,387            $ 68,979            $37,950            $14,678
                                     ========            ========            =======            =======
Period of delinquency
    31-60 days...................... $  1,292    1.69%   $  1,879     2.72%  $    86      .23%  $   141      .96%
    61-90 days......................      450     .59         462      .67       118      .31        75      .51
    Over 90 days....................    1,920    2.51         718     1.04     1,033     2.72       310     2.11
                                     --------   -----    --------    -----   -------    -----   -------    -----
    Total delinquencies............. $  3,662    4.79%   $  3,059     4.43%  $ 1,237     3.26%  $   526    3.59%
                                     ========   =====    ========    =====   =======    =====   =======    =====
REO................................. $    954    1.24    $    605            $   608            $   762
                                     ========   =====    ========            =======            =======
Home Equity Loans
Total portfolio serviced............ $125,603            $ 98,179            $17,224            $    --
                                     ========            ========            =======            =======
Period of delinquency
    31-60 days...................... $  1,206     .96%   $    262      .27%       --       --        --       --
    61-90 days......................      435     .35         341      .35        --       --        --       --
    Over 90 days....................      603     .48          83      .08        --       --        --       --
                                     --------   -----    --------    -----   -------    -----   -------    -----
    Total delinquencies............. $  2,244    1.79%   $    686      .70%       --       --        --       --
                                     ========   =====    ========    =====   =======    =====   =======    =====
REO................................. $    144     .11
                                     ========   =====
Equipment Leases
Total portfolio serviced............ $ 12,436            $  9,461            $ 4,607            $ 2,031
                                     ========            ========            =======            =======
Period of delinquency
    31-60 days...................... $    172    1.38%   $     29      .31%  $    23      .50%  $    49     2.40%
    61-90 days......................        4     .03          --       --        14      .30        40     1.97
    Over 90 days....................       22     .18           4      .04        41      .89        --       --
                                     --------   -----    --------    -----   -------    -----   -------    -----
    Total delinquencies............. $    198    1.59%   $     33      .35%  $    78     1.69%  $    89     4.37%
                                     ========   =====    ========    =====   =======    =====   =======    =====
Other Loans(1)
Total portfolio serviced............ $     32            $     32            $   110            $ 1,065
                                     ========            ========            =======            =======
Period of delinquency
    31-60 days...................... $     --      --    $     --       --   $    --       --%  $    16     1.51%
    61-90 days......................       --      --          --       --        18    16.36        30     2.82
    Over 90 days....................       32  100.00%         32   100.00%       50    45.45        21     1.97
                                     --------  ------    --------    -----   -------    -----   -------    -----
    Total delinquencies............. $     32  100.00%   $     32   100.00%  $    68    61.81%  $    67     6.30%
                                     ========  ======    ========    =====   =======    =====   =======    =====
          Company Combined
------------------------------------
Total portfolio serviced............ $214,458            $176,651            $59,891            $17,774
                                     ========            ========            =======            =======
Period of delinquency...............
    31-60 days...................... $  2,670    1.24%   $  2,170     1.23%  $   109      .18%  $   206     1.16%
    61-90 days......................      889     .42         803      .45       150      .25       145      .82
    Over 90 days....................    2,577    1.20         837      .47     1,124     1.87       331     1.86
                                     --------   -----    --------    -----   -------    -----   -------    -----
    Total delinquencies............. $  6,136    2.86%   $  3,810     2.15%  $ 1,383     2.30%  $   682     3.84%
                                     ========   =====    ========    =====   =======    =====   =======    =====
REO................................. $  1,098     .51%   $    605            $   608            $   762
                                     ========   =====    ========            =======            =======
Losses experienced during
    the period...................... $    100     .05%   $     98      .06%  $   129      .22%  $    88      .49%
                                     ========    ====    ========     ====   =======     ====   =======      ===
Allowance for credit losses
    at end of period................ $  2,232    1.04%   $  1,764     1.00%  $   707     1.18%  $   155      .87%
                                     ========    ====    ========     ====   =======     ====   =======      ===

(1) Includes secured and unsecured consumer loans originated by HCDC.

    The following table sets forth the Company's loss experience for the periods indicated.

                                       For the Three
                                       Months Ended               For the Year
                                       September 30,              Ended June 30,
                                      --------------  ----------------------------------
                                          1997         1997         1996           1995
                                      --------------  ----------------------------------
                                                                 (In Thousands)

Business Purpose Loans...........       $ 49          $  34         $ 92           $ 86
Home Equity Loans................         --             --           --             --
Other Loans......................         --             --           37              2
Leases...........................         51             64           --             --
                                        ----          -----        -----           ----
         Total losses............       $100          $  98        $ 129           $ 88
                                        ====          =====        =====           ====

  The Company's total delinquencies as a percentage of the total loan and lease portfolio serviced decreased from June 30, 1995 to June 30, 1996 while the dollar amount of loans and leases delinquent increased, which increase is reflective of the increase in the Company's total loan and lease portfolio serviced. Similarly, the increase in the dollar amount of the Company's loans and leases delinquent at June 30, 1997 as compared to June 30, 1996 reflects the continued growth of the Company's managed loan and lease portfolio. Total delinquencies, as a percentage of the total loan and lease portfolio serviced were 2.15% at June 30, 1997 as compared to 2.30% at June 30, 1996. Total delinquencies increased from $3.8 million at June 30, 1997 to $6.1 million at September 30, 1997 due to the continued seasoning of the Company's Home Equity Loan portfolio. The Company's delinquency rate as a percentage of the total loan and lease portfolio serviced was 2.86% at September 30, 1997 as compared to 2.15% at June 30, 1997.

Interest Rate Risk Management

         The Company's profitability is largely dependent upon the spread between the effective rate of interest received on the loans originated or purchased by the Company and interest rates payable pursuant to the Company's credit facilities or the pass-through rate for interests issued in connection with the securitization of loans. The Company's spread may be negatively impacted to the extent it holds fixed-rate mortgage loans in its held for sale portfolio prior to securitization. The adverse effect on the Company's spread may be the result of increases in interest rates during the period the loans are held prior to securitization or as a result of an increase in the rate required to be paid to investors in connection with the securitization.


         In August 1995, the Company implemented a hedging strategy in an attempt to mitigate the effect of changes in interest rates on its fixed-rate mortgage loan portfolio between the date of origination and securitization. This strategy involves short sales of a combination of U.S. Treasury securities with an average life which closely match the average life of the loans to be securitized. The settlement date of the short sale, as well as the buy back of the Treasury securities coincides with the anticipated settlement date of the underlying securitization. At June 30, 1997, the Company had sold short $20.0 million of U.S. Treasury securities. The deferred loss related to these activities was approximately $200,000 at June 30, 1997. During the year ended June 30, 1997, the Company incurred a loss of approximately $31,000 on short sales of securities. During the three months ended September 30, 1997, the Company incurred a loss of approximately $1.3 million on short sales of securities. The Company also prefunds loan originations in connection with its loan securitizations which enables the Company to determine in the current period the rate to be received by the investors on loans to be originated and securitized in a future period.


         The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.


         The Company believes that it has implemented a cost-effective hedging program to provide a level of protection against changes in market value of its fixed-rate mortgage loans held for sale. However, an effective interest rate risk management strategy is complex and no such strategy can completely insulate the Company from interest rate changes. The nature and timing of hedging transactions may impact the effectiveness of hedging strategies. Poorly designed strategies or improperly executed transactions may increase rather than mitigate risk. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases. In the event of a decrease in market interest rates, the Company would experience a loss on the purchase of Treasury securities involved in the interest rate lock transaction which would be reflected on the Company's financial statements during the period in which the buy back of the Treasury securities occurred. Such loss would be offset by the income realized from the securitization in future periods. As a result, the Company may be prevented from effectively hedging its fixed-rate loans held for sale, without reducing the Company's income in current periods due to the costs associated with the Company's hedging activities.


         In the future, the Company intends to continue to engage in short sales of Treasury securities as part of its interest rate risk management strategy.


         The Company also experiences interest rate risk to the extent that as of September 30, 1997 approximately $30.9 million of its liabilities were comprised of subordinated debt with scheduled maturities of greater than one year. To the extent that interest rates decrease in the future, the rates paid on such liabilities could exceed the rates received on new loan originations resulting in a decrease in the Company's spread.


Liquidity and Capital Resources


         The Company continues to fund its loans principally through (i) the securitization and sales of loans which it originates, (ii) the sale of the Company's registered subordinated debt, (iii) institutional debt financing, and
(iv) retained earnings. In addition, during the year ended June 30, 1997, the Company utilized the capital market to sell additional shares of its Common Stock. The Company's cash requirements include the funding of loan originations, payment of interest expense, funding over-collateralization requirements, operating expenses and capital expenditures.


         To a limited extent, the Company presently intends to continue to augment the interest and fee income it earns on its loan and lease portfolio, from time to time, by selling loans either at the time of origination or from its portfolio to unrelated third parties. These transactions also create additional liquid funds available for lending activities.

         In recent periods, the Company has significantly increased its reliance on securitizations to generate cash proceeds for the repayment of debt and to fund its ongoing operations. During fiscal 1996, the Company completed two loan securitizations involving $14.5 million of Business Purpose Loans and $22.0 million of Business Purpose and Home Equity Loans, respectively. The securitizations occurring during fiscal 1996 resulted in proceeds of approximately $34.3 million. During fiscal June 30, 1997, the Company completed two securitizations involving $115.0 million of Business Purpose Loans and Home Equity Loans. These securitizations resulted in net proceeds of approximately $111.6 million. During the three months ended September 30, 1997, the Company securitized $12.1 million of Business Purpose Loans and $47.6 million of Home Equity Loans. This securitization resulted in net proceeds of approximately $58.5 million. The Company has utilized the proceeds of the securitizations to fund the origination of new loans and leases and to repay funds borrowed pursuant to the Company's warehouse financing facilities. As a result of the terms of the securitizations, the Company will receive less cash flow from the portfolios of loans securitized than it would otherwise receive absent securitizations.

         The Company's sale of loans through securitizations has resulted in gains on sale of loans recognized by the Company. For the three months ended September 30, 1997 and the fiscal years 1997 and 1996, the Company had net gain on sale of loans through securitizations of $8.5 million, $20.0 million and $8.6 million, respectively. The Company uses a portion of the proceeds of a securitization, net of fees and costs of the securitization, are used to repay its warehouse credit facilities. Additionally, in a securitization, the Company obtains the right to receive excess cash flows generated by the securitized loans held in the trust referred to herein as the interest only and residual strips and capitalizes mortgage servicing rights, each of which creates non-cash taxable income. Consequently, the income tax payable and the expenses related to the securitizations negatively impact the Company's cash flow. As a result, the Company may operate on a negative operating cash flow basis which could negatively impact the Company's results of operations during such periods. See "Risk Factors -- Dependence Upon Securitizations and Fluctuations in Operating Results."


         Additionally, pursuant to the terms of the securitizations, the Company will act as the servicer of the loans and in that capacity will be obligated to advance funds in certain circumstances in respect of each monthly loan interest payment that accrued during the collection period for the loans but was not received, unless the Company determines that such advances will not be recoverable from subsequent collections in respect of the related loan. The Company's obligation to advance funds in its capacity as servicer of the loans may create greater demands on the Company's cash flow than either selling loans or maintaining a portfolio of loans.

         Subject to economic, market and interest rate conditions, the Company intends to continue to implement additional securitizations of its loan portfolios and may in the future securitize its Equipment Lease portfolio. Adverse conditions in the securitization market could impair the Company's ability to sell loans through securitizations on a favorable or timely basis. Since the sale of loans through securitizations is an important source of revenues, any such delay or impairment could have a material adverse impact on the Company's results of operations. See "Risk Factors -- Changes In Interest Rates May Adversely Affect Profitability."

         Despite its use of a portion of the proceeds of the securitizations to fund loan originations, the Company continues to rely on borrowings such as its subordinated debt and warehouse credit facilities or lines of credit to fund its operations. At September 30, 1997, the Company had a total of $70.1 million of subordinated debt outstanding, including $17.3 million of Notes sold pursuant to this Offering. The Company also had available credit facilities and lines of credit totaling $150.0 million, none of which was drawn upon on such date.


         In February 1997, the Company completed an underwritten public offering of 1,150,000 shares of its Common Stock. The stock was sold at a price of $20.00 per share. The offering of the Common Stock resulted in net proceeds of approximately $20.7 million.


         Between 1990 and 1993, American Business Finance Corporation ("ABFC"), an indirect subsidiary of ABFS, sold approximately $1.7 million in principal amount of subordinated debt at rates ranging from 8.0% to 14.0%. In December 1993, the Company ceased selling subordinated debt through ABFC. As of September 30, 1997, ABFC had approximately $908,000 of the subordinated debt outstanding. This debt is currently maturing and will be fully extinguished by October 1998.

         In addition, between July 1, 1997 and September 30, 1997, ABFS sold $16.7 million in principal amount of subordinated debt (including redemptions and repurchases by investors), pursuant to registered public offerings with maturities ranging between one day and ten years. As of September 30, 1997, ABFS had approximately $69.2 million of subordinated debt outstanding (excluding the debt of ABFC). The proceeds of such sales of debt have been used to fund general operating and lending activities. The Company intends to meet its obligations to repay such debt as it matures with income generated through its lending activities and funds generated from repayment of outstanding loans. The repayment of such obligations should not adversely affect the Company's operations.

         The Company's subsidiaries have an aggregate $50.0 million Interim Warehouse and Security Agreement with Prudential Securities Realty Funding Corporation. In July 1997, the Company and certain of its subsidiaries obtained a $100.0 million warehouse credit facility from a syndicate of banks led by Chase Manhattan Bank/Chase Bank of Texas, NA ("CBT"). Under this warehouse facility, the Company may obtain advances, subject to certain conditions, including sublimits, based upon the type of collateral securing the advance. The Company's obligations under the CBT warehouse facility are collateralized by certain pledged loans and leases and other collateral related thereto. The CBT warehouse facility also requires the Company to meet certain financial ratios and contains restrictive covenants, including covenants limiting loans to and transactions with affiliates, the incurrence of additional debt, and the types of investments that can be made by the Company and its subsidiaries. The CBT warehouse facility has a term of two years. At September 30, 1997, neither of these credit facilities was being utilized.


         The Company is currently discussing the possibility of obtaining additional lines of credit with other lenders and providers of credit.


         As of September 30, 1997, the Company had $39.2 million of debt scheduled to mature during the twelve months ending September 30, 1998 which was comprised of maturing subordinated debt. The Company currently expects to refinance the maturing debt through extensions of maturing debt or new debt financing and, if necessary, may retire the debt through cash flow from operations and loan sales or securitizations. Despite the Company's current use of securitizations to fund loan growth, the Company is also dependent upon other borrowings to fund a portion of its operations. As a result, the Company intends to continue to utilize debt financing to fund its operations in the future. See "Risk Factors - Dependence Upon Debt Financing."

         From time to time, the Company considers potential acquisitions of related businesses or assets which could have a material impact upon the Company's results of operations and liquidity position. Effective October 1, 1997, the Company acquired NJMIC, a Roseland, New Jersey based mortgage and leasing company. The purchase price for the NJMIC stock consisted of an initial payment of $11.0 million in cash and 20,240 shares of the Company's Common Stock and included a contingent payment of up to an additional $9.0 million to be paid in the future if NJMIC achieves certain performance targets. The acquisition of NJMIC was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on the fair values at the date of acquisition. Since the fair value of NJMIC's assets approximated the liabilities assumed, the majority of the purchase price was recorded as goodwill. On October 1, 1997, NJMIC had a $3.0 million note outstanding issued to N.M. Rothschild & Sons. This note matures on July 1, 2002. See "Business." See Note 15 of the Notes to Consolidated Financial Statements for additional information regarding the Company's acquisition of NJMIC.

         The Company leases certain of its facilities under a five-year operating lease expiring in January 2003 at a minimum annual rental of approximately $700,000. The lease contains a renewal option for an additional period at increased annual rental. See "Business - Properties."

         Many existing computer programs, including those utilized by the Company, use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 (the "Year 2000 Issue"). The Company has evaluated the costs associated with addressing the Year 2000 Issue and has determined that such cost is not reasonably likely to affect the Company's future financial results, nor is it likely to cause the Company's reported financial information not to be necessarily indicative of future operating results or future financial condition.


Recent Accounting Pronouncements

         Set forth below are recent accounting pronouncements which may have a future effect on the Company's operations. These pronouncements should be read in conjunction with the significant accounting policies which the Company has adopted that are set forth in the Company's notes to consolidated financial statements.


         In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15,

Earnings per Share, and makes them comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 will be effective for financial statements for both interim and annual periods ending after December 15, 1997. Based upon the Company's analysis of SFAS No. 128, the Company does not believe that the implementation of SFAS No. 128 will have a material effect on the computation of its earnings per share. See Note 14 of the Notes to Consolidated Financial Statements.


         In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129"). SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 will be effective for financial statements for periods ending after December 15, 1997. Based upon the Company's current capital structure, the Company does not believe that the implementation of SFAS No. 129 will have a material effect on the Company's disclosure of information regarding its capital structure.


         In June 1997, FASB issued SFAS No. 130 "Reporting Comprehensive Income". ("SFAS No. 130") establishes standards for the reporting and display of comprehensive income in a full set of general purpose financial statements. The provisions of SFAS No. 130 are effective for fiscal years beginning after December 15, 1997.

         In June 1997, FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131") requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to stockholders. SFAS No. 131 also requires that public business enterprises report certain information about their products and services, the geographical areas in which they operate and their major customers. The provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997.

         Due to the recent issuance of these pronouncements, the Company has not completed its analysis of the impact of SFAS No. 130 and SFAS No. 131.


Impact of Inflation and Changing Prices

         The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                                    BUSINESS

General


         ABFS is a financial services company operating primarily in the eastern region of the United States. The Company, through its principal direct and indirect subsidiaries, originates, sells and services Business Purpose Loans, Home Equity Loans and First Mortgage Loans. The Company also originates Equipment Leases. In addition, the Company recently commenced implementation of the Bank Alliance Program pursuant to which it has entered into exclusive business arrangements with several financial institutions pursuant to which the Company will purchase Home Equity Loans that do not meet the underwriting guidelines of the selling institution but that do meet the Company's underwriting criteria.


         The Company's customers currently consist primarily of two groups. The first category of customers includes credit-impaired borrowers who are generally unable to obtain financing from banks, savings and loan associations or other finance companies that have historically provided loans only to individuals with favorable credit characteristics. These borrowers generally have impaired or unsubstantiated credit characteristics and/or unverifiable income and respond favorably to the Company's marketing efforts. The second category of customers includes borrowers who would qualify for loans from traditional lending sources but elect to utilize the Company's products and services. The Company's experience has indicated that these borrowers are attracted to the Company's loan products as a result of its marketing efforts, the personalized service provided by the Company's staff of highly trained lending officers and the timely response to loan requests. Historically, both categories of customers have been willing to pay the Company's origination fees and interest rates which are generally higher than those charged by traditional lending sources. The Company also markets First Mortgage Loans to borrowers with favorable credit histories.

         The Company was incorporated in Delaware in 1985 and began operations in 1988 and initially offered Business Purpose Loans. The Company currently originates Business Purpose Loans through a retail network of salespeople in Pennsylvania, Delaware, New Jersey, New York, Virginia, Maryland, Connecticut, North Carolina and Ohio. The Company focuses its marketing efforts on small businesses who do not meet all of the credit criteria of commercial banks and small businesses that the Company's research indicates are predisposed to using the Company's products and services.

         The Business Purpose Loans originated by the Company are secured by real estate. In substantially all cases, the Company receives additional collateral in the form of, among other things, personal guarantees, pledges of securities, assignments of contract rights, life insurance and lease payments and liens on business equipment and other business assets, as available. The Company's Business Purpose Loans are generally originated with fixed rates and typically have origination fees of 5.0% to 6.0%. The weighted average interest rate received on the Business Purpose Loans originated by the Company was 15.97% and 15.91% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. Business Purpose Loans typically have significant prepayment penalties which the Company believes tend to extend the average life of such loans and make these loans more attractive products to securitize. The Business Purpose Loans securitized in the Company's last two securitizations had a weighted average loan-to-value ratio (based solely upon the real estate collateral securing the loans) of 60.0% at the time of securitization.

         The Company's strategy for expanding its business purpose lending program focuses on motivating borrowers through the investment in retail marketing and sales efforts rather than on emphasizing discounted pricing or a reduction in underwriting standards. The Company utilizes a proprietary training program involving extensive and on-going training of its loan officers. The Company originated $10.4 million and $38.7 million of Business Purpose Loans for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. See "--Lending and Leasing Activities --Business Purpose Lending."

         ABFS entered the Home Equity Loan market in 1991. The Company originates Home Equity Loans primarily to credit-impaired borrowers through retail marketing which includes telemarketing operations, direct mail, radio and television advertisements. The Company currently originates Home Equity Loans in Pennsylvania, New Jersey, New York, Delaware, Maryland, Virginia, Georgia, North Carolina, South Carolina, Florida, Connecticut, Illinois, Ohio, Indiana and Tennessee. The Company originated $43.8 million and $91.8 million of Home Equity Loans for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. The weighted average interest rate on Home Equity Loans originated by the Company was 12.12% and 11.69% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively.

         The Company initiated the Bank Alliance Program in fiscal 1996. The Company believes that the Bank Alliance Program is a unique method of increasing the Company's production of Home Equity Loans to credit-impaired borrowers. Currently, the Company has entered into agreements with eight financial institutions which provide the Company with the opportunity to underwrite, process and purchase Home Equity Loans generated by the branch networks of such institutions which consist of approximately 1,000 branches located in Pennsylvania, Delaware, New Jersey and Maryland. The Company is also negotiating with other financial institutions regarding their participation in the program. The Company intends to expand its Bank Alliance Program with financial institutions across the United States. See "--Lending and Leasing Activities -- Home Equity Lending."

         ABFS began offering First Mortgage Loans in October 1997 in connection with its acquisition of NJMIC. The Company originates First Mortgage Loans for sale in the secondary market with servicing released. The Company's first mortgage lending market area includes 15 states. See "-- Lending and Leasing Activities -- First Mortgage Lending."

         ABFS began offering Equipment Leases in December 1994 to complement its business purpose lending program. The Company originates leases on a nationwide basis with a particular emphasis on the eastern portion of the United States. The Company believes that cross-selling opportunities exist for offering lease products to Business Purpose Loan customers and offering Business Purpose Loans to lease customers. The Company originated $4.5 million and $8.0 million of Equipment Leases, respectively, during the three months ended September 30, 1997 and the year ended June 30, 1997. The weighted average interest rate received on the Equipment Leases originated by the Company was 13.47% and 15.48% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. The Company currently holds all Equipment Leases originated in its lease portfolio to generate interest income. The Company intends to attempt to securitize its Equipment Lease portfolio in the future subject to market and economic conditions. See "--Lending and Leasing Activities."


         From the inception of the Company's business in 1988 through September 30, 1997, the Company has experienced total net loan and lease losses of approximately $450,000. The Company's losses on its total loan and lease portfolio serviced totaled $100,000, $98,000 and $129,000 respectively, for the three months ended September 30, 1997 and the years ended June 30, 1997 and 1996. The Company's loans and leases delinquent over 30 days (excluding real estate owned) represented 2.86% and 2.15%of the total loan and lease portfolio serviced at September 30, 1997 and June 30, 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality."


         The ongoing securitization of loans is a central part of the Company's current business strategy. Through September 30, 1997, the Company had securitized an aggregate of $87.4 million of Business Purpose Loans and $133.5 million of Home Equity Loans. The Company retains the servicing rights on its securitized loans. See "--Securitizations."

         In addition to securitizations, the Company funds its operations with subordinated debt that the Company markets directly to individuals from the Company's principal operating office located in Pennsylvania and branch offices located in Florida and Arizona. At September 30, 1997, the Company had $70.1 million in subordinated debt outstanding with a weighted average coupon of 9.23% and a weighted average maturity of 24.2 months. Of this amount, $17.3 million represents Notes sold pursuant to this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         The Company intends to continue to utilize funds generated from the securitization of loans and the sale of subordinated debt to increase its loan and lease originations and to expand into new geographic markets, with an initial focus on the continued expansion in the southeastern region of the United States and initial entry into the midwestern region of the United States.

Subsidiaries

         American Business Financial Services Inc.'s only activity as of the date hereof has been: (i) acting as the holding company for its operating subsidiaries and (ii) raising capital for use in the Company's lending operations. ABFS is the parent holding company of American Business Credit, Inc. ("ABC") and its primary subsidiaries, American Business Finance Corporation ("ABFC"), HomeAmerican Credit, Inc. (d/b/a Upland Mortgage and referred to herein as "HAC" or "Upland"), Processing Service Center, Inc. ("PSC"), HomeAmerican Consumer Discount Company ("HCDC"), American Business Leasing ("ABL"), ABC Holdings Corporation ("Holdings"); and NJMIC and its subsidiary, Federal Leasing Corp. (The Company and its direct and indirect subsidiaries are collectively referred to herein as the "Company").

         ABC, a Pennsylvania corporation incorporated in 1988 and acquired by the Company in 1993, originates, services and sells Business Purpose Loans. HAC, a Pennsylvania corporation incorporated in 1991, originates and sells Home Equity Loans. HAC acquired Upland Mortgage Corp. in 1996 and since such time has conducted business as "Upland Mortgage." Upland also purchases Home Equity Loans through the Bank Alliance Program. Processing Service Center, Inc. processes Home Equity Loan applications for financial institutions as part of the Bank Alliance Program. Incorporated in 1994, ABL commenced operations in 1995 and originates and services Equipment Leases.

         ABC Holdings Corporation was incorporated to hold properties acquired through foreclosure. HCDC was incorporated in 1993 for the purpose of offering secured and unsecured small consumer loans (i.e., loans up to $15,000) for sale to third party investors. Collateral securing such loans includes residential real estate, automobiles, boats and other personal property. As of June 30, 1997, HCDC maintained a portfolio of consumer loans of approximately $32,000. The Company does not intend to emphasize this area of its business in the future.

         NJMIC, a New Jersey corporation organized in 1938 and acquired by the Company in October 1997, is currently engaged in the origination and sale of Home Equity Loans, as well as First Mortgage Loans. Historically, NJMIC sold loans it originated in the secondary market with servicing released. The Company intends to continue to sell First Mortgage Loans originated by NJMIC in the secondary market with servicing released. The Company intends to securitize Home Equity Loans originated by NJMIC pursuant to the Company's current securitization program.

         NJMIC's wholly-owned subsidiary, Federal Leasing Corp. ("Federal"), is a Delaware corporation which was organized in 1974. ABFS intends to continue to securitize leases originated by Federal in the future subject to economic and market conditions. Federal generally sells such leases through securitizations and maintains the servicing on such leases.


         The Company's indirect subsidiaries, ABFS 1995-1, Inc., ABFS 1995-2, Inc., ABFS 1996-1, Inc., ABFS 1996-2, Inc., ABFS 1997-1, Inc. and ABFS 1997-2,
Inc. are Delaware investment holding companies. Such companies were incorporated to facilitate the Company's securitizations. The stock of such subsidiaries is held by ABC and Upland Mortgage. In connection with the acquisition of NJMIC and Federal, the Company acquired FLC Financial Corp. and FLC II Financial Corp., the Delaware investment holding companies incorporated to facilitate the securitization of Federal's leases. The stock of such companies is held by Federal. None of these corporations engage in any business activity other than holding the subordinated certificate, if any, and the interest only and residual strips created in connection with the Company's securitizations. See "--Securitizations." ABFC was incorporated in 1990 in order to issue subordinated debt in 1990 through 1993. Since December 1993, ABFC has been inactive. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  The following chart sets forth organizational structure of ABFS.(l)



                                                                  ABFS
                                                            (Holding Company)
                                                       (Issues subordinated debt)
                                                                   |
                                                                   |
                                                     AMERICAN BUSINESS CREDIT, INC.
                                            (Originates and services Business Purpose Loans)
                                                                   |
                                                                   |
         ----------------------------------------------------------------------------------------------------
         |                     |                   |               |              |            |            |
         |                     |                   |               |              |            |            |

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     NEW JERSEY             AMERICAN                                            HOME
      MORTGAGE            CREDIT, INC.         PROCESSING      AMERICAN       AMERICAN                   AMERICAN
         AND                 d b a              SERVICE        BUSINESS       CONSUMER        ABC        BUSINESS
     INVESTMENT              UPLAND             CENTER,        LEASING,       DISCOUNT      HOLDINGS     FINANCE
        CORP.              MORTGAGE(2)            INC.           INC.         COMPANY        CORP.        CORP.

   (Originates,           (Originates,         (Process       (Originates    (Originates     (Holds      (Issued
   and services           purchases and      Bank Alliance    and services    and sells    foreclosed    subordi-
 First Mortgage and       services Home      Program Home      Equipment       small          real        nated
  Home Equity Loans)      Equity Loans)      Equity Loans)      Leases)       consumer       estate)      debt
                                                                             installment                from 1990
                                                                               loans)                    to 1993)

       |
       |
       |
       |
    FEDERAL
    LEASING
     CORP.

   (Originates
    Equipment
    Leases)




(1) In addition to the corporations pictured above, the Company and its subsidiaries have organized a special purpose corporation for each of its securitizations. Such corporations are indirect subsidiaries of ABFS.

(2) Loans purchased by Upland represent loans acquired through the Bank Alliance Program.

Lending and Leasing Activities


         General. The following table sets forth certain information concerning the loan and lease origination, purchase and sale activities of the Company for the three months ended September 30, 1997 and the years ending June 30, 1997, 1996 and 1995. The Company did not originate First Mortgage Loans prior to October 1997.

                                                                  Three Months
                                                                      Ended
                                                                   September 30,                  Year Ended June 30,
                                                                   -------------       --------------------------------------------
                                                                       1997              1997             1996               1995
                                                                       ----              ----             ----               ----
                                                                                               (Dollars in Thousands)
Loans/Leases Originated/Purchased
   (Net of Refinances)
      Business Purpose Loans ...............................          $10,667           $38,721           $28,872           $18,170
      Home Equity Loans ....................................          $43,771           $91,819           $36,479           $16,963
      Equipment Leases .....................................          $ 4,512           $ 8,004           $ 5,967           $ 2,220
      Other Loans ..........................................          $    --           $    39           $   240           $ 1,108
Number of Loans/Leases Originated/Purchased
      Business Purpose Loans ...............................              131               498               371               257
      Home Equity Loans ....................................              892             1,791               772               365
      Equipment Leases .....................................              467               743               530               193
      Other Loans ..........................................               --                 8                52               237
Average Loan/Lease Size
      Business Purpose Loans ...............................          $    81           $    78           $    78           $    71
      Home Equity Loans ....................................          $    49           $    51           $    47           $    46
      Equipment Leases .....................................          $    10           $    11           $    11           $    12
      Other Loans ..........................................          $    --           $     5           $     5           $     5

Weighted Average Interest Rate on Loans/Leases
   Originated
      Business Purpose Loans ...............................            15.97%            15.91%            15.83%            16.05%
      Home Equity Loans ....................................            12.12%            11.69%             9.94%            12.68%
      Equipment Leases .....................................            13.47%            15.48%            17.22%            15.85%
      Other Loans ..........................................                 %            20.83%            24.50%            24.51%
Weighted Average Term (in months)
      Business Purpose Loans ...............................              173               184               169               173
      Home Equity Loans ....................................              252               218               194               212
      Equipment Leases .....................................               43                40                42                40
      Other Loans ..........................................               --                59                50                53
Loans/Leases Sold
      Business Purpose Loans ...............................          $12,087           $38,083           $28,252           $24,762
      Home Equity Loans ....................................          $54,144           $80,734           $24,325           $16,963
      Equipment Leases .....................................          $    --             $  --           $ 2,259           $    --
      Other Loans ..........................................          $    --             $  58           $ 1,108           $    --
Number of Loans/Leases Sold
      Business Purpose Loans ...............................              123               497               378               384
      Home Equity Loans ....................................            1,030             1,631               512               365
      Equipment Leases .....................................               --                --               193                --
      Other Loans ..........................................               --                 8               252                --

Weighted Average Rate on Loans/Leases
      Originated ...........................................            12.92%            13.09%            12.97%            14.85%

         The following table sets forth information regarding the average loan-to-value ratios for loans originated by the Company during the periods indicated. The Company did not originate any First Mortgage Loans during the periods indicated.

                                                      Three Months
                                                   Ended September 30,              Year Ended June 30,
                                                   -------------------         -----------------------------
                     Loan Type                             1997                1997                    1996
--------------------------------------------------         ----                ----                    ----
Business Purpose Loans............................        60.0%                 60.0%                   58.9%
Home Equity Loans.................................        71.8                  72.0                    68.8

         The following table shows the geographic distribution of the Company's loan and lease originations and purchases during the periods indicated.

                                   Three Months Ended
                                     September 30,                           Year Ended June 30,
                                   -----------------  ---------------------------------------------------------
                                     1997        %       1997      %       1996         %       1995        %
                                   -------     -----  --------   -----    -------     -----   --------    -----
                                                                        (Dollars in Thousands)
Pennsylvania..............         $18,439     31.28  $ 53,834   38.85%    $33,324      46.57% $ 17,913     46.57%
New Jersey................          15,539     26.35    40,725   29.39      20,986      29.33    16,300     42.38
New York..................           2,617      4.44     8,343   6.02        7,417      10.36     1,534      3.99
Virginia..................           2,688      4.56     5,469   3.95          104       0.15       111      0.29
Maryland..................           2,127      3.61     5,010   3.61        4,408       6.16     1,191      3.10
North Carolina............           1,871      3.17     4,245   3.06           78       0.11         6      0.02
Delaware..................           1,615      2.74     3,117   2.25        2,724       3.81       481      1.25
Florida...................           2,392      4.06     3,670   2.65          674       0.94       149      0.39
Georgia...................           9,805     16.63    10,092   7.28          181       0.25        98      0.25
Connecticut...............             200       .34     2,005   1.45           87       0.12         5      0.01
Other.....................           1,662      2.82     2,073   1.49        1,575       2.20       673      1.75
                                    -------   ------   -------- ------     -------     ------  --------    ------
         Total............         $58,950    100.00% $138,583 100.00%     $71,558     100.00% $ 38,461    100.00%
                                    =======   ======  ======== ======      =======     ======  ========    ======

         Business Purpose Lending. Through its subsidiary, ABC, the Company originates Business Purpose Loans to corporations, partnerships, sole proprietors and other business entities for various business purposes including, but not limited to, working capital, business expansion, equipment acquisition and debt-consolidation. The Company does not target any particular industries or trade groups and, in fact, takes precautions against concentrations of loans in any one industry group. All Business Purpose Loans are collateralized by a first or second mortgage lien on a principal residence or some other parcel of real property, such as office and apartment buildings and mixed use buildings, owned by the borrower, a principal of the borrower, or a guarantor of the borrower. In addition, such loans are generally further collateralized by personal guarantees, pledges of securities, assignments of contract rights, life insurance and lease payments and liens on business equipment and other business assets, as available.


         Business Purpose Loans generally range from $15,000 to $350,000 and had an average loan size of approximately $81,000 for the loans originated during the three months ended September 30, 1997. Generally, Business Purpose Loans are made at fixed rates and for terms ranging from five to 15 years. Such loans generally have origination fees of 5.0% to 6.0% of the aggregate loan amount. For the three months ended September 30, 1997, the weighted average interest rate received on such loans was 15.97% and the average loan-to-value ratio was 60.0% for the loans originated by the Company during such period. During the three months ended September 30, 1997 and the year ended June 30, 1997, the Company originated $10.4 million and $38.7 million of Business Purpose Loans, respectively.

         Generally, the Company computes interest due on its outstanding loans using the simple interest method. Where permitted by applicable law, a prepayment fee is imposed. Although prepayment fees imposed vary based upon applicable state law, the prepayment fees provided for in the Company's Business Purpose Loan documents generally amount to a significant portion of the outstanding loan balance. The Company believes that such prepayment terms tend to extend the average life of such loans and make such loans more attractive products to securitize. Whether a prepayment fee is imposed and the amount of such fee, if any, is negotiated between the Company and the individual borrower prior to consummation of the loan. See "-- Securitizations."

         Home Equity Lending. The Company originates Home Equity Loans primarily to credit-impaired borrowers through Upland and NJMIC. Historically, Home Equity Loans originated and funded by the Company were sold to one of several third party lenders, at a premium and with servicing released. Currently, the Company builds portfolios of Home Equity Loans for the purpose of securitizing such loans.

         Home Equity Loan applications are obtained from potential borrowers over the phone and in person. The loan request is then processed and closed. The loan processing staff generally provides its home equity borrowers with a loan approval within 24 hours and closes its Home Equity Loans within approximately seven to ten days of obtaining a loan approval.

         Home Equity Loans generally range from $15,000 to $250,000 and had an average loan size of approximately $49,000 for the loans originated during the three months ended September 30, 1997. Generally, Home Equity Loans are made at fixed rates of interest and for terms ranging from 15 to 30 years. Such loans generally have origination fees of approximately 2.0% of the aggregate loan amount. For the three months ended September 30, 1997, the weighted average interest rate received on such loans was 12.12% and the average loan-to-value ratio was 71.8% for the loans originated by the Company during such period. During the three months ended September 30, 1997 and the year ended June 30, 1997, the Company originated $43.8 million and $91.8 million of Home Equity Loans, respectively. The Company attempts to maintain its interest and other charges on Home Equity Loans competitive with the lending rates of other finance companies and banks. Where permitted by applicable law, a prepayment fee may be imposed and is generally charged to the borrower on the prepayment of a Home Equity Loan except in the event the borrower refinances a Home Equity Loan with the Company.

         In fiscal 1996, Upland, in conjunction with PSC, implemented the Bank Alliance Program which is designed to provide an additional source of Home Equity Loans. The Bank Alliance Program targets traditional financial institutions, such as banks, which because of their strict underwriting and credit guidelines have generally provided mortgage financing only to the most credit-worthy borrowers. The program enables such financial institutions to originate loans to credit-impaired borrowers in order to achieve certain community reinvestment objectives and subsequently sell such loans to Upland.

         Under the program, a borrower who fails to meet a financial institution's underwriting guidelines will be referred to PSC which will process the loan application and underwrite the loan pursuant to Upland's underwriting guidelines. If the borrower qualifies under Upland's underwriting standards, the loan will be originated by the financial institution and subsequently sold to Upland.

         Since the introduction of this program, agreements have been entered into with eight financial institutions which provide the Company with the opportunity to underwrite, process and purchase loans generated by the branch networks of such institutions which consist of approximately 1,000 branches located in Pennsylvania, Delaware, New Jersey and Maryland. During the three months ended September 30, 1997 and the year ended June 30, 1997, the Company purchased $1.4 million and $7.6 million of loans, respectively, pursuant to this program. The Company continues to market this program to other regional and national banking institutions. The Company is also negotiating with other financial institutions regarding their participation in the program.

         First Mortgage Loans. In October 1997 in connection with its acquisition of NJMIC, the Company commenced originating First Mortgage Loans secured by one-to four-unit residential properties located primarily in the eastern region of the United States. Such properties are generally owner-occupied single family residences but may also include second homes and investment properties. Such loans are generally made to borrowers with favorable credit histories and are underwritten pursuant to Federal Home Loan Mortgage Corporation ("FHLMC") or Federal National Mortgage Association ("FNMA") standards to permit their sale in the secondary market. NJMIC typically sells such loans to third parties with servicing released. NJMIC also originates Federal Housing Authority ("FHA") and Veterans Administration ("VA") loans which are subsequently sold to third parties with servicing released. The Company intends that NJMIC will continue to originate such loans for sale in the secondary market.

         Leasing Activities. The Company through its indirect subsidiaries, ABL and Federal, originates Equipment Leases to corporations, partnerships, other entities and sole proprietors on various types of business equipment including, but not limited to, computer equipment, phone systems, copiers, construction equipment, commercial equipment, medical equipment and industrial equipment. The Company generally does not target credit-impaired borrowers. All such lessees must meet certain specified financial and credit criteria. The Company originates leases throughout the United States with primary emphasis on the eastern portion of the United States.

         Generally, the Company's Equipment Leases are of two types: (i) finance leases which have a term of 12 to 60 months and provide a purchase option exercisable by the lessee at $1.00 at the termination of the lease and (ii) fair market value or true leases which have a similar term but provide a purchase option exercisable by the lessee at the fair market value of the equipment at the termination of the lease. The Company's Equipment Leases generally range in size from $3,000 to $150,000, with an average lease size of approximately $10,000 for the leases originated during the three months ended September 30, 1997. Leases in excess of $250,000 are generally sold on a non-recourse basis to third parties. The Company's leases generally have maximum terms of five years. The weighted average interest rates received on such leases for the three months ended September

30, 1997 was 13.47%. During the three months ended September 30, 1997 and the year ended June 30, 1997, the Company originated $4.5 million and $8.0 million of Equipment Leases, respectively. Generally, the interest rates and other terms and conditions of the Company's Equipment. Leases are competitive with the leasing terms of other leasing companies in its market area.

         Currently, all leases originated by ABL and Federal are generally held in the Company's lease portfolio. At September 30, 1997, principal value of the Company's lease portfolio totaled $12.2 million. In addition, the Company acquired $4.8 million of leases in connection with the acquisition of Federal in October 1997. Such leases are serviced by ABL or Federal. Historically, Federal sold all leases originated by it through securitizations with servicing retained. The Company intends to attempt to securitize leases originated by ABL or Federal in the future provided market and economic conditions warrant such activity. ABL has developed relationships with third party purchasers of leases and from time to time will sell a portion of the leases it originates to such third parties. The sale of leases to third party purchasers may or may not require ABL to retain the servicing rights to such leases. See "Risk Factors -- Risks Associated with Leasing Activities."

Marketing Strategy

         The Company concentrates its marketing efforts primarily on two potential customer groups, one of which, based on historical profiles, displays a pre-disposition for being customers of the Company's loan and lease products and the other being credit-impaired borrowers that satisfy the Company's underwriting guidelines. The Company also markets First Mortgage Loans to borrowers with favorable credit histories.

         The Company's marketing efforts for Business Purpose Loans focus on the Company's niche market of selected small businesses located in the Company's market area which generally includes the eastern region of the United States. The Company targets businesses which it believes would qualify for loans from traditional lending sources but would elect to utilize the Company's products and services. The Company's experience has indicated that these borrowers are attracted to the Company as a result of its marketing efforts, the personalized service provided by the Company's staff of highly trained lending officers and the timely response to loan applications. Historically, such customers have been willing to pay the Company's origination fees and interest rates which are generally higher than those charged by traditional lending sources.

         The Company markets Business Purpose Loans through various forms of advertising, and a direct sales force. Advertising media utilized includes large direct mail campaigns and newspaper and radio advertising. The Company's commissioned sales staff, which consists of full-time highly trained sales persons, are responsible for converting advertising leads into loan applications. The Company utilizes a proprietary training program involving extensive and on-going training of its lending officers. The Company's sales staff utilizes significant person-to-person contact to convert direct mail advertising into loan applications and maintains contact with the borrower throughout the application process.

         The Company markets Home Equity Loans through telemarketing, direct mail campaigns as well as television, radio and newspaper advertisements. The Company's television advertising campaign initiated in September 1996 was designed to complement the other forms of advertising utilized by the Company. The Company's integrated approach to media advertising is intended to maximize the effect of the Company's advertising campaigns. The Company also intends to utilize NJMIC's network of loan brokers.

         The Company's marketing efforts for Home Equity Loans are concentrated on the east coast of the United States. In connection with the acquisition of NJMIC, the Company expanded its branch office network to include the states of Illinois, Ohio and Delaware. The Company may open additional sales offices in other states in the future. Loan processing, underwriting, servicing and collection procedures are performed at the Company's main office. The Company also utilizes the Bank Alliance Program as an additional source of loans. See "-- Lending and Leasing Activities -- Home Equity Lending."

         The Company markets First Mortgage Loans through its network of loan brokers. The Company's marketing efforts for First Mortgage Loans are concentrated in the mid-atlantic region of the United States.

         The Company, through ABL and Federal, markets its Equipment Leases throughout the United States with particular emphasis on the eastern portion of the United States. The Company's marketing efforts in the leasing area are focused on the Company's niche market of distributors of small to medium-sized office, industrial and medical equipment. ABL and Federal primarily obtain their equipment leasing customers through equipment manufacturers, brokers and vendors with whom they have a relationship and through a direct sales force. The Company believes that its leasing activities will enhance its cross-selling opportunities with its existing Business Purpose Loan customers.

Loan and Lease Servicing

         Generally, the Company services the loans and leases it maintains in its portfolio or which are securitized by the Company in accordance with its established servicing procedures. Servicing includes collecting and transmitting payments to investors, accounting for principal and interest, collections and foreclosure activities, and disposing of real estate owned. At September 30, 1997, the Company's total servicing portfolio included 4,893 loans and leases with an aggregate outstanding balance of $214.4 million. The Company generally receives servicing fees of 0.50% to 0.75% per annum based upon the outstanding balance of securitized loans serviced and the Company's responsibilities related to collections and accounting for such loans. Notwithstanding the acquisition of NJMIC and Federal, the Company's servicing and collections activities will continue to be centralized at the Company's principal operating office located in Bala Cynwyd, Pennsylvania.

         In servicing its loans and leases, the Company typically sends an invoice to borrowers on a monthly basis advising them of the required payment and its due date. The Company initiates the collection process immediately after a borrower fails to make a monthly payment. When a loan or lease becomes 45 to 60 days delinquent, it is transferred to the Company's work-out department. The work-out department attempts to reinstate a delinquent loan or lease, seek a payoff, or occasionally enter into a modification agreement with the borrower to avoid foreclosure. All proposed work-out arrangements are evaluated on a case-by-case basis, based upon the borrower's past credit history, current financial status, cooperativeness, future prospects and the reasons for the delinquency. If the loan or lease becomes delinquent 61 days or more and a satisfactory work-out arrangement with the borrower is not achieved or the borrower declares bankruptcy, the matter is immediately referred to counsel for collection. Legal action may be initiated prior to a loan or lease becoming delinquent over 60 days if management determines that the circumstances warrant such action.

         The Company believes that the low level of delinquencies experienced by the Company during prior periods is due, in large part, to the Company's maintenance of a high level of borrower contact and a servicing relationship appropriate to the Company's borrowing base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality."


         Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired or expected to be acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or estimated fair value, less estimated cost of disposition. After acquisition, all costs incurred in maintaining the property are expensed.

         The Company's ability to foreclose on certain properties may be affected by state and federal environmental laws which impose liability on the property owner for the costs related to the investigation and clean up of hazardous or toxic substances or chemicals released on the property. Although the Company's loans are primarily secured by residential real estate, there is a risk that the Company could be required to investigate or clean up an environmentally damaged property which is discovered after acquisition by the Company. To date, the Company has not been required to perform any investigation or clean up activities nor has it been subject to any environmental claims. See "Risk Factors -- Environmental Concerns."

         The Company in its capacity as the servicer of securitized loans is obligated to advance funds (an "Advance") in respect of each monthly loan interest payment that accrued during the collection period for the loans but was not received, unless the Company determines that such Advances will not be recoverable from subsequent collections in respect to the related loans. See "--Securitizations."

Underwriting Procedures and Practices


         Summarized below are certain of the policies and practices which are followed in connection with the origination of Business Purpose Loans, Home Equity Loans and First Mortgage Loans and the origination of Equipment Leases. The Company does not anticipate any changes in its underwriting procedures and practices in light of the acquisition of NJMIC and Federal. It should be noted that such policies and practices will be altered, amended and supplemented as conditions warrant. The Company reserves the right to make changes in its day-to-day practices and policies in its sole discretion.

         The Company's loan underwriting standards are applied to evaluate prospective borrowers' credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Initially, the borrower is required to fill out a detailed application providing pertinent credit information. As part of the description of the borrower's financial condition, the borrower is required to provide information concerning assets, liabilities, income, credit, employment history and other demographic and personal information. If the application demonstrates the borrower's ability to repay the debt as well as sufficient income and equity, loan processing personnel obtain and review an independent credit bureau report on the credit history of the borrower and verification of the borrower's income by obtaining and reviewing one or more of the borrower's pay stubs, income tax returns, checking account statements, W-2 tax forms or verification of business or employment forms. Once all applicable employment, credit and property information is obtained, a determination is made as to whether sufficient unencumbered equity in the property exists and whether the prospective borrower has sufficient monthly income available to meet the borrower's monthly obligations.


         Generally, Business Purpose Loans collateralized by residential real estate must have an overall loan-to-value ratio (based solely on the independent appraised fair market value of the real estate collateral securing the loan) on the properties collateralizing the loans of no greater than 75%. Business Purpose Loans collateralized by commercial real estate must generally have an overall loan-to-value ratio (based solely on the independent appraised fair market value of the real estate collateral securing the loan) of no greater than 60% percent. In addition, in substantially all instances, the Company also receives additional collateral in the form of, among other things, personal guarantees, pledges of securities, assignments of contract rights, life insurance and lease payments and liens on business equipment and other business assets, as available. The Business Purpose Loans originated by the Company had an average loan-to-value ratio of 60% and 60% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively.

         The maximum acceptable loan-to-value ratio for Home Equity Loans held in portfolio or securitized is generally 90%. The Home Equity Loans originated by the Company had an average loan-to-value ratio of 71.8% and 72% for the three months ended September 30, 1997 and the year ended June 30, 1997, respectively. Occasionally, exceptions to these maximum loan-to-value ratios are made if other collateral is available or if there are other compensating factors. Title insurance is generally obtained in connection with all real estate secured loans.

         The Company generally does not lend more than 95% of the appraised value in the case of First Mortgage Loans, other than FHA and VA Loans. The Company generally requires private mortgage insurance on all such First Mortgage Loans with loan-to-value ratios in excess of 80% at the time of origination in order to reduce its exposure. The Company obtains mortgage insurance certificates from the FHA on all FHA loans and loan guaranty certificates from the VA on all VA loans regardless of the loan-to-value ratio on the underlying loan amount.

         In determining the adequacy of the mortgaged property as collateral, an appraisal is made of each property considered for financing. The appraisal is completed by an independent qualified appraiser and generally includes pictures of comparable properties and pictures of the subject property's interior. With respect to Business Purpose, Home Equity Loans and First Mortgage Loans, the appraisal is completed by a qualified appraiser on a FNMA form. See "Risk Factors -- Decline in Collateral Value May Adversely Affect Loan-to-Value Ratios."

         In the leasing area, while a security interest in the equipment is retained in connection with the origination of the lease, the lease is not dependent on the value of the equipment as the principal means of securing the lease. The underwriting standards applicable to leases place primary emphasis on the borrower's financial strength and its credit history. The Company's lease underwriting criteria includes a review of the subject company's credit reports, financial statements, bank references and trade references, as well as the credit history and financial statements of the principals of the borrower. The Company typically obtains personal guarantees on its Equipment Leases.

Securitizations


         The sale of the Company's Business Purpose Loans and Home Equity Loans through securitizations is an important objective of the Company. In furtherance of this objective, since 1995 the Company has sold in the secondary market senior interests in six pools of loans it securitized. The six pools of loans securitized were comprised of $87.4 million of Business Purpose Loans and $133.5 million of Home Equity Loans.

         Generally, a securitization involves the transfer by the Company of receivables representing a series of loans to a single purpose trust in exchange for certificates or securities issued by the trust. The certificates represent an undivided ownership interest in the loans transferred to the trust. The certificates consist of a class of senior certificates and interest only and residual strips and may also include a class of subordinated certificates. In connection with securitizations, the senior certificates are sold to investors and the subordinate certificates, if any, and the interest only and residual strips are typically retained by the Company. As a result of the sale of the senior certificates, the Company receives a cash payment representing a substantial portion of the principal balance of the loans held by the trust. The senior certificates entitle the holder to be repaid the principal of its purchase price and the certificates bear interest at a stated rate of interest. The stated rate of interest is typically substantially less than the interest rate required to be paid by the borrowers with respect to the underlying loans. As a consequence, the Company is able to receive cash for a portion of its portfolio and to pay the principal and interest required by the senior certificates with the cash flows from the underlying loans owned by the trust. However, since the interest in the loans held by the Company (the subordinate certificate and the interest only and residual strips) is subordinate to the senior certificate, the Company retains a significant portion of the risk that the full value of the underlying loans will not be realized. Additionally, the holder of the senior certificates will receive certain additional payments on account of principal in order to reduce the balance of the senior certificates in proportion to the subordinated amount held by the Company. The additional payments of principal are designed to increase the senior certificate holder's protection against loan losses. In the typical subordination structure, the Company, as the holder of the interest only and residual strips will be entitled to receive all of the remaining interest in the loans at the time of the termination of the trust. See "Risk Factors -- Dependence Upon Securitizations and Fluctuations in Operating Results."

         The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the securitization trusts require the over-collateralization of the senior certificates by using interest receipts on the loans to reduce the outstanding principal balance of the senior certificates to a pre-set percentage of the loans. The over-collateralization percentage may be reduced over time according to the delinquency and loss experience of the loans. The Company's interest in each over-collateralized amount is reflected in the Company's financial statements as a portion of the interest only and residual strips. To the extent that a loss is realized on the loans, losses will be paid first out of the interest only and residual strips received and ultimately out of the over-collateralization amount available to the interest only and residual strips, and the subordinated certificates, if available. If losses exceed the Company's projected amount, the excess losses will result in a reduction in the value of the interest only and residual strips held by the Company. See "Risk Factors -- Dependence Upon Securitizations and Fluctuations in Operating Results."

         The Company may be required either to repurchase or to replace loans which do not conform to the representations and warranties made by the Company in the pooling and servicing agreements entered into when the loans are pooled and sold through securitizations. As of September 30, 1997, the Company had not been required to repurchase or replace any such loans. When borrowers are delinquent in making monthly payments on loans included in a securitization trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances will be ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from the succeeding month's collection.

         The Company generally retains the servicing rights with respect to all loans securitized. See "-- Loan and Lease Servicing."

         The Company's securitizations are often structured to provide for a portion of the loans included in the trust to be funded with loans originated by the Company during a period subsequent to the securitization. The amount of the aggregate trust value to be funded in the future is referred to as the "prefunded account." The loans to be included in such account must be substantially similar in terms of collateral, size, term, interest rate, geographic distribution and loan-to-value ratio as the loans initially transferred to the trust. To the extent the Company fails to originate a sufficient number of qualifying loans for the prefunded account within the specified time period, the Company's earnings during the quarter in which the funding was to occur would be reduced.

         The securitization of loans during the three months ended September 30, 1997 and the years ended June 30, 1997, 1996 and 1995 generated gain on sale of loans of $8.5 million, $20.0 million, $8.7 million and $1.3 million, respectively. Such gains contributed to the Company's record levels of revenue and net income during such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors - Dependence upon Securitizations and Fluctuations in Operating Results."

         Subject to market conditions, the Company anticipates that it will continue to build portfolios of Business Purpose Loans and Home Equity Loans and enter into securitizations of these portfolios. The Company intends to consider the securitization of Equipment Leases in the future subject to economic and market conditions. The Company believes that a securitization program provides a number of benefits by allowing the Company to diversify its funding base, provide liquidity and lower its cost of funds.

Competition

         The Company competes for Business Purpose Loans against many other finance companies and financial institutions. Although many other entities originate Business Purpose Loans, the Company has focused its lending efforts on its niche market of businesses which may qualify for loans from traditional lending sources but who the Company believes are attracted to the Company's products as a result of the Company's marketing efforts and responsive customer service and rapid processing and closing periods.


         The Company has significant competition for Home Equity Loans. Through Upland and NJMIC, the Company competes with banks, thrift institutions, mortgage bankers and other financial companies, which may have greater resources and name recognition. The Company attempts to mitigate these factors through a highly trained staff of professionals, rapid response to prospective borrowers' requests and maintaining a short average loan processing time. In addition, the Company recently implemented the Bank Alliance Program in order to generate additional loan volume. See "-- Lending and Leasing Activities -- Home Equity Lending."

         The Company has significant competition for Equipment Leases. Through ABL and Federal, the Company competes with banks, leasing and finance companies with greater resources, capitalization and name recognition throughout its market area. It is the intention of the Company to capitalize on its vendor relationships, cross-selling opportunities, and the efforts of its direct sales force to combat these competitive factors. See "Risk Factors--Increased Competition Could Adversely Affect Results of Operations."


Regulation


         General. The home equity and first mortgage lending business is highly regulated by both federal and state laws. All Home Equity and First Mortgage Loans must meet the requirements of, among other statutes, the Federal Truth in Lending Act ("TILA"), the Federal Real Estate Settlement Procedures Act ("RESPA"), the Equal Credit Opportunity Act of 1974, as amended ("ECOA") and their accompanying Regulations Z, X and B, respectively.

         Truth in Lending. The TILA and Regulation Z promulgated thereunder contain certain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain transactions and imposes specific loan feature restrictions on certain of the loans originated by Upland. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, certain aggrieved borrowers could have the right to rescind their loans and to demand, among other things, the return of finance charges and fees paid to the Company. Other fines and penalties can also be imposed under TILA and Regulation Z.

         Other Lending Laws. The Company is also required to comply with the ECOA, which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit reporting agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of any credit reporting agency whose credit report was used in determining to reject a loan application, and certain additional information and disclosures. In addition, Upland and NJMIC are subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Company's home equity lending business.

         Upland and NJMIC are also subject to RESPA. RESPA imposes, among other things, limits on the amount of funds a borrower can be required to deposit with the Company in any escrow account for the payment of taxes, insurance premiums or other charges.

         In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures that must be followed by, mortgage lenders and servicers, and disclosures that must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

         Upland and NJMIC are licensed and regulated by the departments of banking or similar entities in the various states in which it is licensed. These rules and regulations, among other things, prohibit discrimination, regulate assessment, collection, foreclosure and claims handling, payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, and fees. See "Risk Factors--Regulatory Restrictions and Licensing Requirements."

Employees

         At September 30, 1997, the Company employed 281 people on a full-time basis and 12 people on a part-time basis. The Company added 161 additional full-time employees in connection with its acquisition of NJMIC. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its employee relations to be good.


Property

         Except for real estate acquired in foreclosure as part of the Company's normal course of business, neither ABFS nor its subsidiaries presently hold title to any real estate for operating purposes. The interests which the Company presently holds in real estate are in the form of mortgages against parcels of real estate owned by Upland's or ABC's borrowers or affiliates of Upland's or ABC's borrowers and real estate acquired through foreclosure.


         The Company presently leases office space at 111 Presidential Boulevard, Bala Cynwyd, Pennsylvania, just outside the city limits of Philadelphia. The Company is currently leasing its office space under a five year lease with a current year annual rental cost of approximately $700,000. Such lease contains a five-year renewal option at an increased annual rental amount. The Company also leases the Roseland, New Jersey office which functions as the headquarters for NJMIC and its subsidiaries. The current lease term expires on July 31, 1998. Such lease contains two renewal options for additional terms of five years. This 15,304 square foot office facility has a current annual rental cost of approximately $248,690. In addition, the Company leases branch offices on a short term basis in various cities throughout the United States. Management does not believe that the leases for the branch offices are material to the Company's operations.

Legal Proceedings

         On October 23, 1997, a class action suit was filed in the Superior Court of New Jersey at Docket No. L-12066-97 against NJMIC by Alfred G. Roscoe on behalf of himself and others similarly situated. Mr. Roscoe is seeking certification that the action may be maintained as a class action as well as unspecified compensatory damages and injunctive relief. In his complaint, Mr. Roscoe alleges that NJMIC violated New Jersey's Mortgage Financing on Real Estate Law, N.J.S.A. 46:10A-1 et seq. by requiring him and other borrowers to pay or reimburse NJMIC for attorneys' fees and costs in connection with loans made to them by NJMIC. Mr. Roscoe further asserts that NJMIC's alleged actions violated New Jersey's Consumer Fraud Act, N.J.S.A. 56:8-1, et seq. and constitute common law fraud and deceit. NJMIC intends to vigorously defend this suit.

         Pursuant to the terms of the Agreement for Purchase and Sale of Stock of NJMIC between the Company and the former shareholders of NJMIC, such former shareholders are required to indemnify the Company up to $16.0 million in connection with any losses related to, caused by or arising from NJMIC's failure to comply with applicable law to the extent such losses exceed $100,000. Such former shareholders have agreed to defend the Company in this suit.

         Additionally, from time to time, the Company is involved as plaintiff or defendant in various other legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Company's financial position, results of operations or liquidity.

                                   MANAGEMENT

General

         The present management structure of the Company is as follows: Anthony
J. Santilli, Jr. is Chairman, President, Chief Executive Officer, Chief Operating Officer and a Director of the Company. Beverly Santilli is
President of ABC and an Executive Vice President and Secretary of ABFS. Jeffrey
M. Ruben is Senior Vice President and General Counsel of the Company. David M. Levin, CPA is the Senior Vice President - Finance and Chief Financial Officer. Harold Sussman, Michael DeLuca, Richard Kaufman and Leonard Becker are non-employee directors of the Company and take no part in the day-to-day operating activities of the Company. All directors and executive officers of the Company hold office during the term for which they are elected and until their successors are elected and qualified.

         The following table sets forth information regarding the Company's Board of Directors and executive officers:



                  Name                 Age(1)                             Position
                  ----                 ------                             --------
Anthony J. Santilli, Jr.                  54            Chairman, President, Chief Executive
                                                        Officer, Chief Operating Officer,
                                                        and Director
Leonard Becker                            74            Director
Michael DeLuca                            66            Director
Richard Kaufman                           55            Director
Harold E. Sussman                         72            Director
Beverly Santilli                          38            Executive Vice President and Secretary of
                                                        ABFS and President of ABC
Jeffrey M. Ruben                          34            Senior Vice President and General Counsel of
                                                        ABFS
David M. Levin                            53            Senior Vice President - Finance and Chief
                                                        Financial Officer

-----------------------
(1)      As of September 30, 1997.


Directors


         The Company's Amended and Restated Certificate of Incorporation currently provides that the Board shall consist of not less than one nor more than fifteen directors and that within these limits the number of directors shall be as established by the Board. The Board has set the number of directors at five. The Company's Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes following the closing of a public offering. In February 1997, the Company completed an underwritten public offering of 1,150,000 shares (including 150,000 shares sold pursuant to the underwriters' overallotment option) of its Common Stock (the "Public Offering"). Following the completion of the Public Offering, the Company's

Board of Directors was divided into three classes as required by the Amended and Restated Certificate of Incorporation. At the Annual Meeting of Stockholders held on December 16, 1997, directors were elected to serve for terms of one, two or three years depending upon the class in which each director serves.

         The initial directors of Class I, Michael DeLuca and Harold E. Sussman, were elected to serve for terms of three years or until the fourth annual meeting of stockholders following the Public Offering (i.e., the 2000 Annual Meeting of Stockholders). At the fourth annual meeting of stockholders following the Public Offering, the directors of Class I shall be elected for terms of three years, and after expiration of such terms, shall thereafter be elected every three years for three year terms. The initial directors of Class II, Anthony J. Santilli, Jr. and Richard Kaufman, were elected to serve for terms of one year or until the second annual meeting of stockholders following the Public Offering (i.e., the 1998 Annual Meeting of Stockholders). At the second annual meeting of stockholders following the Public Offering, the directors of Class II shall be elected for terms of three years and, after the expiration of such terms, shall thereafter be elected every three years for three year terms. The initial director of Class III, Leonard Becker, was elected to serve for a term of two years or until the third annual meeting of stockholders after the Public Offering (i.e., the 1999 Annual Meeting of Stockholders). At the third annual meeting of stockholders following the Public Offering, the director of Class III shall be elected for a term of three years and after the expiration of such term, shall thereafter be elected every three years for a three year term.

         The following is a description of the business experience of the Company's Board of Directors.

         Anthony J. Santilli, Jr. is the Chairman, President, Chief Executive Officer and Chief Operating Officer of the Company and is an executive officer of its subsidiaries. He has held the positions with the Company since early 1993 when the Company became the parent company of American Business Credit, Inc. ("ABC") and the positions with the subsidiaries since the formation of ABC in June 1988.


         Prior to the founding of ABC in 1988, Mr. Santilli was Vice President and Department Head of the Philadelphia Savings Fund Society ("PSFS"). As such, Mr. Santilli was responsible for PSFS' commercial relationships with small and middle market business customers. Mr. Santilli also served as the secretary of PSFS' Asset/Liability Committee and Policy Committee from May 1983 to June 1985 and June 1986 to June 1987, respectively.

         Leonard Becker is a former 50% owner and officer of the SBIC of the Eastern States, Inc., a federally licensed small business corporation which made medium term loans to small business concerns. For the last 30 years, Mr. Becker has been heavily involved in the investment in and management of real estate; and, has been involved in the ownership of numerous shopping centers, office buildings and apartments. Mr. Becker formerly served as a director of Eagle National Bank and Cabot Medical Corp.

         Michael DeLuca was President, Chairman of the Board, Chief Executive Officer and a former owner of Bradford-White Corporation, a manufacturer of plumbing products, for a period of approximately thirty years. Presently, Mr. DeLuca serves as a Director of BWC-West, Inc.,

Bradford-White International and is Chief Executive Officer and a Director of Lux Products Corporation.

         Richard Kaufman is Chairman and Chief Executive Officer of Academy Industries, Inc., a paper converting company, a position he has held since December 1996. From 1982 to 1996, he was self employed and involved in making and managing investments for his own benefit. From 1976 to 1982, Mr. Kaufman was President and Chief Operating Officer of Morlan International, Inc., a cemetery and financial services conglomerate. From 1970 to 1976, Mr. Kaufman served as a Director and Vice President-Real Estate and Human Services Division of Texas International, Inc., an oil and gas conglomerate.

         Harold E. Sussman is currently a principal in and Chairman of the Board of the real estate firm of Colliers, Lanard & Axilbund, a major commercial and industrial real estate brokerage and management firm in the Philadelphia area, with which he has been associated since 1972.

Committees of the Board of Directors

         The following is a description of the committees of the Company's Board of Directors.


         Audit Committee. The members of the Audit Committee are Messrs. DeLuca, Sussman and Becker. The Audit Committee reviews the Company's audited financial statements and makes recommendations to the Board concerning the Company's accounting practices and policies and the selection of independent accountants. The Audit Committee met once during the year ended June 30, 1997.

         Compensation Committee. The members of the Compensation Committee are Messrs. DeLuca, Sussman and Kaufman. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the executive officers and administers the Company's stock option plans. The Compensation Committee met twice during the year ended June 30, 1997.

         Finance Committee. The members of the Finance Committee are Messrs. Santilli, Becker, Kaufman and DeLuca. The Finance Committee monitors and makes suggestions as to the interest rates paid by the Company on its debt instruments, develops guidelines and sets policy relating to the amount and maturities of investments to be accepted by the Company and performs cash management functions. The Finance Committee met four times during the year ended June 30, 1997.

         Executive Committee. The members of the Executive Committee are Messrs. Santilli, Kaufman and Becker. The Executive Committee is empowered by the Board to act in its stead between meetings of the Board. The Executive Committee met once during the year ended June 30, 1997.


Executive Officers who are not also Directors

         The following is a description of the business experience of each executive officer who is not also a director.

                  Beverly Santilli is Executive Vice President and Secretary of ABFS and President of ABC. Mrs. Santilli is responsible for all sales, marketing and human resources for ABC and for the day-to-day operation of ABC. Prior to joining ABC and from September 1984 to November 1987, Mrs. Santilli was affiliated with PSFS initially as an Account Executive and later as a Commercial Lending Officer with such institution's Private Banking Group. Mrs. Santilli is the wife of Anthony J. Santilli, Jr.

         Jeffrey M. Ruben is Senior Vice President and General Counsel of ABFS and its subsidiaries. Mr. Ruben is responsible for the Company's legal and regulatory compliance matters. From June 1990 until he joined the Company in April 1992, Mr. Ruben was an attorney with the law firm of Klehr, Harrison, Harvey, Branzburg & Ellers in Philadelphia, Pennsylvania. From December 1987 until June 1990, Mr. Ruben was employed as a credit analyst with the CIT Group Equipment Financing, Inc. From July 1985 until December 1987, Mr. Ruben was a Portfolio Administrator with LFC Financial Corp. in Radnor, Pennsylvania. Mr. Ruben is a member of the Pennsylvania and New Jersey Bar Associations. Mr. Ruben holds both a New Jersey Mortgage Banker License and a New Jersey Secondary Mortgage Banker License.

                  David M. Levin is Senior Vice President - Finance and Chief Financial Officer of the Company. He has held these positions since May 1995 and October 1995, respectively. Prior to joining the Company, Mr. Levin was associated with Fishbein & Company, P.C., Certified Public Accountants (previous auditors for the Company), as a staff member from 1983 to 1988 and as a shareholder from 1989 to 1995. Mr. Levin is a Certified Public Accountant.

Compensation of Directors

         General. Non-employee directors of the Company receive an annual stipend of $5,000 and a monthly stipend of $1,000. No director may receive more than $17,000 per year. Mr. Santilli, the only director who is also an officer of the Company, does not receive any separate fee for acting in his capacity as a director.


         1995 Non-Employee Director Plan. The Company adopted the 1995 Stock Option Plan for 1995 Non-Employee Directors (the "1995 Non-Employee Director Plan") in order to attract, retain and motivate non-employee directors and to encourage such individuals to increase their ownership interest in the Company. The 1995 Non-Employee Director Plan was adopted by the Board of Directors on September 12, 1995 and became effective upon its ratification by the stockholders at the annual meeting held on May 31, 1996. Such plan provides for the award of options to purchase up to 135,000 shares of the Company's Common Stock from the Company's authorized but unissued shares. As of June 30, 1997, 25,000 shares remain available for future issuances under this plan.

         The 1995 Non-Employee Director Plan is administered by the Board of Directors of the Company who shall have the exclusive right to determine the amount and conditions applicable to the options issued pursuant to such plan. Any non-employee director of the Company or its subsidiaries is eligible to participate in such plan.

         Options granted under the 1995 Non-Employee Director Plan are not incentive stock options ("Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Such options are referred to as "Non-Qualified Stock Options." The exercise price of the stock options granted under the 1995 Non-Employee Director Plan shall be equal to the fair market value of the Company's Common Stock on the date of grant. Payment of the exercise price for options granted under the 1995 Non-Employee Director Plan may be made (i) in cash, or (ii) unless prohibited by the Board of Directors in shares of Common Stock, or a combination of cash and shares. Except in the event of death or disability of the director as described below, all options granted pursuant to the 1995 Non-Employee Director Plan are exercisable during the lifetime of the director only by the director and may not be exercised more than ten years from the date of the grant. Unless terminated earlier as provided in the 1995 Non-Employee Director Plan, all unexercised options terminate three months following the date on which an optionee ceases to be a director of the Company but in no event shall an option be exercisable after ten years from the date of grant thereof. In the event that a non-employee director dies or becomes disabled during the option term, the director's executor or legal guardian, as applicable, may exercise such option during the three month period following such event to the same extent that the director was entitled to exercise such option prior to his death or disability but in no event later than ten years from the date of grant.

         In connection with the adoption of such plan, each non-employee director of the Company received an option to purchase 22,500 shares of Common Stock at an exercise price of $5.00 per share (the "Formula Award"). Pursuant to the terms of such Formula Awards, if a non-employee director ceases to be a director of the Company within three years of the option grant, the Company has the right to repurchase shares received pursuant to the exercise of options granted under the 1995 Non-Employee Director Plan for a period of six months from the date the optionee ceases to be a director of the Company. Each new outside director elected subsequent to the adoption of the 1995 Non-Employee Director Plan would also receive an option to purchase 22,500 shares of Common Stock, subject to availability, at the market price on the date of grant. In addition, on October 22, 1996, the Board of Directors awarded each non-employee director an option to purchase 5,000 shares of the Company's Common Stock. Such options had an exercise price of $17.75 per share.

         1997 Non-Employee Director Plan. In October 1997 the Board of Directors of ABFS adopted the 1997 Non-Employee Director Plan, (the "Non-Employee Director Plan"). Pursuant to the terms of such plan, 120,000 shares of the Company's Common Stock are reserved for issuance thereunder. Only directors of the Company who are not full-time employees of the Company or its subsidiaries may receive awards under the Non-Employee Stock Option Plan.

         Any option awarded pursuant to the Non-Employee Director Plan shall be a Non-Qualified Stock Option. Pursuant to the terms of such plan, each non-employee director of the Company shall be automatically granted an option to purchase 5,000 shares of the Company's Common Stock on October 1st of each year commencing in fiscal 1998 for a period of three years. Notwithstanding the foregoing, no award of options may be made pursuant to the non-employee director plan unless such award is approved by the Board of Directors prior to October 1 of each year.

         The Non-Employee Director Plan is administered by the Board of Directors of the Company, which shall adopt such rules for the conduct of its business and the administration of the Non-Employee Director Plan as it considers desirable.

         Options granted pursuant to the Non-Employee Director Plan shall be immediately exercisable following their grant. Unless terminated earlier by the option's terms, options granted under the Non-Employee Director Plan will expire three years after the date they are granted. All unexercised options terminate three months after the optionee ceases to be a director of the Company (whether by death, disability, resignation, removal, failure to be reelected or otherwise, and regardless of whether the failure to continue as a director was for cause or otherwise), but not later than three years after the date of option grant. No option granted under the Non-Employee Director Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the Non-Employee Director Plan are exercisable only by such optionee.

         Unless terminated earlier by the Company's Board of Directors, the Non-Employee Director Plan will remain in effect until all awards granted pursuant to such plan have been satisfied by the issuance of shares, provided that no new awards shall be granted under the Non-Employee Director Plan more than three years from the date of adoption of such plan by the Board of Directors. The Non-Employee Director Plan provides for adjustments to the number of shares subject to outstanding options and to the exercise price of such outstanding options in the discretion of the Board of Directors in event of a declaration of stock dividend, stock split, merger, consolidation, split up, combination, recapitalization, conversion or similar circumstances.

         The Board of Directors may amend or supplement the Non-Employee Director Plan in any way, or suspend or terminate such plan at any time, as determined by the Board of Directors; provided, however, that such action shall not affect options granted under the Non-Employee Director Plan prior to the actual date on which such action occurred.


Indemnification of Directors and Officers

         The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that to the fullest extent permitted by Delaware law, directors of the Company shall not be personally liable to the Company or stockholders of the Company for monetary damages for breach of fiduciary duty as a director. ABFS's Amended and Restated Certificate of Incorporation and also Bylaws provide that, if Delaware law is hereafter amended to authorize the further elimination or limitation of the liability of the directors of ABFS, then the liability of such directors shall be eliminated or limited to the fullest extent permitted by applicable law. The effect of these provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in certain situations described in Delaware General Corporation Law. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief, such as an injunction or recission, in the event of a breach of a director's duty of care.

         The Amended and Restated Certificate of Incorporation and the Bylaws of ABFS provide that the Company shall, to the full extent permitted by the laws of the State of Delaware, as amended from time to time, indemnify all persons whom they may indemnify pursuant thereto, including advancement of expenses. The Bylaws of ABFS also provide that the Company may obtain insurance on behalf of such persons, which the Company currently maintains.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Executive Compensation

         The Company has no direct salaried employees. Each of the executive officers of the Company is an executive officer of the Company's principal operating subsidiary, ABC, and is a salaried employee of such entity.

         The following table sets forth information regarding compensation paid by the Company and its subsidiaries to the Chief Executive Officer and each other executive officer who made in excess of $100,000 during fiscal 1997 (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term
                                          Annual Compensation                      Compensation Awards
                              -----------------------------------------  ----------------------------------------
                                                                                       Securities
                                                                          Restricted   Underlying
          Name and            Fiscal                        Other Annual    Stock       Options/       All Other
     Principal Position        Year     Salary    Bonus    Compensation(1  Award(s)     SARS (#)     Compensation
     ------------------        ----     ------    -----    --------------  --------     --------     ------------
Anthony J. Santilli, Jr.       1997     $287,600 $484,200       --              --         5,000(2)     $--
Chairman, President, Chief     1996      237,500  300,000(3)    --              --        22,500(4)      --
Executive Officer, Chief       1995      191,667       --       --              --            --         --
Operating Officer and
Director of ABFS

Beverly Santilli               1997     $182,750 $322,800       --              --        12,500(5)     $--
President, ABC and Executive   1996      120,000   65,000       --              --            --         --
Vice President and Secretary   1995       86,892       --       --              --            --         --
of ABFS

Jeffrey M. Ruben               1997    $ 118,750 $ 62,500       --              --        12,500(6)     $--
Senior Vice President and      1996       96,125   50,000       --              --            --         --
General Counsel of ABFS        1995       80,353       --       --              --         7,500(7)      --

David M. Levin                 1997     $ 92,750  $47,500       --              --        12,500(8)     $--
Senior Vice President -        1996       85,000   20,000       --              --            --         --
Finance and                    1995 (9)       --       --       --              --            --         --
Chief Financial Officer of
ABFS

------------------------------

(1) Excludes perquisites and other personal benefits that do not exceed $50,000 or 10% of each officer's total salary and bonus.

(2) Represents an option to purchase 5,000 shares of Common Stock granted to Mr. Santilli at an exercise price of $17.75 per share.

(3) Represents Mr. Santilli's yearly bonus of $250,000 plus a one-time bonus of $50,000 paid in October 1995.

(4) Represents an option to purchase 22,500 shares of Common Stock granted to Mr. Santilli at an exercise price of $5.00 per share.

(5) Represents an option to purchase 12,500 shares of Common Stock granted to Mrs. Santilli at an exercise price of $20.00 per share. Such option will vest at a rate of 20% per year over a five year period with the first portion vesting on February 13, 1998, the first anniversary of the date of grant.

(6) Represents an option to purchase 12,500 shares of Common Stock granted to Mr. Ruben at an exercise price of $20.00 per share. Such option will vest at a rate of 20% per year over a five year period with the first portion vesting on February 13, 1998, the first anniversary of the date of grant.

(7) Represents an option to purchase 7,500 shares of Common Stock granted to Mr. Ruben at an exercise price of $2.67 per share.

(8) Represents an option to purchase 12,500 shares of Common Stock granted to Mr. Levin at an exercise price of $20.00 per share. Such option will vest at a rate of 20% per year over a five year period with the first portion vesting on February 13, 1998, the first anniversary of the date of grant.

(9) No disclosure of salary information is included for Mr. Levin for fiscal 1995 as he was not an executive officer at such time.

         Management Incentive Plan. During fiscal 1997, the Board of Directors adopted a Management Incentive Plan for the benefit of certain officers of the Company and its subsidiaries, including certain of the Company's executive officers. The plan is intended to motivate management toward the achievement of the Company's business goals and objectives by rewarding management in the form of an annual cash bonus if certain established Company and individual goals are attained. Officers eligible to participate in the plan include selected officers at the level of Vice President and above. Bonuses are determined based upon the achievement of qualitative and quantitative individual, departmental and Company goals pursuant to an established formula under which the various factors are weighted based upon each individual's position, years of service and contribution to the overall performance of the Company or a subsidiary thereof. The maximum annual bonus awarded can range from 15% to 50% of an individual's annual salary for all officers of the Company, other than the President and Executive Vice President. The annual bonus payable to each of the President and the Executive Vice President under such plan is equal to 2.5% of such individual's base salary for each 1.0% the Company exceeds the Board established net income target. For example, if 80% of an individual's goals are met, a bonus of 50% of the individual's potential bonus is payable under the plan. If 100% of the individual's goals are reached, a bonus equal to 100% of the individual's potential bonus is payable under the plan. No bonuses will be paid in any year where the Company fails to meet at least 80% of its performance goals. Bonuses may be prorated to the extent an eligible participant has not been employed by the Company for a full 12 month period.

         Stock Option Plan. In 1993, the Company adopted, and the stockholders approved, the Company's Stock Option Plan (the "Plan"). The purpose of the Plan is to attract and retain qualified management officials. Pursuant to the terms of the Plan, no options may be awarded to non-employee directors. Pursuant to the terms of the Plan, 560,000 shares (as adjusted for the Company's stock split) of Common Stock were reserved for issuance upon the exercise of options granted under the Plan. Options to purchase 82,988 shares of the Company's Common Stock remained available for grant as of September 30, 1997.

         The Plan is administered by the compensation committee (the "Compensation Committee") which is comprised of three or more members of the Board of Directors of the Company, each of whom must meet the definition of a "non-employee" director within the meaning of Rule 16b-3 of the Exchange Act and an "outside director" as defined under Section 162(m) of the Code. The Compensation Committee has the discretion to interpret the provisions of the Plan; to determine the persons to receive options under the Plan; to determine the type of awards to be made and the amount, size and terms of each such award, to determine the time when awards shall be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

         Options granted under the Plan may be incentive stock options intended to qualify under Section 422 of the Code, or options not intended to so qualify. The Plan requires the exercise price of all stock options to be at least equal to the fair market value of the Common Stock on the date of the grant. Except as set forth below, all options granted pursuant to the Plan are exercisable in accordance with a vesting schedule which is established at the time of grant and may not be exercised more than ten years from the date of the grant. No individual may receive more than 75% of the shares reserved for issuance under the Plan. In the case of incentive stock options granted to a stockholder owning, directly or indirectly, in excess of 10% of the Common Stock, the option exercise price must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and such options may not be exercised more than five years from the date of grant. Payment of the exercise price for options granted under the Plan may be made in cash, shares of Common Stock, or a combination of both as determined by the Compensation Committee.


         All options granted pursuant to the Plan are exercisable in accordance with a vesting schedule (if any) which is set by the Compensation Committee at the time of grant. The Compensation Committee may in its sole discretion, provide in an option agreement the circumstances under which the option shall become immediately exercisable and may accelerate the date on which all or any portion of an option may be exercised. All unexercised Incentive Stock Options terminate three months following the date on which an optionee's employment by the Company terminates, other than by reason of disability or death. An exercisable option held by an optionee who dies or who ceases to be employed by the Company because of disability may be exercised by the employee or his representative within one year after the employee dies or becomes disabled (but not later than the scheduled option termination date). No option granted under the Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the Plan are exercisable during the lifetime of an optionee, and are exercisable only by such optionee.

         The Plan provides for adjustments to the number of shares subject to outstanding options and to the exercise price of such outstanding options in the discretion of the Compensation Committee in the event of a declaration of a stock dividend, distribution or other offering of shares, merger, consolidation, split up, combination, exchange, or recapitalization.

         The Compensation Committee may amend or terminate the Plan at any time except that the Compensation Committee may not amend the Plan without stockholder approval to (i) increase the number of shares which may be issued under the Plan (other than pursuant to Section 14 of the Plan); (ii) change the minimum option price (other than pursuant to Section 14 of the Plan); (iii) extend the term of the Plan, or (iv) extend the period during which an option may be exercised or changed. In addition, no amendment or modification to the Plan shall impair the rights of any optionee under any previously granted award without the consent of such optionee.

         The following table sets forth information regarding options exercised during fiscal 1997 and the value of options granted to the Named Officers at fiscal year end.

              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES


                                                                                           Value of Unexercised
                                                                Number of Securities           In-the-Money
                                                               Underlying Unexercised         Options/SARs at
                                                                  Options/ SARs at            Fiscal Year End
             Name               Shares Acquired     Value          Fiscal Year End             Exercisable/
                                 on Exercise(#)  Realized($) Exercisable/ Unexercisable      Unexercisable (1)
-------------------------       ---------------  ----------- --------------------------      -----------------
Anthony J. Santilli, Jr.               0              0               27,500/0                $348,750/0 (2)
Chairman, President, Chief
Executive Officer, Chief
Operating Officer and
Director of ABFS

Beverly Santilli                       0              0               0/12,500                       0/0 (3)
President of ABC and Executive
Vice President and
Secretary of ABFS

Jeffrey M. Ruben                       0              0           7,500/12,500                $129,975/0 (4)
Senior Vice President and
General Counsel of ABFS

David M. Levin                         0              0               0/12,500                       0/0 (5)
Senior Vice President  -
Finance and Chief Financial
Officer of ABFS


(1) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options granted based upon the closing sales price per share of $20.00 on June 30, 1997.

(2) The exercise price of 22,500 of the options held by Mr. Santilli is $5.00 per share and the exercise price of 5,000 of the options held by Mr. Santilli is $17.75 per share.

(3) The exercise price of the options held by Mrs. Santilli is $20.00 per share. Such shares subject to such option vest at a rate of 20% of the initial award per year over a five year period commencing on February 13, 1998.

(4) The exercise price of 7,500 of the options held by Mr. Ruben is $2.67 per share and the exercise price of 12,500 of the options held by Mr. Ruben is $20.00 per share. Such shares subject to such option vest at a rate of 20% of the initial award per year over a five year period commencing on February 13, 1998.

(5) The exercise price of the options held by Mr. Levin is $20.00 per share. Such shares subject to such option vest at a rate of 20% of the initial award per year over a five year period commencing on February 13, 1998.

         The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Officers during fiscal 1997. The Stock Option Plan does not provide for the grant of stock appreciation rights ("SARs").

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                                             Number of         % of Total
                                             Securities       Options/SARs
                                             Underlying        Granted to
                                            Options/SARs      Employees in   Exercise or Base
                  Name                      Granted (#)       Fiscal Year      Price ($/sh)      Expiration Date
------------------------------------        -----------       -----------      ------------      ---------------

Anthony J. Santilli, Jr.                        5,000             3.1%            $17.75        October 22, 2006
Chairman, President, Chief Executive
Officer, Chief Operating Officer and
Director of ABFS

Beverly Santilli                               12,500             7.7              20.00       February 13, 2008(1)
President of ABC and Executive Vice
President and Secretary of ABFS

Jeffrey M. Ruben                               12,500             7.7              20.00       February 13, 2008(1)
Senior Vice President and General
Counsel of ABFS

David M. Levin                                 12,500             7.7              20.00       February 13, 2008(1)
Senior Vice President - Finance and
Chief Financial Officer of ABFS

(1) Option vests at a rate of 20% of the initial award per year and each vested portion of such option remains exercisable for a period of five years from the date it becomes exercisable.


Employment Agreements


         On January 29, 1997, the Company entered into employment agreements with each of Anthony J. Santilli, Jr., Beverly Santilli and Jeffrey M. Ruben pursuant to which they are entitled to receive annual salaries of $300,000, $200,000 and $125,000, respectively, during the term of the agreements. The employment agreements with Mr. and Mrs. Santilli were subsequently amended in October 1997. The salaries of Mr. and Mrs. Santilli are subject to increase but not decrease, on an annual basis based upon the Consumer Price Index. Mr. Ruben's salary is subject to increase on an annual basis based upon the Consumer Price Index and may also be increased from time to time by Mr. Santilli. Once increased, Mr. Ruben's salary may not be decreased following a "change in control" of the Company. The employment agreements are designed to assist the Company in maintaining a stable and competent management team. Certain of the terms of such agreements, including the amendments thereto, are described below.

         The term of each agreement terminates upon the earlier of: (a) the employee's death, permanent disability, termination of employment for cause, voluntary resignation (provided that no voluntary resignation may occur within three years of February 20, 1997, the closing date of the public offering of the Company's Common Stock absent a change in control) or seventieth birthday or (b) the later of: (i) the fifth year anniversary of the execution of the agreement (or three years in the case of Mr. Ruben); or (ii) five years (or three years in the case of Mr. Ruben) from the date of notice to the employee of the Company's intention to terminate the agreement. To the extent the Company gives Mr. or Mrs. Santilli notice of its intent to terminate their agreements, other than for cause, such individuals would be entitled to receive their salaries and certain benefits for five years. To the extent Mr. Ruben is terminated without cause during the term of his agreement, he would be entitled to receive his salary for three years except that if such termination occurs while Mr. Santilli is Chief Executive Officer of the Company, he shall receive a termination payment equal to the current year's base salary.

         The employment agreements with each of Mr. and Mrs. Santilli also provide for a cash payment to each employee equal to 299% of the last five years' average annual compensation as calculated in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), (in addition to any other payments and benefits due under the agreements) in the event of a "change in control" (as defined in such agreements), of the Company during the term of the agreements to which such employee does not consent in such individual's capacity as a director or stockholder of the Company. Mr. Ruben's agreement provides for a similar cash payment only if his employment is terminated in the event of a "change in control," which payment shall be in lieu of any additional payment which may be due pursuant to the terms of his agreement. The agreements with Mr. Ruben and Mrs. Santilli also provide that in the event of a "change in control" of the Company each employee's stock options shall vest in full (provided, that in the case of Mrs. Santilli, she does not consent to such "change in control"). The vesting of options and the receipt of other payments and benefits provided for under the agreements upon a "change in control" of the Company may subject an employee to the payment of an excise tax equal to 20% of all payments contingent upon a "change in control" made in excess of the employee's base compensation. Under the terms of the agreements, in such event the Company will pay the employees an additional amount such that the net amount of payments retained by the employees after the payment of any excise tax and any federal, state and local income and employment taxes and the excise tax on the additional amount paid by the Company shall be equal to the total payments or benefits to be received by the employees under their respective agreements. The Company is not entitled to a deduction for any payments subject to the excise tax made to employees pursuant to the terms of the agreements. For purposes of all of the employment agreements, a "change in control" of the Company shall include: (a) a change in the majority of the members of the Board of Directors within a two-year period, excluding a change due to the voluntary retirement or death of any board member (with respect to Mr. Ruben's agreement, no "change in control" as a result of a change in the majority of the directors will be deemed to occur under the terms of his agreement if Mr. Santilli remains Chairman of the Board), or (b) a person or group of persons acting in concert (as defined in Section 13(a) of the Exchange
Act) acquires beneficial ownership, within the meaning of Rule 13(d)(3) of the Rules and Regulations of the Commission promulgated pursuant to the Exchange Act, of a number of voting shares of the Company which constitutes (i) 50% or more of the Company's shares voted in the election of directors, or (ii) more than 25% of the Company's outstanding voting shares. Based upon their current salaries, if Mr. and Mrs. Santilli and Mr. Ruben had been terminated as of June 30, 1997 under circumstances entitling them to change in control payments (excluding the value realized upon the exercise of options or any excise tax and other payments described above, which amounts may vary based upon a variety of factors, including but not limited to, the acquisition price and the timing of the change in control), Mr. Santilli, Mrs. Santilli and Mr. Ruben would have been entitled to receive a lump sum payment of $1.1 million, $562,000 and $327,000, respectively. In addition, Mr. and Mrs. Santilli's agreements would continue to be in force for the remainder of their term as described above.

         Each employment agreement also prohibits the employee from divulging confidential information regarding the Company's business to any other party and prohibits the employee, during the term of the agreement, from engaging in a business or being employed by a competitor of the Company without the prior written consent of the Company. The Company may extend the non-compete provisions of any of the agreements at its option (or in the case of Mr. Ruben, with his consent) for up to one year following the termination of such agreement upon payment to the employee of an amount equal to the highest annual salary and bonus received by the employee during the term of the agreement; provided, however, that the non-compete provisions of Mr. Ruben's contract shall be automatically extended for one year in the event he is terminated without cause and receives a severance payment pursuant to the terms of his agreement unless he returns a pro rata portion of the severance payment received from the Company.


         The employment agreements with Mr. and Mrs. Santilli also provide for the payment of an annual cash bonus equal to 2.5% of each individual's base salary for each 1.0% the Company exceeds the Board established net income target. Mr. Ruben's agreement provides for his participation in the Company's bonus plan established by the Board of Directors. Each employment agreement also provides the employees with certain other benefits including a company car for each of Mr. and Mrs. Santilli, payment of certain life, health (including the payment of health insurance benefits for the family of Mr. and Mrs. Santilli) and disability insurance payments and reimbursement for all reasonable expenses incurred by the employee in the performance of his or her duties. In the event Mr. Santilli becomes disabled (as defined in the agreement) during the term of his agreement, such employment agreement also provides for the payment of monthly disability payments to him in an amount equal to his monthly salary prior to the disability less any disability benefits received by Mr. Santilli pursuant to any disability insurance paid for, in whole or in part, by the Company for the period of his disability, but in no event beyond the date Mr. Santilli reaches 65 years of age.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company does not have any formal policy concerning the direct or indirect pecuniary interest of any of its officers, directors, security holders or affiliates in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest. The Company will not enter into any such transactions unless approved by a majority of the entire Board of Directors, not including any interested director.

         On September 29, 1995, the Company made a loan in the amount of $600,032 to Anthony J. Santilli, Jr., its President and Chief Executive Officer. The proceeds of the loan were used to exercise options to purchase 225,012 shares of Common Stock of the Company at a price of $2.67 per share. The loan bears interest at the rate of 6.46% with interest due annually or at maturity and the principal due September 2005. The loan is secured by the stock purchased with the proceeds of the loan as well as additional shares of the Company's Common Stock owned by Mr. Santilli such that the value of the collateral is equal to twice the outstanding loan amount.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 9, 1998 by (i) the directors of the Company, (ii) the Named Officers, (iii) each person known by the Company to be the beneficial owners of five percent or more of the Common Stock of the Company, and all directors and executive officers of the Company as a group.

            Name, Position and Address                           Number of Shares                  Percentage
               of Beneficial Owner                            Beneficially Owned(1)                 of Class
            --------------------------                        ---------------------                 --------

Anthony J. Santilli, Jr.                                         927,044 (2) (3)                      25.9%
Chairman, President,
Chief Executive Officer, Chief Operating
Officer and Director of ABFS and Beverly
Santilli, President of ABC and
Executive Vice President and Secretary
of ABFS 111 Presidential Blvd., Suite 215
Bala Cynwyd, PA 19004

Leonard Becker, Director of ABFS                                   136,230 (4)                         3.8%
Becker Associates
111 Presidential Blvd., Suite 140
Bala Cynwyd, PA  19004

Michael DeLuca, Director of ABFS                                   199,735 (4)                         5.6%
Lux Products
6001 Commerce Park
Mt. Laurel, NJ  08054

Richard Kaufman, Director of ABFS                                  175,561 (4)                         4.9%
1126 Bryn Tyddyn Drive
Gladwyne, PA  19035

Harold E. Sussman, Director of ABFS                                106,711 (4)                         3.0%
Colliers, Lanard & Axilbund
399 Market Street, 3rd Floor
Philadelphia, PA  19106

Jeffrey M. Ruben                                                    25,500 (5)                          (6)
Senior Vice President and General
Counsel of ABFS
111 Presidential Blvd., Suite 215
Bala Cynwyd, PA  19004

David M. Levin                                                        17,500 (7)                        (6)
Senior Vice President - Finance and Chief
Financial Officer of ABFS
111 Presidential Blvd., Suite 215
Bala Cynwyd, PA  19004

Wellington Management Company, LLP                                 469,400 (8)                        13.3%
75 State Street
Boston, MA 02109

Orin S. Kramer, Jay Spellman and                                    251,900(9)                         7.1%
Kramer Spellman, L.P.
2050 Center Avenue
Suite 300
Fort Lee, New Jersey  07024

All executive officers and directors as a group                   1,588,281(10)                       42.4%
(eight persons)

-------------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.

(2)      Shares listed are held in joint tenancy by Mr. and Mrs. Santilli.

(3) Includes options to purchase 27,500 shares and 5,000 shares of Common Stock awarded to Mr. Santilli pursuant to the Company's Stock Option Plan, all of which are currently exercisable. Also includes options to purchase 12,500 and 5,000 shares of the Company's Common Stock awarded to Mrs. Santilli pursuant to the Company's Stock Option Plan which options are not currently exercisable. Such options vest at a rate of 20% per year commencing on February 13, 1998 and September 30, 1998, respectively.

(4) Includes options to purchase 27,500 shares and 5,000 shares of Common Stock awarded to each non-employee director of the Company pursuant to the Company's 1995 Stock Option Plan for Non-Employee Directors and the 1997 Non-Employee Director Stock Option Plan, respectively, all of which are currently exercisable.

(5) Includes 500 shares held directly and an option to purchase 7,500 shares of the Company's Common Stock awarded to Mr. Ruben pursuant to the Company's Stock Option Plan which option is currently exercisable. Also includes options to purchase 12,500 and 5,000 shares of the Company's Common Stock awarded to Mr. Ruben pursuant to the Company's Stock Option Plan which options are not currently exercisable. Such options vest at a rate of 20% per year commencing on February 13, 1998 and September 30, 1998, respectively.

(6)      Less than one percent.

(7) Includes options to purchase 12,500 and 5,000 shares of the Company's Common Stock awarded to Mr. Levin pursuant to the Company's Stock Option Plan which options are not currently exercisable. Such options vest at a rate of 20% per year commencing on February 13, 1998 and September 30, 1998, respectively.

(8) As reported in a Schedule 13G dated April 7, 1997 filed by Wellington Management Company, LLP ("WMC"). Of the 469,400 shares reported as beneficially owned by WMC, shared voting was reported with respect to 441,000 shares and shared dispositive power was reported with respect to 469,400 shares. All of the shares beneficially owned by WMC are owned of record by clients of WMC, none of which hold more than 5.0% of such shares except for Bay Pond Partners, L.P.

(9) As reported in a Schedule 13D dated November 7, 1997 filed by Kramer Spellman, L.P. ("KS"), a limited partnership, and its general partners, Orin S. Kramer and Jay Spellman. KS and Messrs. Kramer and Spellman reported shared voting and dispositive power with respect to the shares owned by them. All of the shares reported as beneficially owned in the
         Schedule 13D are owned by investment partnerships with respect to which KS acts as a general partner and managed accounts for which KS acts as a discretionary investment manager. Messrs. Kramer and Spellman reported beneficial ownership as a result of their position as general partners of KS.

(10) Includes options to purchase 222,500 shares of the Company's Common Stock awarded to directors and officers of the Company pursuant to the Company's stock option plans of which options to purchase 52,500 shares of the Company's Common Stock are not currently exercisable.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is currently traded on the NASDAQ National Market System under the symbol "ABFI." The Common Stock began trading on the NASDAQ National Market System on February 14, 1997. Prior to February 14, 1997, the Common Stock had been traded on the PHLX under the symbol "AFX" since May 13, 1996. Prior to the commencement of trading on the PHLX, there was no active trading market for the Common Stock. As a result, stock price information for the Common Stock is not available for any period prior to May 13, 1996.


         The following table sets forth the high and low sales prices of the Common Stock from the date on which the Common Stock commenced trading on the PHLX through January 12, 1998. On January 12, 1998, the closing price of the Common Stock on the NASDAQ National Market System was $21.125.

             Quarter Ended                         High              Low
             -------------                         ----              ---

June 30, 1996(1).......................           $17.00            $11.38

September 30, 1996.....................            19.50             11.13

December 31, 1996 .....................            20.00             17.25

March 31, 1997.........................            24.50             19.00

June 30, 1997..........................            22.50             18.50

September 30, 1997.....................            24.00             19.50

December 31, 1997......................            28.00            20.625

March 31, 1998(2)......................            24.00            21.125



(1) Represents the period May 13, 1996 through June 30, 1996.
(2) Represents the period January 1, 1998 through January 12, 1998.

         As of January 9, 1998, there were 105 record holders and approximately 812 beneficial holders of the Common Stock.

         During fiscal 1997, the Company paid dividends on its Common Stock then outstanding of $.06 per share, for an aggregate dividend payment of $158,248. Subsequent to fiscal year end, the Company paid dividends of $.015 per share during the three months ended September 30, 1997. The continuing payment by the Company of dividends in the future is in the sole discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and financial condition, as well as other relevant factors.

         As a Delaware corporation, the Company may not declare and pay dividends on its capital stock if the amount paid exceeds an amount equal to the excess of the Company's net assets over paid-in-capital or, if there is no excess, its net profits for the current and/or immediately preceding fiscal year.


         As of January 9, 1997, there were 407,000 shares of Common Stock subject to options. In addition, there were an additional 182,988 shares reserved for issuance under the Company's option plans. See "Management."


                              PLAN OF DISTRIBUTION


         Presently ABFS does not employ the services of a broker-dealer or dealers as an agent to assist in the sales of the Notes offered hereby. ABFS may in the future employ the services of an NASD member broker-dealer for purposes of offering the Notes on a "best-efforts" or agency basis. If an agreement concerning the use of the services of any broker-dealer is reached, ABFS may pay any such broker-dealers an estimated commission ranging from .5% to 10% of the sale price of any Notes sold through any such agent, depending on numerous factors. ABFS may also agree to indemnify such broker-dealer against certain liabilities, including liabilities under the Securities Act and to reimburse such broker-dealer for its costs and expenses, up to a maximum to be determined, based upon the total dollar value of the Notes sold. ABFS will otherwise offer the Notes through its employees in accordance with Rule 3a4-1 under the Exchange Act.


         The Company reserves the right to reject any subscription hereunder, in whole or in part, for any reason. Subscriptions will be irrevocable upon receipt by ABFS. In the event a subscription is not accepted by ABFS, the proceeds of such subscription will be promptly refunded to the subscriber, without deduction of any costs and without interest. ABFS expects that such subscriptions will be refunded within 48 hours after ABFS has received the subscription. Once a subscriber's subscription has been accepted by ABFS, the applicable subscription funds will be promptly deposited for benefit of the Company. A receipt will be sent to the subscriber as soon as practicable thereafter. No minimum number of Notes must be sold in the Offering. A subscriber will not know at the time of subscription whether ABFS will be successful in completing the sale of any or all of the Notes offered hereby. ABFS reserves the right to withdraw or cancel the Offering at anytime. In the event of such withdrawal or cancellation, subscriptions previously received will be irrevocable and no subscription funds will be refunded.

                                  LEGAL MATTERS


         An opinion has been delivered by Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania to the effect that the Notes when issued as contemplated by this Prospectus, will be binding obligations of the Company.


                                     EXPERTS


         The Consolidated Financial Statements of ABFS and subsidiaries as of June 30, 1997 and 1996 and for the years ending June 30, 1997 and 1996 included in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report appearing herein and have been included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                    INFORMATION REGARDING FORMER ACCOUNTANTS

         On March 11, 1996, the Company engaged the firm of BDO Seidman, LLP as independent certified public accountants replacing the firm of Fishbein & Company, P.C. This change in independent certified public accountants was recommended by the Audit Committee and subsequently approved by the Board of Directors. Fishbein and Company, P.C. had served as the Company's independent accountants and audited the Company's financial statements for the year ended June 30, 1995.

         Fishbein and Company, P.C.'s report on the financial statements for the year ended June 30, 1995 contained no adverse opinion or disclaimers of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principals.

         There were no disagreements between the Company or its subsidiaries and Fishbein & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audit of the consolidated financial statements for the year ended June 30, 1995 and subsequent period through March 11, 1996 which, if not resolved to the satisfaction of Fishbein & Company, P.C., would have caused them to make reference to the subject matter of the disagreement(s) in connection with the reports of Fishbein & Company, P.C. on the consolidated financial statements of the Company for the year ended June 30, 1995. Such report did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, there has not been any "reportable events" as defined by Item 304(a)(1)(iv)(B) of Regulation S-B during the periods referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       Page

Report of Independent Certified Public Accountants......................F-2

Consolidated Balance Sheets.............................................F-3

Consolidated Statements of Income.......................................F-4

Consolidated Statements of Stockholders' Equity.........................F-5

Consolidated Statements of Cash Flows...................................F-6

Notes to Consolidated Financial Statements..............................F-9

Report of Independent Certified Public Accountants



American Business Financial Services, Inc.
  and Subsidiaries
Bala Cynwyd, Pennsylvania

We have audited the accompanying consolidated balance sheets of American Business Financial Services, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Business Financial Services, Inc. and subsidiaries as of June 30, 1997 and 1996, and the consolidated results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ BDO Seidman LLP



Philadelphia, Pennsylvania
August 29, 1997

                                                   American Business Financial
                                               Services, Inc. and Subsidiaries

                                                   Consolidated Balance Sheets

=================================================================================================

                                                       September 30,             June 30,
                                                           1997            1997          1996
-------------------------------------------------------------------------------------------------
                                                       (unaudited)
Assets

Cash and cash equivalents                              $  3,932,032    $ 5,013,936    $ 5,345,269
Loan and lease receivables, net
  Available for sale                                     25,369,744     35,711,821     18,002,595
  Other                                                   1,217,840      1,143,566        534,325
Other receivables                                        55,268,374     39,644,161     13,713,125
Prepaid expenses                                          2,243,385      1,181,654      1,341,160
Property and equipment, net of accumulated
  depreciation and amortization                            3,577,436     2,863,345      1,452,895
Other assets                                              32,734,969    18,430,049      6,504,794
-------------------------------------------------------------------------------------------------



Total assets                                           $124,343,747   $103,988,532   $ 46,894,163
=================================================================================================

====================================================================================================================

                                                             September 30,                  June 30,
                                                                  1997                 1997               1996
--------------------------------------------------------------------------------------------------------------------
                                                                 (Unaudited)

Liabilities and Stockholders' Equity

Liabilities
  Debt                                                          $70,125,180         $56,486,229       $35,987,401
  Accounts payable and accrued expenses                           7,824,113           6,081,630         3,132,170
  Deferred income taxes                                           6,254,575           4,630,981         1,506,271
  Other liabilities                                               6,128,863           5,877,664         1,876,806

--------------------------------------------------------------------------------------------------------------------

Total liabilities                                                90,332,731          73,076,504        42,502,648
--------------------------------------------------------------------------------------------------------------------
Commitment and contingencies

Stockholders' equity
  Preferred stock, no par value
    Authorized 1,000,000 shares
    Issued and outstanding none                                          --                  --
  Common stock, par value $.001
    Authorized 9,000,000 shares
    Issued and outstanding 3,503,166 shares in
      1997 and 2,353,166 shares in 1996                               3,503               3,503             2,353
  Additional paid-in capital                                     22,669,477          22,669,477         1,931,699
  Retained earnings                                              11,938,068           8,839,080         3,057,495
--------------------------------------------------------------------------------------------------------------------
                                                                 34,611,048          31,512,060         4,991,547
  Less note receivable                                              600,032             600,032           600,032
--------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                       34,011,016          30,912,028         4,391,515
--------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                     $124,343,747        $103,988,532       $46,894,163
====================================================================================================================

          See accompanying notes to consolidated financial statements.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                               Consolidated Statements of Income

====================================================================================================================


                                                         Three months ended                     Year ended
                                                            September 30,                         June 30,
                                                       1997             1996               1997              1996
--------------------------------------------------------------------------------------------------------------------
                                                   (Unaudited)      (Unaudited)

Revenues
  Gain on sales of loans                         $8,521,389       $4,073,235        $20,042,579        $8,720,776
  Interest and fees                               2,304,367        1,135,228          5,895,606         3,350,716
  Servicing income                                  380,313           74,669            490,669                --
  Other income                                          205              978             52,899            22,824
--------------------------------------------------------------------------------------------------------------------

Total revenues                                   11,206,274        5,284,110         26,481,753        12,094,316
--------------------------------------------------------------------------------------------------------------------

Expenses
  Interest                                        1,859,801        1,041,659          5,174,925         2,667,858
  Provision for credit losses                        30,888               --            105,941           396,811
  Payroll and related costs                         850,698          198,611          1,618,479         1,203,260
  Sales and marketing                             2,324,503        1,369,253          6,964,074         2,685,173
  General and administrative                      1,365,331          896,678          3,616,647         2,020,551
--------------------------------------------------------------------------------------------------------------------

Total expenses                                    6,431,221        3,506,201         17,480,066         8,973,653
--------------------------------------------------------------------------------------------------------------------

Income before income taxes                        4,775,053        1,777,909          9,001,687         3,120,663

Income taxes                                      1,623,518          622,268          3,061,854           801,967
--------------------------------------------------------------------------------------------------------------------

Net income                                       $3,151,535       $1,155,641         $5,939,833        $2,318,696
====================================================================================================================

Earnings per share                               $      .87       $      .47         $     2.05        $     1.01
====================================================================================================================

Weighted average number
  of shares outstanding                           3,642,972        2,448,031          2,903,754         2,296,913
====================================================================================================================

          See accompanying notes to consolidated financial statements.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity

==================================================================================================================

                                         Common Stock
                                      -------------------     Additional                                    Total
                                       Number of                 Paid-In      Retained         Note  Stockholders'
                                        Shares     Amount        Capital      Earnings   Receivable        Equity
------------------------------------------------------------------------------------------------------------------
Balance, July 1, 1995                  2,128,154  $ 2,128  $   1,331,892  $    809,394  $        --  $  2,143,414

Options exercised                        225,012      225        599,807            --     (600,032)           --

Cash dividends ($.03 per share)               --       --             --       (70,595)          --       (70,595)

Net income                                    --       --             --     2,318,696           --     2,318,696
------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1996                 2,353,166    2,353      1,931,699     3,057,495     (600,032)    4,391,515

Sale of common stock,
  net of offering expenses of
  $2,261,072                           1,150,000    1,150     20,737,778            --           --    20,738,928

Cash dividends ($.06 per share)               --       --             --      (158,248)          --      (158,248)

Net income                                    --       --             --     5,939,833           --     5,939,833
------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1997                 3,503,166    3,503     22,669,477     8,839,080     (600,032)   30,912,028

Cash dividends
  ($.015 per share - unaudited)               --       --             --       (52,547)          --       (52,547)

Net income (unaudited)                        --       --             --     3,151,535           --     3,151,535
------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1997
  (unaudited)                          3,503,166  $ 3,503  $  22,669,477  $ 11,938,068  $  (600,032) $ 34,011,016
==================================================================================================================

                    See accompanying notes to consolidated financial statements.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                     Increase (Decrease) In Cash

===============================================================================================================

                                                        Three months ended                   Year ended
                                                           September 30,                       June 30,
                                                     1997               1996           1997               1996
---------------------------------------------------------------------------------------------------------------
                                                 (Unaudited)        (Unaudited)

Cash flows from operating activities
  Net income                                   $   3,151,535    $   1,155,641    $   5,939,833    $   2,318,696
  Adjustments to reconcile net income to net
    cash (used in) provided by operating
      activities
      Gain on sales of loans/leases              (10,909,361)      (4,373,235)     (20,051,241)      (8,685,463)
      Amortization of origination fees
        and costs                                    168,446           86,321          419,620          305,136
      Amortization of servicing rights               211,487           51,643          520,670           69,489
      Provision for credit losses                    567,532          300,000          105,941          396,811
      Accounts written off                          (100,217)         (50,443)         (96,639)        (129,063)
      Depreciation and amortization of
        property and equipment                       208,530          106,980          513,323          318,493
      Amortization of financing and
        organization costs                           150,312          127,933          537,653          505,012
      Loans originated for sale                  (50,411,255)     (20,880,727)    (136,357,451)     (54,505,000)
      Sale of loans originated for sale           59,721,676       26,676,311      115,000,000       40,627,246

        Decrease (increase) in accrued
        interest and fees on loan and
        lease receivables                           (376,206)         (44,809)      (1,288,364)        (268,010)
      Decrease (increase) in other
        receivables                               (1,809,685)      (1,083,286)      (1,232,443)         683,797
      (Increase) in prepaid expenses              (1,061,731)      (1,134,877)      (1,266,059)        (747,114)
      Decrease (increase) in other assets           (191,046)         299,466          270,541          332,009
      Increase in accounts payable and
        accrued expenses                           1,742,483        1,154,427        2,949,460        2,014,240
      Increase in deferred income taxes            1,623,594          622,268        3,124,710          801,967
      Increase in other liabilities                  251,199          295,107        4,000,858        1,491,565
---------------------------------------------------------------------------------------------------------------

Net cash provided by (used in)
  operating activities                             2,937,293        3,308,720      (26,909,587)     (14,470,189)
---------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
  Leases originated for portfolio                 (4,634,257)      (2,091,191)      (8,003,561)      (5,967,812)
  Loan and lease payments received                 1,796,920          856,130        4,554,535        4,549,979
  Purchase of property and equipment                (935,691)        (231,783)      (1,737,695)      (1,022,926)
  Decrease in securitization gain
   receivable                                        368,314             --            106,752           58,693
  Principal receipts on investments                  120,962           16,245           81,383           33,307
  Initial overcollateralization of loans          (2,000,000)            --         (3,450,000)

  Purchase of investments                        (17,000,000)            --         (5,000,000)            --
  Sale of investments                              5,000,000             --               --               --
---------------------------------------------------------------------------------------------------------------

Net cash (used in)
  investing activities                           (17,283,752)      (1,450,599)     (13,448,586)      (2,348,759)
---------------------------------------------------------------------------------------------------------------

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                     Increase (Decrease) In Cash

===========================================================================================================


                                                  Three months ended                Year ended
                                                      September 30,                  June 30,
                                                1997             1996           1997            1996
-----------------------------------------------------------------------------------------------------------
                                             (Unaudited)      (Unaudited)

Cash flows from financing activities
  Financing costs incurred                  $   (321,849)   $   (244,368)   $ (1,052,667)   $   (662,950)
  Net proceeds of (principal payments on)
    revolving line of credit                        --        (2,348,465)     (2,348,465)      2,348,465
  Dividends paid                                 (52,547)        (35,297)       (158,248)        (70,595)
  Principal payments on note
    payable, other                                  --              (104)        (18,457)         (5,605)
  Proceeds from issuance of
    subordinated debentures                   16,669,927       5,945,884      33,991,099      19,687,962
  Principal payments on subordinated
    debentures                                (3,030,976)     (1,708,450)    (11,125,350)     (3,867,447)
  Proceeds from public offering net
    of related costs                                --              --        20,738,928            --
-----------------------------------------------------------------------------------------------------------
Net cash provided by
  financing activities                        13,264,555       1,609,200      40,026,840      17,429,830
-----------------------------------------------------------------------------------------------------------
Net (decrease) increase in
  cash and cash equivalents                   (1,081,904)      3,467,321        (331,333)        610,901
Cash and cash equivalents,
  beginning of period                          5,013,936       5,345,269       5,345,269       4,734,368
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
  end of period                             $  3,932,032    $  8,812,590    $  5,013,936    $  5,345,269
===========================================================================================================

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                     Increase (Decrease) In Cash

===============================================================================================================

                                                          Three months ended              Year ended
                                                             September 30,                  June 30,
                                                         1997          1996          1997             1996
---------------------------------------------------------------------------------------------------------------
                                                      (Unaudited)   (Unaudited)

Supplemental disclosures of cash flow information
  Cash paid during the year for
    Interest                                        $  1,449,428   $    888,622   $  2,875,620    $  1,183,745
===============================================================================================================
    Income taxes                                    $       --     $       --     $       --      $     78,475
===============================================================================================================
  Noncash transactions recorded in connection with
    the sale of and foreclosure on loans receivable
      Increase in other receivables,
        securitization gains                        $ 12,737,954   $ 15,563,603   $ 22,404,070    $ 10,585,960
      Increase in other assets
        Investment, held to maturity                        --             --             --         2,332,247
        Foreclosed real estate held for sale                --             --           71,909         111,890
        Other holdings held for sale                        --             --          131,617         308,933
        Transfer from loans and
         leases, other                                      --             --         (123,789)        (62,085)
        Mortgage servicing rights                      2,297,135        574,210      7,216,167       1,165,000
--------------------------------------------------------------------------------------------------------------
                                                    $ 15,035,089   $  6,137,813   $ 29,699,974    $ 14,441,945
===============================================================================================================
  Reclassification of other assets,
    leased equipment to fixed assets                $       --     $       --     $    186,077    $     60,784

  Reclassification of prepaid expenses
    to other assets                                 $       --     $       --     $  1,425,565    $       --
===============================================================================================================


Supplemental schedule of noncash investing and financing activities
  During the fiscal year ended June 30, 1996, stock options for 225,012 shares of common stock were exercised. Shares with a total price of $600,032 were issued in exchange for a note receivable of the same amount.

     See accompanying notes to consolidated financial statements.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

1.    Summary of              Principles of Consolidation and Nature of Business
      Significant
      Accounting              The accompanying consolidated financial statements
      Policies                include the accounts of American Business
                              Financial Services, Inc. ("ABFS") and its wholly-owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated.

                              The Company originates secured loans primarily in the Mid-Atlantic Region and is subject to the risks of the real estate market in that area. The Company also originates business equipment leases. The Company securitizes its secured loans.

                              Cash Equivalents

                              Cash equivalents consist of short-term
                              investments purchased with an initial maturity of three months or less.

                              Loan and Lease Receivables Available for Sale

                              Loan and lease receivables available for sale represent receivables that the Company generally intends to sell or securitize within the next twelve months. These assets are stated at the lower of cost (principal balance including unamortized origination costs/fees) or estimated market value in the aggregate. Market value is determined by quality of credit risk, types of loans originated, current interest rates and economic conditions among other things.

                              Allowance for Credit Losses

                              The allowance for credit losses is based upon the Company's estimate of expected collectibility of loans and leases serviced. The allowance is increased by periodic charges to operations as necessary.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================


                              Interest Only and Residual Certificates

                              The Company securitizes its loan receivables primarily into the form of a REMIC. A REMIC is a multi-class security structure with certain tax advantages which derives its monthly principal paydowns from a pool of underlying mortgages. The senior classes of the REMIC's are sold, with the subordinated classes retained by the Company. The subordinated classes are in the form of interest only and residual certificates. These subordinated classes of REMIC's represent an interest in the REMIC as compared to the right to receive funds under the form of retained or capitalized excess servicing assets.

                              In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company classifies interest-only and residual certificates as "trading securities" and, as such they are recorded at fair value with resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. The Company determines fair value based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of receivables sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee and an insurance fee, over the life of the receivables using prepayment, default and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. The fair valuation includes consideration of the following characteristics: loan type, size, interest rate, date of origination, term and geographic location. The Company also uses other available information such as externally prepared reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review.

                              On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 125), which addresses the accounting for transfers of financial assets in which the transferor has some continuing involvement either with the assets transferred or with the transferee. A transfer of financial assets in which the

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS 125 requires that liabilities or derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. In addition, SFAS 125 requires that servicing assets and liabilities be subsequently measured by the amortization over their estimated life and assessment of asset impairment be based on such assets' fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. The adoption of this standard did not have a material impact on the Company's results of operations.

                              Mortgage Servicing Rights

                              Effective July 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122), which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based upon their relative fair values. Effective January 1, 1997, SFAS 122 was amended by SFAS 125, as discussed above. The Company determines fair value based on the present value of estimated net future cash flows relating to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income.

                              Prior to the adoption of SFAS 122, income related to servicing rights acquired through loan origination activities was recorded in the period the loans were serviced. Under SFAS 122 and SFAS 125, the Company capitalized at fair value $7,216,167, $1,457,000, $2,297,135 and
                              $545,000 of such costs during the years ended June 30, 1997 and 1996 and the three months ended September 30, 1997 and 1996, respectively. During the same periods, amortization of capitalized servicing rights were $520,670, $69,489, $211,487 and $51,643, respectively. At
                              June 30, 1997 and 1996, the capitalized
                              servicing rights approximated fair value. The Company periodically reviews capitalized servicing rights for valuation impairment.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, loan-to-value ratio and credit quality. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. As such, the Company does not consider interest rates a predominant risk characteristic for purposes of valuation impairment. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment.

                              Origination Costs and Fees and Amortization

                              Direct origination costs, net of origination fees, are deferred and amortized over the contractual life of the receivable using the interest method. Unamortized amounts are recognized as (expense) income when the receivable is sold or paid in full.

                              Property and Equipment and Depreciation and Amortization

                              Property and equipment are stated at cost.
                              Depreciation and amortization are provided using the straight-line and declining balance methods over the estimated useful lives of the assets (ranging from 5 to 10 years). Expenditures for additions, renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred.

                              Financing Costs and Amortization

                              Costs incurred in obtaining revolving lines of credit are amortized using the straight-line method over the terms of the agreements.

                              Financing costs incurred in connection with public offerings of debt are amortized using the interest method over the term of the related debt.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              Investments, Held to Maturity

                              The investments classified as held to maturity consist of mortgage-backed securities that the Company has the positive intent and ability to hold to maturity. These investments are stated at amortized cost, which approximates market.

                              Foreclosed property held for sale is stated at the lower of cost or fair market value.

                              Income Recognition

                              Gain on sale of loans and leases receivables is recognized upon the securitization of the receivables in the form of REMIC's. Gain on sales of receivables from securitizations represents the present value of the differential between the interest rate earned on the receivables sold and the pass-through rate paid to the securitization investors after considering the effects of estimated prepayments, bad debts and other costs, including normal servicing fees, less the costs of originating such receivables, and the gain or loss on certain transactions structured as an economic hedge that are designed to minimize the risk of interest rate fluctuations.

                              Interest income from loan and lease receivables is recognized using the interest method. Accrual of interest income is suspended when the receivable is contractually delinquent for ninety days or more. The accrual is resumed when the receivable becomes contractually current, and past due interest income is recognized at that time. In addition, a detailed review of receivables will cause earlier suspension if collection is doubtful.

                              Income Taxes

                              The Company files a consolidated federal income tax return.

                              The Company uses the liability method in accounting for income taxes.

                              Principal differences between the Company's financial and income tax reporting include amortization of loan and lease origination costs/fees, the allowance for credit losses, depreciation and amortization of property and equipment, securitization gains, servicing rights and net operating losses.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              Use of Estimates

                              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              Although the Company believes that it has made reasonable estimates of the interest only and residual strip receivables likely to be realized, the rate of prepayment and the amount of defaults realized by the Company are estimates and actual experience may vary from its estimates. Higher levels of future prepayments, delinquencies and/or liquidations could result in decreased interest only and residual strips and the write down of the receivables, which would adversely affect the Company's income in the period of adjustment.

                              The Company's revenues and net income have fluctuated in the past and may fluctuate in the future principally as a result of the timing and size of its securitizations. Since the Company does not recognize gains on the sale of such loans until it consummates a securitization thereof, the Company's operating results for a given period can fluctuate significantly as a result of the timing and level of securitizations.

                              Earnings Per Share

                              Earnings per share are based on the weighted average number of shares outstanding. Earnings per share amounts for the year ended June 30, 1997 and the three months ended September 30, 1997 assume the exercise of all stock options having an exercise price less than the average market price of the common stock using the treasury method. The effect of outstanding stock options is not dilutive for years ended June 30, 1996 and the three months ended September 30, 1996.

                              Reclassifications

                              Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 presentation.

                              Unaudited Interim Financial Information

                              The unaudited interim consolidated financial statements as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 reflect, in the opinion of management, all adjustments (which include cash flows as of and for the periods presented). The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

2.    Loan and
      Lease
      Receivables

                                                                     September 30,             June 30,
                                                                         1997           1997             1996
                              -----------------------------------------------------------------------------------
                              Real estate secured loans             $11,737,861      $24,581,475      $12,960,229
                              Leases (net of unearned
                                    income of $2,670,954,
                                    $1,986,487 and $1,136,621)       12,155,621        8,970,238        4,393,713
                              Other loans                                32,075           32,075          109,726
                              Unamortized origination
                                    costs/fees                        1,713,167        2,466,342          868,934
                              -----------------------------------------------------------------------------------
                              Less allowance for                     25,638,724       36,050,130       18,332,602
                                    credit losses                       268,980          338,309          330,007
                              -----------------------------------------------------------------------------------
                              Loan and lease
                                    receivables, net                $25,369,744      $35,711,821      $18,002,595
                              ===================================================================================

                              Substantially, all of the leases are direct finance type leases whereby the lessee has the right to purchase the leased equipment at the lease expiration for a nominal amount.

                              The Company sells real estate secured loans through securitizations and retains collection and administrative responsibilities as servicer for the trusts holding the loans. Under terms of the sales, the purchasers have limited recourse ($2,730,207 at September 30, 1997 and $2,753,400 at June 30, 1997) should certain amounts of the loans prove to be uncollectible. However, the Company believes that allowances established for these off-balance sheet instruments are adequate to provide for any amounts found to be uncollectible. At September 30, 1997, the uncollected balance of receivables securitized was approximately $188,800,000. At June 30, 1997, the uncollected balance of receivables securitized was approximately $142,600,000.

                              At September 30, 1997, the accrual of interest income was suspended unreal estate secured loans of $456,045. At June 30, 1997, the accrual of interest income was suspended on real estate secured loans of $187,760. Based on its evaluation of the collateral related to these loans, the Company expects to collect all contractual interest and principal.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

3.    Allowance
      for Credit
      Losses

                                                               Portfolio       Securitizations         Total
                              --------------------------------------------------------------------------------
                              Balance, July 1, 1995            $    62,258       $    93,000      $   155,258
                              Provision for credit losses          396,811           284,417          681,228
                              Accounts written off                (129,062)             --           (129,062)
                              --------------------------------------------------------------------------------
                              Balance, June 30, 1996               330,007           377,417          707,424
                              Provision for credit losses          105,941         1,048,725        1,154,666
                              Accounts written off                 (97,639)             --            (97,639)
                              --------------------------------------------------------------------------------
                              Balance, June 30, 1997               338,309         1,426,142        1,764,451
                              Provision for credit losses           30,888           536,644          567,532
                              Accounts written off                (100,217)             --           (100,217)
                              --------------------------------------------------------------------------------
                              Balance,
                                    September 30, 1997         $   268,980       $ 1,962,786      $ 2,231,766
                              ================================================================================

4.    Other
      Receivables

                                                              September 30,                    June 30,
                                                                  1997                   1997            1996
                              --------------------------------------------------------------------------------
                              Sales of loans                   $ 2,675,730       $   960,136      $    86,090
                              Loan fees                            172,059           246,294          121,874
                              Interest only and residual
                                    strips (net of allowance
                                    for credit losses of
                                    $1,962,786, $1,426,142
                                    and $377,417)               51,712,386        37,507,191       13,070,257
                              Other                                708,199           930,540          434,904
                              --------------------------------------------------------------------------------
                                                               $55,268,374       $39,644,161      $13,713,125
                              ================================================================================

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

5.    Property
      and
      Equipment

                                                                September 30,               June 30,
                                                                    1997            1997           1996
                              --------------------------------------------------------------------------------
                              Warehouse premises                 $  146,205      $     --        $     --
                              Computer equipment and
                                    software                      2,733,265       2,247,786       1,296,769
                              Office furniture and
                                    equipment                     1,797,522       1,641,572         803,445
                              Leasehold improvements                385,156         293,098         171,542
                              Transportation equipment               47,601          32,745            --
                              --------------------------------------------------------------------------------
                                                                  5,109,749       4,215,201       2,271,756
                              Less accumulated depreciation
                                and amortization                  1,532,313       1,351,856         818,861
                              --------------------------------------------------------------------------------
                                                                 $3,577,436      $2,863,345      $1,452,895
                              ================================================================================

6.    Other
      Assets

                                                                      September 30,               June 30,
                                                                          1997             1997              1996
                              --------------------------------------------------------------------------------------
                              Deposits                                 $   169,740      $   263,165      $   296,582
                              Financing costs, debt
                                    offerings, net of accumulated
                                    amortization of $1,871,446,
                                    $1,721,764 and $1,074,212            1,826,346        1,653,471        1,138,455
                              Investments, at cost, which approximate
                                    fair market value (mature in June
                                    2002 through April 2011)             2,730,206        2,753,400        2,834,783
                              Investment, held for sale, at cost,
                                    which approximates fair market value
                                    (U.S. Treasury notes due
                                    September 30, 1999 and
                                    June 30, 1999)                      17,000,000        5,000,000             --
                              Foreclosed property
                                    held for sale                          780,372          605,177          607,905
                              Servicing rights                          10,168,656        8,083,008        1,387,511
                              Other                                         59,649           71,828          239,558

                              --------------------------------------------------------------------------------------
                                                                       $32,734,969      $18,430,049      $ 6,504,794
                              ======================================================================================

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

7.    Debt


                                                                                     September 30,              June 30,
                                                                                           1997            1997            1996
                              ------------------------------------------------------------------------------------------------------
                              Subordinated debt, due October 1997 through
                              October 1998; interest at rates ranging from 8%
                              to 12% payable quarterly; subordinated to all of
                              the Company's senior indebtedness                        $   915,721      $ 1,077,721      $ 1,345,421

                              Subordinated debt, due October 1997 through
                              September 2007; interest at rates ranging from
                              7% to 10.50%; subordinated to all of the
                              Company's senior indebtedness                             69,209,459       55,408,508       32,275,058

                              Note payable, $50,000,000 revolving line of
                              credit expiring September 1997; interest at
                              LIBOR plus 1 1/4% payable monthly;
                              collateralized by loans receivable                              --               --          2,348,465

                              Note payable in monthly installments of $655
                              including interest at 11.8%; final payment due
                              in March 1999; collateralized by related equipment              --               --             18,457
                              ------------------------------------------------------------------------------------------------------
                                                                                       $70,125,180      $56,486,229      $35,987,401
                              ======================================================================================================

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================


                              Principal payments on debt for the next five years are due as follows: year ending June 30, 1998 - $29,581,709; 1999 - $7,762,807; 2000 - $5,351,198;
                              2001 - $2,959,431 and 2002 - $5,542,984.

                              At June 30, 1997, the Company has available unused revolving lines of credit of $50,000,000, $7,500,000 and $15,000,000. The lines expire in
                              September 1997, May 1998 and December 1999, respectively. At September 30, 1997, the Company has available unused revolving lines of credit of $50,000,000 and $100,000,000. The lines expire in December 1997 and July 1999. Advances under the lines, if any, are collateralized by certain loans receivable.

                              Subsequent to June 30, 1997, the Company obtained a $100 million line of credit from a syndicate of banks. Under this warehouse facility, the Company may take advances, subject to certain conditions including sublimits to warehouse loans and leases.

8.    Common and              In May, 1996, the stockholders approved an amended
      Preferred               and restated Certificate of Incorporation which
      Stock                   increased the authorized common shares from five
                              million shares to nine million shares and established a class of preferred shares with one million shares authorized.

                              In September, 1995, the Board of Directors declared a 3 for 2 stock split of common stock to stockholders of record on October 1, 1995. The stock split has been reflected in the accompanying consolidated financial statements.

                              In February, 1997, the Company sold 1,150,000 shares of common stock through a public offering resulting in net proceeds of $20,738,928.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

9.    Stock                   In May, 1996, the stockholders approved a
      Options                 non-employee director stock option plan which
                              authorizes the grant to non-employee directors of options to purchase 135,000 shares of common stock at a price equal to the market price of the stock at the date of grant. Options are fully vested when granted and expire ten years after grant. At
                              June 30, 1997, 25,000 shares were available for future grants under this plan. Transactions under this plan were as follows:

                                                                       Number of              Weighted-Average
                                                                         Shares                Exercise Price
                              --------------------------------------------------------------------------------

                              Options granted and
                              outstanding, June 30, 1996                   90,000                  $    5.00
                              --------------------------------------------------------------------------------

                              Options granted                              20,000                      17.75

                              Options exercised                              --                      --
                              --------------------------------------------------------------------------------

                              Options outstanding,
                                    June 30, 1997                         110,000                  $    7.32
                              ================================================================================

                              The Company has an employee stock option plan which authorizes the grant to employees of options to purchase 460,000 shares of common stock (subsequently increased to 560,000 shares) at a price equal to the market price of the stock at the date of grant. Options are either fully vested when granted or vest over a five-year period and expire five to ten years after grant. At June 30, 1997, 7,488 shares were available for future grants under this plan. Transactions under the plan were as follows:

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================


                                                                    Number                  Weighted/Average
                                                                    Shares                   Exercise Price
                              --------------------------------------------------------------------------------
                              Options outstanding,
                                    June 30, 1996                     66,000                        3.46
                              --------------------------------------------------------------------------------


                              Options granted, (weighted average
                                 fair value of $11.51 per share)     161,500                       19.93


                              Options exercised                         --                       --
                              --------------------------------------------------------------------------------

                              Options outstanding,
                                    June 30, 1997                    227,500                   $   15.15
                              ================================================================================

                              The following tables summarize information about stock options outstanding at June 30, 1997:

                                                                Options Outstanding
                              --------------------------------------------------------------------------------
                                                                             Weighted
                                                                             Remaining
                              Range of                 Number            Contractual Life     Weighted-average
                              Exercise Prices          of Options             in Years        Exercise Price
                              --------------------------------------------------------------------------------

                              $2.67 - $5.00             66,000                    3.0          $         3.46
                              $17.75 - $20.00          161,500                    9.1                   19.93
                              --------------------------------------------------------------------------------

                              Total                    227,500                    7.4          $        15.15
                              ================================================================================

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================



                                                                Options Exercisable
                              --------------------------------------------------------------------------------
                                                                             Weighted
                                                                             Remaining
                              Range of                 Number            Contractual Life     Weighted-average
                              Exercise Prices          of Options             in Years        Exercise Price
                              --------------------------------------------------------------------------------
                              $2.67 - $5.00              66,000                 3.0           $         3.46
                              $17.75                      5,000                 4.1                    17.75
                              --------------------------------------------------------------------------------

                              Total                      71,000                 3.1           $         4.47
                              ================================================================================

                              In September, 1995, options for 225,012 shares were exercised at $2.67 per share by an officer of the Company. The purchase price of $600,032 was advanced to the officer, by the Company. The loan is due in September, 2005 (earlier if the stock is disposed) with interest only at 6.46%, payable annually. The loan was secured by 450,012 shares of the Company's stock (at the date of exercise, market value of collateral was approximately $1,200,000), subsequently reduced to 225,012 shares and is shown as a reduction of stockholders' equity on the accompanying balance sheet.

                              On July 1, 1996, the Company adopted Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," which requires either the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans, or the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). The Company will continue such accounting under the provisions of APB 25.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              Had compensation cost for the plan been
                              determined based on fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

                              June 30,               1997             1996
                              --------------------------------------------------
                              Net income
                              --------------------------------------------------


                              As reported           $5,939,833     $ 2,318,686
                              Pro forma              5,722,702       2,239,793

                              Earnings per share
                              --------------------------------------------------

                              As reported                $2.05          $ 1.01
                              Pro forma                   1.97            0.98
                              ==================================================


                              The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions:

                              June 30,                  1997             1996
                              --------------------------------------------------

                              Expected volatility            30.0%         25.0%
                              Expected life              5-10 yrs.        5 yrs.
                              Risk free interest rate  6.31%-6.90%   5.77%-6.01%
                              ==================================================


10. Income Taxes              The provision for income taxes consists of the
                              following:

                              Year Ended June 30,   1997             1996
                              --------------------------------------------------
                              Current
                                    Federal      $     --        $     --
                                    State              --              --
                              --------------------------------------------------

                              Deferred
                                    Federal       3,061,854         858,617
                                    State              --           (56,650)
                              --------------------------------------------------

                                                  3,061,854         801,967
                              --------------------------------------------------

                                                 $3,061,854      $  801,967
                              ==================================================

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              The current provision for federal income taxes for the years ended June 30, 1997 is net of the tax benefit of approximately $533,000 from the utilization of net operating loss carryforwards.

                              The cumulative temporary differences resulted in net deferred income tax assets or liabilities consisting primarily of:

                                                                           Three months
                                                                              ended              Year ended
                                                                          September 30,            June 30,
                                                                              1997            1997           1996
                              --------------------------------------------------------------------------------------
                              Deferred income tax assets
                                    Allowance for credit losses           $  758,801      $  599,914      $  287,214
                                    Net operating loss carryforwards       1,888,688       1,888,688         461,954
                                    Loan and lease receivable                347,209         291,379          68,058
                                    Accrued expenses                            --              --           246,500
                              --------------------------------------------------------------------------------------
                                                                           2,994,698       2,779,981       1,063,726
                              Less valuation allowance                     1,888,688       1,888,688         148,500
                              --------------------------------------------------------------------------------------

                                                                           1,106,010         891,293         915,226
                              --------------------------------------------------------------------------------------

                              Deferred income tax liabilities
                                    Loan and lease origination
                                      costs/fees, net                        124,840         784,156         368,849
                                    Book over tax basis of property
                                      and equipment                          432,922         372,688         131,751
                                    Other receivables                      1,922,140       1,706,642       1,548,423
                                    Servicing rights                       4,880,683       2,658,788         372,474
                              --------------------------------------------------------------------------------------

                                                                           7,360,585       5,522,274       2,421,497
                              --------------------------------------------------------------------------------------

                              Net deferred income tax
                                    liabilities                           $6,254,575      $4,630,981      $1,506,271

                              =======================================================================================

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              The valuation allowance represents the income tax effect of State net operating loss carryforwards of the Company which are not presently expected to be utilized.

                              A reconciliation of income taxes at federal statutory rates to the Company's tax provision is as follows:

                              Year Ended June 30,                 1997             1996
                              --------------------------------------------------------------
                              Federal income tax at
                                    statutory rates             $ 3,061,854      $ 1,061,005
                              State income tax, net
                                    of federal tax benefit             --               --
                              Nondeductible expenses                   --             13,545
                              Increase in state tax
                               valuation allowance                     --               --
                              Other, net                               --           (272,583)
                              --------------------------------------------------------------
                                                                $ 3,061,854      $   801,967
                              ==============================================================

                              For income tax reporting, the Company has net operating loss carryforwards aggregating approximately $18,400,000 available to reduce future state income taxes for various states as of June 30, 1997. If not used, substantially all of the carryforwards will expire at various dates from June 30, 1998 to June 30, 2000.

11.   Commitment              Commitment
      and
      Contingencies           The Company leases certain of its facilities under
                              a five-year operating lease expiring in January
                              2003, at a minimum annual rental of $699,216. The lease contains a renewal option for an additional five year period at an increased annual rental.
                              Rent expense under all operating leases for such facilities was $668,364 and $373,694 for the years ended June 30, 1997 and 1996. Rent expense under all operating leases for such facilities was $243,165 and $1,132,619 for the three months ended
                              September 30, 1997 and 1996, respectively.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              Contingencies

                              A subsidiary of the Company makes home equity loans on behalf of unaffiliated lenders for a fee equal to a percentage of the loan amount. Certain agreements require that all or a portion of the fee be refunded if the loan is paid off during the first six to twelve months after origination.

                              At September 30, 1997, approximately $20,000 of income is subject to this provision. The actual amount of the fee refunded during the three months ended September 30, 1997 which was recorded as income prior to July 1, 1997 was not material.

                              At June 30, 1997 and 1996, approximately $79,000 and $292,000, respectively, of income is subject to this provision. The actual amount of the fee refunded during the years ended June 30, 1997 and 1996, which was recorded as income prior to July 1, 1996 and 1995 was $25,637 and $138,187, respectively.

                              Employment Agreements

                              The Company entered into employment agreements with three executives under which they are entitled to annual base compensation of $625,000, collectively, adjusted for increases in the Consumer Price Index and for one executive, merit increases. The agreements terminate upon (a) the earlier of the executive's death, permanent disability, termination of employment for cause, voluntary resignation (except that no voluntary resignation may occur prior to February 2000) or seventieth birthday, or (b) the later of the fifth anniversary of the agreement or from three to five years from the date of notice to the executive of the Company's intention to terminate the agreement.

                              In addition, the executives are entitled to a cash payment equal to 299% of the last five years average annual compensation in the event of a "change in control", as defined in the agreement and two of the executives are entitled to all of the compensation discussed above.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

12. Fair Value of             No market exists for certain of the Company's
    Financial                 assets and liabilities, therefore, fair value
    Instruments               estimates are based on judgments regarding credit
                              risk, investor expectation of future economic conditions, normal cost of administration and other risk characteristics, including interest rates and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                              In addition, the fair value estimates presented do not include the value of assets and liabilities that are not considered financial instruments.

                              The table below summarizes the information about the fair value of the financial instruments recorded on the Company's financial statements at June 30, 1997:

                              June 30,                                                             1997
                              --------------------------------------------------------------------------------
                                                                               Carrying             Fair
                                                                                 Value             Value
                              --------------------------------------------------------------------------------
                              Assets
                                    Cash and cash equivalents                  $ 5,013,936      $ 5,013,936
                                    Loans and leases available
                                       for sale                                 36,050,130       37,543,286
                                    Interest only and residual strips           38,933,333       38,933,333
                                    Servicing rights                             8,083,008        8,083,008

                              Liabilities
                                    Subordinated debt                          $56,486,229      $56,486,229

                              The methodology and assumptions utilized to estimate the fair value of the Company's financial instruments are as follows:

                              Cash and Cash Equivalents - For these short-term instruments the carrying amount approximates fair value.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================

                              Loans and Leases Available for Sale - The Company has estimated the fair values reported based upon recent sales and securitizations.

                              Interest Only and Residual Strips - Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates.

                              Servicing Rights - Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates.

                              Subordinated Debt - The fair value of fixed maturity subordinated debt is estimated using the rates currently offered for debentures of similar maturities.


13.   Hedging                 The Company regularly securitizes and sells fixed
      Transactions            rate mortgage loans. To offset the effects of
                              interest rate fluctuations on the value of its fixed rate loans held for sale, the Company may hedge its interest rate risk related to the loans held for sale by selling forward contracts for U.S. Treasury securities. The Company classifies these sales as hedges of specific loans held for sale and does not record the derivative securities on its financial statements. The gain or loss derived from these sales is deferred and recognized as an adjustment to gain on sale of loans when the loans are securitized.

                              At June 30, 1997, there were no hedging
                              transactions outstanding.

14.   Recent                  In February, 1997, the FASB issued SFAS 128,
      Accounting              "Earnings Per Share" (EPS) (SFAS 128), which is
      Pronouncements          effective in fiscal 1998, earlier application is
                              not permitted. SFAS 128 simplifies the standards for computing earnings per share. It replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. If SFAS
                              128 had been applied to fiscal 1997 results of operations, the Company's basic EPS would have been $2.13 (pro forma) of earnings per common share based on net income of $5,939,833 and weighted average number of common shares of 2,784,416 (pro forma). Fully diluted EPS remains the same under SFAS 128, but will be referred to as diluted EPS.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1997 and for the Three
                          Months Ended September 30, 1997 and 1996 is unaudited)
================================================================================


                              In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income in a full set of general purpose financial statements. The provisions of the statement are effective for fiscal years beginning after December 15, 1997.

                              In June 1997, FASB issued SFAS No. 131,
                              "Disclosure About Segments of an Enterprise and Related Information." This statements requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to stockholders. This statement also requires that public business enterprises report certain information about their products and services, the geographical areas in which they operate and their major customers. The provisions of the statement are effective for fiscal years beginning after December 15, 1997.

                              Due to the recent issuance of these
                              pronouncements, the Company has not completed its analysis of the impact of SFAS No. 130 and SFAS 131.

15.   Subsequent              Effective October 1, 1997, the Company acquired
      Event                   all of the outstanding stock of New Jersey
                              Mortgage and Investment Corp. (NJMIC), a mortgage and leasing company based in Roseland, New Jersey.
                              The purchase price for the stock consists of an initial payment of cash and shares of common stock of the Company and a note payable to the owners of NJMIC and includes a contingent payment in the future if NJMIC achieves certain performance targets. The acquisition of NJMIC will be accounted for using the purchase method of accounting and accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on the fair values at the date of acquisition. The fair value of NJMIC's assets approximated the liabilities assumed and accordingly, the majority of the purchase price is anticipated to be recorded as goodwill. Any contingent payments will result in an increase in the amount of recorded goodwill.

==============================================================

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made in connection herewith shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus, even when accompanied by an appropriate Prospectus Supplement, does not constitute an offer to sell or solicitation of any offer to buy the Notes by anyone in any jurisdictions in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation of any offer to buy the Notes is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

                     -------------------

                       TABLE OF CONTENTS
                                                          Page


Available Information........................................3
Prospectus Summary...........................................4
Highlights of Terms of the Notes Offered....................13
Risk Factors................................................15
The Company.................................................23
Use of Proceeds ............................................23
Description of the Notes and the Indenture .................25
Selected Consolidated Financial Data........................35
Management's  Discussion  and Analysis of
  Financial Condition and Results of Operations.............37
Business....................................................54
Management..................................................72
Certain Relationships and Related
  Transactions..............................................85
Principal Stockholders......................................86
Market for Common Stock and Related
  Stockholder Matters.......................................88
Plan of Distribution........................................89
Legal Matters...............................................89
Experts.....................................................89
Information Regarding Former Accountants ...................90
Index to Consolidated Financial Statements.................F-1
Consolidated Financial Statements..........................F-4



==============================================================

==============================================================



                  $125,000,000




                AMERICAN BUSINESS
            FINANCIAL SERVICES, INC.



                     [LOGO]




          Subordinated Investment Notes
        and Adjustable Rate Subordinated
               Money Market Notes









                   PROSPECTUS



















              _______________, 1998

============================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Bylaws (the "Bylaws") of ABFS provide for indemnification of its directors and officers to the full extent permitted by Delaware law. In the event that the Delaware General Corporation Law (the "Corporation Law") is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, the Certificate of Incorporation and Bylaws provide the personal liability of the directors and officers of ABFS shall be so eliminated or limited.

         Section 145 of the Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding.

         Section 145 of the Corporation Law provides that a company may pay the expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The Certificate of Incorporation and Bylaws of ABFS provide that ABFS shall pay such expenses.

         The Company has obtained insurance to cover the Company's directors and executive officers for liabilities which may be incurred in connection with the offer, sale and registration of the Common Stock.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses to be incurred in connection with the offering of the Investment Notes and the Money Market Investment Accounts, other than underwriting discounts and commissions, which ABFS does not anticipate paying:

SEC Registration Fee*..................................   $     37,879
NASD Filing Fee........................................              0
Printing, Engraving and Mailing .......................         60,000
Legal Fees and Expenses................................         60,000
Accounting Fees and Expenses...........................         25,000
Blue Sky Fees and Expenses.............................         10,000
Miscellaneous..........................................      2,907,121
                                                            ----------
                  TOTAL................................     $3,100,000
                                                            ==========


* Exact; all other fees and expenses are estimates

Item 26. Recent Sales of Unregistered Securities.

         On September 29, 1995, ABFS issued 225,012 shares of common stock to Anthony J. Santilli, President of ABFS, upon the exercise of stock options at a price of $2.67 per share.


         On October 27, 1997, ABFS issued 20,240 shares of common stock to Stanley L. Furst and Joel E. Furst as partial consideration for their 100% interest in New Jersey Mortgage and Investments, Corp., a New Jersey corporation.

         Exemptions from registration for the issuances described above were claimed pursuant to Section 4(2) of the Securities Act, in reliance upon the fact that such sales did not involve a public offering. Therefore, such securities are subject to certain transfer restrictions.


Item 27. Financial Statements and Exhibits

         The following documents were filed as part of this Registration Statement.

         (a)      Financial Statements:


         AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                  Reports of Independent Certified Public Accountants


                  Consolidated balance sheets as of June 30, 1997 and 1996
                           and September 30, 1997 (unaudited)

                  Consolidated statements of income for the years ended June
                           30, 1997 and 1996 and the three months ended
                           September 30, 1997 and 1996 (unaudited)

                  Consolidated statements of stockholders' equity for the years ended June 30, 1997 and 1996 and the three months ended September 30, 1997 (unaudited)

                  Consolidated statements of cash flows for the years ended June
                           30, 1997 and 1996 and the three months ended
                           September 30, 1997 and 1996 (unaudited)


                  Notes to Consolidated Financial Statements

         (b)      Exhibits:

Regulation S-B
Exhibit Number           Description
--------------           -----------

      3.1 Amended and Restated Certificate of Incorporation (Incorporated by reference from Exhibit 3.1 of ABFS' Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996 filed on September 27, 1996, File No. 0-22472 (the "1996 Form 10-KSB")).


      3.2                Bylaws of ABFS (Incorporated by reference from Exhibit
                         3.2 of the Registration Statement on Form SB-2 filed December 27, 1996, Registration Number 333-18919 (the "1996 Form SB-2")).


      4.1 Form of unsecured Investment Note (Incorporated by reference from Exhibit 4.1 of Amendment No. 1 to the Registration Statement on Form SB-2 filed April 29, 1994, Registration Number 33-76390 (the "Form SB-2")).


      4.2 Form of unsecured Investment Note issued pursuant to Indenture with First Trust, National Association, a national banking association. (Incorporated by reference from Exhibit 4.5 of Amendment No. One to the Registration Statement on Form SB-2 filed on December 14, 1995, Registration Number 33-98636 (the "1995 Form SB-2")).


      4.3 Form of Indenture by and between ABFS and First Trust, National Association, a national banking association (Incorporated by reference from Exhibit 4.6 of the Registration Statement on Form SB-2 filed on October 26, 1995, Registration Number 33-98636).

Regulation S-B
Exhibit Number           Description
--------------           -----------

      4.4 Form of Indenture by and between ABFS and First Trust, National Association, a national banking association.*

      4.5                Form of unsecured Investment Note.*


      5                  Opinion of Blank Rome Comisky & McCauley LLP.*


      10.1 Loan and Security Agreement between Upland Mortgage and BankAmerica Business Credit, Inc. dated May 23, 1996 (Incorporated by reference from the 1996 Form 10-KSB).


      10.2 Amended and Restated Stock Option Plan (Incorporated by reference from Exhibit 10.2 of ABFS' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, File No. 0-22474 (the "September 30, 1997 Form 10-QSB")).


      10.3 Stock Option Award Agreement (Incorporated by reference from Exhibit 10.1 of the Registration Statement on Form S-11 filed on February 26, 1993, Registration No. 33-59042 (the "Form S-11")).

      10.4 Line of Credit Agreement by and between American Business Credit, Inc. and Eagle National Bank (Incorporated by reference from Exhibit 10.4 of Amendment No. 1 to the Registration Statement on Form SB-2 filed on April 29, 1993, Registration No. 33-59042 (the "1993 Form SB-2")).

      10.5 Agreement dated April 12, 1993 between American Business Credit, Inc. and Eagle National Bank (Incorporated by reference from Exhibit 10.5 of the 1993 Form SB-2).


      10.6 1995 Stock Option Plan for Non-Employee Directors (Incorporated by reference from Exhibit 10.6 of the Amendment No. 1 to the 1996 Form SB-2 filed on February 4, 1997 Registration No. 333-18919 (the "Amendment No. 1 to the 1996 Form SB-2")).

      10.7 Form of Option Award Agreement for Non-Employee Directors Plan for Formula Awards (Incorporated by reference from Exhibit 10.13 of the 1996 Form 10-KSB).

      10.8 1997 Non-Employee Director Stock Option Plan (including form of Option Agreement) (Incorporated by reference from Exhibit 10.1 of the September 30, 1997 Form 10-QSB).

      10.9 Interim Warehouse and Security Agreement between Upland Mortgage and Prudential Securities Realty Funding Corporation dated April 25, 1996 (Incorporated by reference from Exhibit 10.14 of the 1996 Form 10-KSB).

Regulation S-B
Exhibit Number           Description
--------------           -----------

      10.10 Lease dated January 7, 1994 by and between TCW Realty Fund IV Pennsylvania Trust and ABFS (Incorporated by reference from Exhibit 10.9 of the Registration Statement on Form SB-2 filed March 15, 1994, File No. 33-76390).

      10.11 First Amendment to Agreement of Lease by and between TCW Realty Fund IV Pennsylvania Trust and ABFS dated October 24, 1994. (Incorporated by reference from
                         Exhibit 10.9 of ABFS' Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 (the "1995 Form 10-KSB")).

      10.12 Second Amendment to Agreement of Lease by and between TCW Realty Fund IV Pennsylvania Trust and ABFS dated December 23, 1994 (Incorporated by reference from
                         Exhibit 10.10 of the 1995 Form 10-KSB).

      10.13 Third Amendment to Lease between TCW Realty Fund IV Pennsylvania Trust and ABFS dated July 25, 1995 (Incorporated by reference from Exhibit 10.11 of the 1995 Form 10-KSB).

      10.14 Promissory Note of Anthony J. Santilli, Jr. and Stock Pledge Agreement dated September 29, 1995 (Incorporated by reference from Exhibit 10.14 of the 1995 Form SB-2).

      10.15 Form of Employment Agreement with Anthony J. Santilli, Jr., Beverly Santilli and Jeffrey M. Ruben (Incorporated by reference from Exhibit 10.15 of the Amendment No. 1 to the 1996 Form SB-2).

      10.16 Amendment One to Anthony J. Santilli, Jr.'s Employment Agreement (Incorporated by reference from Exhibit 10.3 of the September 30, 1997 Form 10-QSB).

      10.17 Amendment One to Beverly Santilli's Employment Agreement (Incorporated by reference from Exhibit 10.4 of the September 30, 1997 Form 10-QSB).

      10.18 Management Incentive Plan (Incorporated by reference from Exhibit 10.16 of the 1996 Form SB-2).

      10.19 Loan and Security Agreement dated December 12, 1996 between American Business Credit, Inc. and Finova Capital Corporation (Incorporated by reference from Exhibit 10.17 of the 1996 Form SB-2).

Regulation S-B
Exhibit Number           Description
--------------           -----------


      10.20 Form of Option Award Agreement for Non-Employee Directors Plan for Non-Formula Awards (Incorporated by reference from Exhibit 10.18 of the Amendment No. 1 to the 1996 Form SB-2).

      10.21 Form of Pooling and Servicing Agreement related to the Company's loan securitizations dated March 31, 1995, October 1, 1995, May 1, 1996, August 31, 1996, February 28, 1997 and September 1, 1997 (Incorporated by reference from Exhibit 4.1 of ABFS' Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995 (the "March 31, 1995 Form 10-QSB")).

      10.22 Form of Sales and Contribution Agreement related to the Company's loan securitizations dated March 31, 1995, October 1, 1995, May 1, 1996, September 27, 1998, March 27, 1997 and September 29, 1997 (Incorporated by reference from Exhibit 4.1 of the March 31, 1995 Form 10-QSB).

      10.23 Amendments to the Interim Warehouse and Security Agreement between Upland Mortgage and Prudential Securities Realty Funding Corporation.*

      10.24 Fourth Amendment to Lease between TCW Realty Fund IV Pennsylvania Trust and ABFS dated April 9, 1996.*

      10.25 Fifth Amendment to Lease between TCW Realty Fund IV Pennsylvania Trust and ABFS dated October 8, 1996.*

      10.26 Sixth Amendment to Lease between TCW Realty Fund IV Pennsylvania Trust and ABFS dated March 31, 1997.*

      10.27 Agreement for Purchase and Sale of Stock between Stanley L. Furst, Joel E. Furst and ABFS dated October 27, 1997 (Incorporated by reference from ABFS' Current Report on Form 8-K dated October 27, 1997, File No. 0-22474).

      10.28 Credit Agreement between American Business Credit, Inc., HomeAmerican Credit, Inc., and American Business Leasing, Inc., as co-borrowers, American Business Financial Services, Inc., as parent, Texas Commerce Bank National Association, as administrative agent and certain lenders (Incorporated by reference from Exhibit
                         10.24 of ABFS' Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 filed on September 29, 1997, File No. 0-22474).

Regulation S-B
Exhibit Number           Description
--------------           -----------

      10.29 Standard Form of Office Lease and Rider to Lease dated April 2, 1993 by and between 5 Becker Associates and NJMIC.

      10.30 First Amendment of Lease by and between 5 Becker Associates and NJMIC dated July 27, 1994.

      10.31 Form of Debenture Note related to NJMIC's subordinated debt.

      10.32 Note Agreement and Promissory Note dated July 15, 1997 issued by NJMIC to N.M. Rothschild & Sons.

      10.33 Form of Standard Terms and Conditions of Servicing Agreement related to NJMIC's lease securitizations dated May 1, 1995 and March 1, 1996.

      10.34 Form of Standard Terms and Conditions of Lease Acquisition Agreement related to NJMIC's lease securitizations dated May 1, 1995 and March 1, 1996.

      10.35 Amended and Restated Specific Terms and Conditions of Servicing Agreement related to NJMIC's lease securitization dated May 1, 1995.

      10.36 Amended and Restated Specific Terms and Conditions of Lease Acquisition Agreement related to NJMIC's lease securitization dated May 1, 1995.

      10.37 Specific Terms and Conditions of Servicing Agreement related to NJMIC's lease securitization dated March 1, 1996.

      10.38 Specific Terms and Conditions of Lease Acquisition Agreement related to NJMIC's lease securitization dated March 1, 1996.

Regulation S-B
Exhibit Number           Description
--------------           -----------

      11 Statement of computation of Per Share Earnings (Included in Note 1 of the Notes to Consolidated Financial Statements).

      16 Letter on Change in Certifying Accountant (Incorporated by reference from ABFS' Current Report on Form 8-K dated March 11, 1996, File No. 0-22472).


      21                 Subsidiaries of the Company.


      23.1               Consent of Blank Rome Comisky & McCauley LLP (See
                         Exhibit 5).*

      23.2               Consent of BDO Seidman LLP.

      24                 Power of attorney (included on signature page).


      25 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1.*


      27                 Financial Data Schedule (Incorporated by reference from
                         Exhibit 27 of the September 30, 1997 Form 10-QSB).

      99.1               Form of Prospectus Supplement.*

      99.2               Advertising Materials and Order Forms.*


--------------------------------------
*      Previously filed.

           Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-B for a Registration Statement on Form SB-2.

Item 28.   Undertakings.

         (a)      As to Rule 415.

                  The small business issuer will:


                  (1) File, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:


                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                           (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The small business issuer will:

                  (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Philadelphia, Commonwealth of Pennsylvania on January 20, 1998.

                          AMERICAN BUSINESS FINANCIAL SERVICES, INC.


Date: January 20, 1998    By: /S/ ANTHONY J. SANTILLI, JR.
                              ------------------------------------------------

                              Anthony J. Santilli, Jr., Chairman, President, Chief Executive Officer, Chief Operating Officer, and Director (Duly Authorized Officer)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony J. Santilli, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                  SIGNATURE                                   CAPACITY                              DATE
                  ---------                                   --------                              ----




    /S/ ANTHONY J. SANTILLI, JR.           Chairman, President, Chief Executive Officer,       January 20, 1998
    -------------------------------------  Chief Operating Officer and Director
    Anthony J. Santilli, Jr.               (Principal Executive and Operating Officer)


    /S/ DAVID M. LEVIN                     Senior Vice President-Finance and Chief             January 20, 1998
    -------------------------------------  Financial Officer (Principal Financial and
    David M. Levin                         Accounting Officer)


    /S/ LEONARD BECKER                     Director                                            January 20, 1998
    -------------------------------------
    Leonard Becker


    /S/ RICHARD KAUFMAN                    Director                                            January 20, 1998
    -------------------------------------
    Richard Kaufman


    /s/ MICHAEL DELUCA                     Director                                            January 20, 1998
    -------------------------------------
    Michael DeLuca


    /S/ HAROLD SUSSMAN                     Director                                            January 20, 1998
    -------------------------------------
    Harold Sussman



                                  EXHIBIT INDEX


S-B Exhibit Numbers      Description
-------------------      -----------

      3.1 Amended and Restated Certificate of Incorporation (Incorporated by reference from Exhibit 3.1 of ABFS' Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996 filed on September 27, 1996, File No. 0-22472 (the "1996 Form 10-KSB")).

      3.2                Bylaws of ABFS (Incorporated by reference from Exhibit
                         3.2 of the Registration Statement on Form SB-2 filed December 27, 1996, Registration Number 333-18919 (the "1996 Form SB-2")).

      4.1 Form of unsecured Investment Note (Incorporated by reference from Exhibit 4.1 of Amendment No. 1 to the Registration Statement on Form SB-2 filed April 29, 1994, Registration Number 33-76390 (the "Form SB-2")).

      4.2 Form of unsecured Investment Note issued pursuant to Indenture with First Trust, National Association, a national banking association. (Incorporated by reference from Exhibit 4.5 of Amendment No. One to the Registration Statement on Form SB-2 filed on December 14, 1995, Registration Number 33-98636 (the "1995 Form SB-2")).

      4.3 Form of Indenture by and between ABFS and First Trust, National Association, a national banking association (Incorporated by reference from Exhibit 4.6 of the Registration Statement on Form SB-2 filed on October 26, 1995, Registration Number 33-98636).

      4.4 Form of Indenture by and between ABFS and First Trust, National Association, a national banking association.*

      4.5                Form of unsecured Investment Note.*

      5                  Opinion of Blank Rome Comisky & McCauley LLP.*

      10.1 Loan and Security Agreement between Upland Mortgage and BankAmerica Business Credit, Inc. dated May 23, 1996 (Incorporated by reference from the 1996 Form 10-KSB).

S-B Exhibit Numbers      Description
-------------------      -----------


      10.2 Amended and Restated Stock Option Plan (Incorporated by reference from Exhibit 10.2 of ABFS' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, File No. 0-22474 (the "September 30, 1997 Form 10-QSB")).

      10.3 Stock Option Award Agreement (Incorporated by reference from Exhibit 10.1 of the Registration Statement on Form S-11 filed on February 26, 1993, Registration No. 33-59042 (the "Form S-11")).

      10.4 Line of Credit Agreement by and between American Business Credit, Inc. and Eagle National Bank (Incorporated by reference from Exhibit 10.4 of Amendment No. 1 to the Registration Statement on Form SB-2 filed on April 29, 1993, Registration No. 33-59042 (the "1993 Form SB-2")).

      10.5 Agreement dated April 12, 1993 between American Business Credit, Inc. and Eagle National Bank (Incorporated by reference from Exhibit 10.5 of the 1993 Form SB-2).

      10.6 1995 Stock Option Plan for Non-Employee Directors (Incorporated by reference from Exhibit 10.6 of the Amendment No. 1 to the 1996 Form SB-2 filed on February 4, 1997 Registration No. 333-18919 (the "Amendment No. 1 to the 1996 Form SB-2")).

      10.7 Form of Option Award Agreement for Non-Employee Directors Plan for Formula Awards (Incorporated by reference from Exhibit 10.13 of the 1996 Form 10-KSB).

      10.8 1997 Non-Employee Director Stock Option Plan (including form of Option Agreement) (Incorporated by reference from Exhibit 10.1 of the September 30, 1997 Form 10-QSB).

      10.9 Interim Warehouse and Security Agreement between Upland Mortgage and Prudential Securities Realty Funding Corporation dated April 25, 1996 (Incorporated by reference from Exhibit 10.14 of the 1996 Form 10-KSB).

      10.10 Lease dated January 7, 1994 by and between TCW Realty Fund IV Pennsylvania Trust and ABFS (Incorporated by reference from Exhibit 10.9 of the Registration Statement on Form SB-2 filed March 15, 1994, File No. 33-76390).

      10.11 First Amendment to Agreement of Lease by and between TCW Realty Fund IV Pennsylvania Trust and ABFS dated October 24, 1994. (Incorporated by reference from

S-B Exhibit Numbers      Description
-------------------      -----------


                         Exhibit 10.9 of ABFS= Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 (the "1995 Form 10-KSB")).

      10.12 Second Amendment to Agreement of Lease by and between TCW Realty Fund IV Pennsylvania Trust and ABFS dated December 23, 1994 (Incorporated by reference from
                         Exhibit 10.10 of the 1995 Form 10-KSB).

      10.13 Third Amendment to Lease between TCW Realty Fund IV Pennsylvania Trust and ABFS dated July 25, 1995 (Incorporated by reference from Exhibit 10.11 of the 1995 Form 10-KSB).

      10.14 Promissory Note of Anthony J. Santilli, Jr. and Stock Pledge Agreement dated September 29, 1995 (Incorporated by reference from Exhibit 10.14 of the 1995 Form SB-2).

      10.15 Form of Employment Agreement with Anthony J. Santilli, Jr., Beverly Santilli and Jeffrey M. Ruben (Incorporated by reference from Exhibit 10.15 of the Amendment No. 1 to the 1996 Form SB-2).

      10.16 Amendment One to Anthony J. Santilli, Jr.'s Employment Agreement (Incorporated by reference from Exhibit 10.3 of the September 30, 1997 Form 10-QSB).

      10.17 Amendment One to Beverly Santilli's Employment Agreement (Incorporated by reference from Exhibit 10.4 of the September 30, 1997 Form 10-QSB).

      10.18 Management Incentive Plan (Incorporated by reference from Exhibit 10.16 of the 1996 Form SB-2).

      10.19 Loan and Security Agreement dated December 12, 1996 between American Business Credit, Inc. and Finova Capital Corporation (Incorporated by reference from Exhibit 10.17 of the 1996 Form SB-2).

      10.20 Form of Option Award Agreement for Non-Employee Directors Plan for Non-Formula Awards (Incorporated by reference from Exhibit 10.18 of the Amendment No. 1 to the 1996 Form SB-2).

      10.21 Form of Pooling and Servicing Agreement related to the Company's loan securitizations dated March 31, 1995, October 1, 1995, May 1, 1996, August 31, 1996, February 28, 1997 and September 1, 1997 (Incorporated by reference from Exhibit 4.1 of ABFS' Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995 (the "March 31, 1995 Form 10-QSB")).

S-B Exhibit Numbers      Description
-------------------      -----------


      10.22 Form of Sales and Contribution Agreement related to the Company's loan securitizations dated March 31, 1995, October 1, 1995, May 1, 1996, September 27, 1996, March 27, 1997 and September 29, 1997 (Incorporated by reference from Exhibit 4.1 of the March 31, 1995 Form 10-QSB).

      10.23 Amendments to the Interim Warehouse and Security Agreement between Upland Mortgage and Prudential Securities Realty Funding Corporation.*

      10.24 Fourth Amendment to Lease between TCW Realty Fund IV Pennsylvania Trust and ABFS dated April 9, 1996.*

      10.25 Fifth Amendment to Lease between TCW Realty Fund IV Pennsylvania Trust and ABFS dated October 8, 1996.*

      10.26 Sixth Amendment to Lease between TCW Realty Fund IV Pennsylvania Trust and ABFS dated March 31, 1997.*

      10.27 Agreement for Purchase and Sale of Stock between Stanley L. Furst, Joel E. Furst and ABFS dated October 27, 1997 (Incorporated by reference from ABFS' Current Report on Form 8-K dated October 27, 1997, File No. 0-22474).

      10.28 Credit Agreement between American Business Credit, Inc., HomeAmerican Credit, Inc., and American Business Leasing, Inc., as co-borrowers, American Business Financial Services, Inc., as parent, Texas Commerce Bank National Association, as administrative agent and certain lenders (Incorporated by reference from Exhibit
                         10.24 of ABFS' Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 filed on September 29, 1997, File No. 0-22474).

      10.29 Standard Form of Office Lease and Rider to Lease dated April 2, 1993 by and between 5 Becker Associates and NJMIC.

      10.30 First Amendment of Lease by and between 5 Becker Associates and NJMIC dated July 27, 1994.

      10.31 Form of Debenture Note related to NJMIC's subordinated debt.

      10.32 Note Agreement and Promissory Note dated July 15, 1997 issued by NJMIC to N.M. Rothschild & Sons.

S-B Exhibit Numbers      Description
-------------------      -----------


      10.33 Form of Standard Terms and Conditions of Servicing Agreement related to NJMIC's lease securitizations dated May 1, 1995 and March 1, 1996.

      10.34 Form of Standard Terms and Conditions of Lease Acquisition Agreement related to NJMIC's lease securitizations dated May 1, 1995 and March 1, 1996.

      10.35 Amended and Restated Specific Terms and Conditions of Servicing Agreement related to NJMIC's lease securitization dated May 1, 1995.

      10.36 Amended and Restated Specific Terms and Conditions of Lease Acquisition Agreement related to NJMIC's lease securitization dated May 1, 1995.

      10.37 Specific Terms and Conditions of Servicing Agreement related to NJMIC's lease securitization dated March 1, 1996.

      10.38 Specific Terms and Conditions of Lease Acquisition Agreement related to NJMIC's lease securitization dated March 1, 1996.

      11 Statement of computation of Per Share Earnings (Included in Note 1 of the Notes to Consolidated Financial Statements).

      16 Letter on Change in Certifying Accountant (Incorporated by reference from ABFS' Current Report on Form 8-K dated March 11, 1996, File No. 0-22472).

      21                 Subsidiaries of the Company.

S-B Exhibit Numbers      Description
-------------------      -----------


      23.1               Consent of Blank Rome Comisky & McCauley LLP (See
                         Exhibit 5).*

      23.2               Consent of BDO Seidman LLP.

      24                 Power of attorney (included on signature page).

      25 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1.*

      27                 Financial Data Schedule (Incorporated by reference from
                         Exhibit 27 of the September 30, 1997 Form 10-QSB).

      99.1               Form of Prospectus Supplement.*

      99.2               Advertising Materials and Order Forms.*


--------------------------------------
*      Previously filed.


           Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-B for a Registration Statement on Form SB-2.